EXHIBIT 99.1
                                                                    ------------

================================================================================





                                  ANNUAL REPORT
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005

                                       OF

                        FINANCIAL INDUSTRIES CORPORATION

                     6500 RIVER PLACE BOULEVARD, BUILDING I
                               AUSTIN, TEXAS 78730
                                 (512) 404-5000



                         SPECIAL NOTE ABOUT THIS REPORT

THIS ANNUAL REPORT IS BEING ISSUED AT THIS TIME TO PROVIDE SHAREHOLDERS OF FIC WITH INFORMATION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005.

THIS REPORT DOES NOT COMPLY WITH THE DISCLOSURE REQUIREMENTS FOR ANNUAL REPORTS ON FORM 10-K IN THE FOLLOWING RESPECTS:

o THE FINANCIAL STATEMENTS INCLUDED IN THIS ANNUAL REPORT HAVE NOT BEEN AUDITED. THE AUDIT WITH RESPECT TO THE COMPANY'S FISCAL YEAR ENDED DECEMBER 31, 2005 IS CURRENTLY IN PROCESS. AS A RESULT, THE INFORMATION INCLUDED HEREIN IS SUBJECT TO CHANGE IN CONNECTION WITH THE COMPLETION OF THE 2005 AUDIT.

o THE REPORT ON DISCLOSURE CONTROLS AND PROCEDURES OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IS NOT INCLUDED IN THIS ANNUAL REPORT BECAUSE THE 2005 AUDIT PROCESS HAS NOT BEEN COMPLETED. THE REPORT OF THE COMPANY'S MANAGEMENT INCLUDED IN ITEM 9A IS SUBJECT TO CHANGE IN CONNECTION WITH THE COMPLETION OF MANAGEMENT'S TESTING OF INTERNAL CONTROL OVER FINANCIAL REPORTING AND THE COMPLETION OF THE 2005 AUDIT BY THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.


Securities Registered pursuant to Section 12(b) of the Act: None

Securities Registered pursuant to Section 12(g) of the Act: Common Stock, $.20 par value

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. YES [ ] NO [X ]

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. YES[ ] NO [X]

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES [ ] NO [X]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (ss. 229.405 of this chapter) is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Annual Report or any amendment to this Annual Report. [X]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of "accelerated filer and large accelerated filer" in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer[_]     Accelerated filer[X]     Non-accelerated filer[_]

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Act). YES [ ] NO [X]

The aggregate market value of the voting and non-voting common stock held by non-affiliates of the Registrant on June 30, 2005, based on the closing sales price on the National Quotation Bureau's Pink Sheet quotation service ($8.00), was $74,872,392.

The number of shares outstanding of Registrant's common stock on September 30, 2006, was 9,869,504.
================================================================================

FORWARD-LOOKING STATEMENTS

Except for historical factual information set forth in this Annual Report, the statements, analyses, and other information contained herein, including but not limited to, statements found in Item 1 - Description of the Business, Item 3 - Legal Proceedings, and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations, relating to trends in our operations and financial results, the markets for our products, future results, the future development of our business, and the contingencies and uncertainties to which we may be subject, as well as other statements including words such as "anticipate," "believe," "plan," "budget," "could," "designed," "estimate," "expect," "intend," "forecast," "predict," "project," "may," "might," "should" and other similar expressions constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are made based upon management's current expectations and beliefs concerning financial results and economic conditions and are subject to known and unknown risks, uncertainties and other factors contemplated by the forward-looking statements. These factors include, among other things: (1) general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect the ability of Financial Industries Corporation ("FIC," "the Company," or the "Registrant") to sell its products, the market value of FIC's investments and the lapse rate and profitability of policies; (2) FIC's ability to achieve anticipated levels of operational efficiencies and cost-saving initiatives; (3) customer response to new products, distribution channels and marketing initiatives; (4) mortality, morbidity and other factors that may affect the profitability of FIC's insurance products; (5) FIC's ability to develop and maintain effective risk management policies and procedures and to maintain adequate reserves for future policy benefits and claims; (6) changes in the federal income tax laws and regulations that may affect the relative tax advantages of some of FIC's products; (7) increasing competition in the sale of insurance products; (8) the effect of regulation and regulatory changes or actions, including those relating to regulation of insurance products and insurance companies; (9) ratings assigned to FIC's insurance subsidiaries by independent rating organizations such as A.M. Best Company, which FIC believes are particularly important to the sale of accumulation-type products; (10) the performance of our investment portfolios; (11) the effect of changes in standards of accounting; (12) the effects and results of litigation; (13) business risks and factors described elsewhere in this report, including, but not limited to, Item 1 - Description of the Business, Item 3 - Legal Proceedings, and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations, and (14) other factors discussed in the Company's other filings with the SEC, which are available free of charge on the SEC's website at www.sec.gov. You should read carefully the above factors and all of the other information contained in this report. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to the Company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. There can be no assurance that other factors not currently anticipated by management will not also materially and adversely affect our results of operations. Each forward-looking statement speaks only as of the date of the particular statement and the Company undertakes no obligation to update or revise any forward-looking statement.

                                     PART I


ITEM 1. DESCRIPTION OF THE BUSINESS

Please refer to "Forward-Looking Statements" on page 2 of this Annual Report.

GENERAL DEVELOPMENT OF THE BUSINESS

Financial Industries Corporation ("FIC," the "Company," or the "Registrant") is a holding company engaged primarily in the life insurance business through its ownership of Family Life Insurance Company ("Family Life") and Investors Life Insurance Company of North America ("Investors Life"). Organized as an Ohio corporation in 1968, FIC reincorporated in Texas in 1980. FIC and its insurance subsidiaries have substantially identical management; officers allocate their time among FIC and its subsidiaries in accordance with the needs of the Company's business. FIC's executive offices are located at 6500 River Place Boulevard, Building I, Austin, Texas 78730.

Through 1984, FIC's principal business was the sale and underwriting of life and health insurance, mainly in the midwestern and southwestern United States. From 1985 to 1987, FIC acquired a 48.1% equity interest in InterContinental Life Corporation ("ILCO"). At that time, ILCO was a publicly traded New Jersey corporation engaged in the sale and underwriting of life insurance and annuities through various subsidiaries. In 1991, FIC purchased Family Life, a Washington-based life insurance company, from Merrill Lynch Insurance Group, Inc. In 2001, FIC acquired the remaining shares of ILCO through a merger of a subsidiary of FIC with and into ILCO. See "Acquisitions and Divestitures-Acquisition of Investors Life."

Until September 2002, the business and affairs of the Company were led by its former Chairman, CEO, and President, Roy Mitte. After Mr. Mitte's termination as an executive officer, the Company in 2003 entered into several initiatives (see "Purchase and Sale of `New Era' Companies" and "Investment of Assets" below). In 2003, a proxy contest relating to the election of directors resulted in the election in August 2003 of a majority of the board of directors from among the dissident candidates. Since August 2003, this newly constituted Board (the "new Board") has taken substantial steps (described elsewhere in this document) intended to stabilize the business and refocus FIC's growth strategy.

CHANGES IN MANAGEMENT

Since August 2003, the new Board has brought in new management to run the Company. The CEO and President (Eugene Payne), Chief Financial Officer (George
Wise), Chief Marketing Officer (William P. Tedrow), Vice President for Operations (John Welliver), Vice President for Information Technology (Tom Richmond), Corporate Communications Officer (Robert Cox), and Corporate Affairs

Officer (Bob Bender) have all left the Company. They were replaced by a new non-employee Chairman of the Board (R. Keith Long), CEO and President (J. Bruce Boisture), Senior Vice President - Operations (Michael P. Hydanus), and CFO (Vincent L. Kasch). Also during this period Charles B. Cooper served as Chief Operating Officer from February through December 2004. In November 2005, J. Bruce Boisture resigned as CEO and President. Following the resignation of J. Bruce Boisture, Michael P. Hydanus was named as Interim CEO. In December 2005, Theodore A. Fleron, who had served as Vice President, General Counsel and Secretary of FIC, retired. He continues to be available as a consultant to the Company.

In addition, FIC had changes to its board of directors during this period as both Messrs. Payne and Boisture resigned their board positions and Robert Nikels joined the Board in November 2005, filling the position left vacant by the resignation of Salvador Diaz-Verson in July 2005.

EXPLORATION OF STRATEGIC ALTERNATIVES

In the Company's Form 8-K filed on June 9, 2006, the Board announced that it has retained Keefe, Bruyette & Woods, Inc. as its financial advisor to explore strategic alternatives of the Company to enhance shareholder value, including, but not limited to, the potential sale of the Company or its insurance subsidiaries. There can be no assurance that a transaction will result and the Company does not currently intend to disclose developments regarding its exploration unless and until the Board has approved a specific transaction.

CHANGE IN DOMICILIARY STATE

Prior to March 2004, FIC's insurance company subsidiaries were chartered and regulated by the State of Washington and maintained insurance-related operations in Seattle, Washington, pursuant to an agreement with the Washington Department of Insurance. In 2003, FIC's insurance company subsidiaries applied to the Insurance Departments in Washington and Texas for permission to redomesticate to Texas. The applications were approved in March 2004. The transfer of the Company's insurance charters to Texas (in connection with consolidating its insurance operations in Texas) has helped it to achieve regulatory and operating efficiencies.

CREATION OF NEW INSURANCE SERVICE COMPANY

In June 2004, with the approval of the Texas Department of Insurance, FIC established a new insurance services subsidiary, FIC Insurance Services, L.P. This new entity provides management, operating and administrative services to both Family Life and Investors Life, on a fee basis. This structure enables FIC to improve cash flow at the holding company level.

ACQUISITIONS AND DIVESTITURES

For much of its history, FIC has pursued a growth-by-acquisition strategy. A series of acquisitions, divestitures, and related financing has substantially shaped the current Company.

Acquisition of Family Life. In 1991, FIC acquired Family Life, a Washington-based life insurance company, from Merrill Lynch Insurance Group, Inc. Family Life's primary business is the underwriting and sale of mortgage protection life insurance to customers who are mortgage borrowers from financial institutions with which Family Life has marketing relationships. Family Life distributes its insurance products primarily through a national career agency sales force. See "Insurance Subsidiaries - Family Life".

Acquisition of Investors Life. From 1985 to 1987, FIC acquired an equity interest (approximately 48%) in InterContinental Life Corporation ("ILCO"), a public company that owned several life insurance companies. In December 1988, ILCO acquired Investors Life. During the 1990s, ILCO acquired several other insurance companies and merged its insurance subsidiaries into Investors Life. In May 2001, FIC acquired the remaining 51.9% of ILCO, making Investors Life an indirect, wholly-owned subsidiary of FIC. See "Insurance Subsidiaries - Investors Life."

Purchase and Sale of "New Era" Companies. In June 2003, the Company acquired several small companies collectively known as the "New Era" companies. These companies (Paragon Benefits, Inc., The Paragon Group, Inc., and Paragon National, Inc. (collectively referred to as "Paragon"), Total Consulting Group, Inc., and JNT Group, Inc. ("JNT")) were in several related businesses: consulting in the design of planned benefit programs for secondary school systems, investment advisory services for such plans and for other clients, insurance brokerage to participants in such plans, and third-party administrative services to such plans. The acquisition, made through a non-insurance subsidiary, cost approximately $4.9 million, of which $646,000 was paid in the form of FIC common stock. Also in connection with the acquisition, six principals/employees of the New Era companies obtained long-term (three-year to five-year) employment contracts, in connection with which they were to receive FIC stock, allocated as part of the Stock Purchase Agreements, with a market value of approximately $2.4 million as of the date of the Stock Purchase Agreements in June 2003.

The performance of the New Era companies after the acquisition was substantially below plan. By the fourth quarter of 2003, the Company had advanced approximately $1 million in working capital to the New Era companies. JNT, the third-party administration company, required extensive reworking of its recordkeeping systems during this period as well, along with a $200,000 infusion from FIC into the fiduciary accounts maintained by JNT for its customers. One of the New Era principals resigned during this period, alleging "good reason" under the provisions of his employment agreement; see Item 3-Legal Proceedings-Litigation with Former Employee. On December 3, 2003, the remaining five New Era principals/employees notified the Company that they were resigning their employment, effective as of December 16, 2003, alleging that such resignations were for "good reason" under the provisions of their employment agreements. The Company notified the individuals that it disputed the "good reason" claim, and that their resignations would be viewed as a breach of their employment agreements.

After reviewing the long-term prospects for the New Era companies, the Company decided in December 2003 to sell them. In light of the significant operating loss that had been generated by these companies since the June 2003 acquisition, their significant use of working capital during the same period, and the perceived poor future prospects for the businesses, the New Era companies were resold to five of the New Era principals for one dollar. The sale closed on December 31, 2003.

In connection with the sale, the employment contracts of the five principals/employees were cancelled and FIC stock, with a market value of approximately $2.1 million as of December 31, 2003, that would otherwise have been payable to the five principals/employees, reverted to the Company. In consideration for the cancellation of the five principals'/employees' employment contracts, the principals received a payment of $10,000 each from the Company. See, also, "Item 3-Legal Proceedings-Litigation with Former Employee of Subsidiary."

ACQUISITION-RELATED FINANCING

Financing for Family Life Acquisition. The acquisition of Family Life in 1991 was financed in part through loans obtained from various third-party financing sources. By 1996, these loans had been replaced entirely by subordinated loans from Investors Life to FIC and Family Life Corporation. The outstanding balance on these loans at December 31, 2005, and June 30, 2006, was $15.4 million. With the approval of the Texas Department of Insurance, these loans were restructured as of March 18, 2004. As amended, the loans provide for a reduction in the interest rate from 9% to 5% for the balance of the term of the loans, no required principal payments for the period from June 12, 2004, to December 12, 2005, a resumption of principal payments on March 12, 2006, and ten equal quarterly principal payments until the maturity date of June 12, 2008. Again with the approval of the Texas Department of Insurance, the loans were restructured as of March 9, 2006. As amended, the loans provide for a moratorium on principal payments for the period from March 12, 2006 to December 12, 2006, with principal payments to resume on March 12, 2007, with ten equal quarterly principal payments until the maturity date of June 12, 2009.

Because Investors Life is a wholly owned subsidiary of FIC, these loans do not appear on FIC's consolidated balance sheets. The debt service associated with the loans, however, does affect FIC's cash flow requirements, as well as the ability of FIC's insurance subsidiaries to generate dividends or other cash flow to FIC. This debt service obligation also affects FIC's ability to pay dividends to its shareholders.

FIC Borrowing in 2003. In May 2003, FIC borrowed $15.0 million by issuing subordinated notes. It used the proceeds in part for the acquisition of the New Era companies (see "Purchase and Sale of `New Era' Companies," below) and in part for general corporate purposes. The notes bear interest at LIBOR plus 4.2%, require the payment only of interest through May 22, 2033, and require repayment of the entire $15.0 million of principal on May 22, 2033. For a more extensive description of the notes, see Note 6 to the consolidated financial statements.

FINANCIAL INFORMATION ABOUT SEGMENTS

The principal operations of the Company's insurance subsidiaries are the underwriting of life insurance products. Accordingly, no separate segment information is required to be provided by the Company for the three-year period ended December 31, 2005.

DESCRIPTION OF THE BUSINESS

INSURANCE SUBSIDIARIES

The Company markets and sells life insurance products through agents of its insurance subsidiaries, Family Life and Investors Life. Effective April 1, 2004, the distribution of fixed annuity products was temporarily discontinued. During 2005 and 2004, the Company received $1.4 million and $5.8 million, respectively, of deposits under annuity contracts. The Company may resume the marketing of fixed annuity products in the future, depending upon market conditions and the development of new products that are more competitive; however, no definite date has been set for resumption of such sales.

Family Life. Family Life, which was organized in the State of Washington in 1949 and redomesticated to the State of Texas in 2004, specializes in providing mortgage protection life insurance to mortgage loan borrowers. Family Life believes that it is the only nation-wide captive-agent life insurance company operating primarily through leads from financial institutions. As of September 30, 2006, Family Life has contractual relationships with approximately 70 mortgage-service organizations across the country. This includes both mortgage-service companies actively marketing Family Life's programs on an on-going basis and mortgage-service companies that do not market with Family Life but do allow insureds the convenience of including their premium payment with the monthly mortgage payment. Family Life has strong contractual relationships with many of the A-paper mortgage servicers and the top subprime lenders in the U.S. In recent years, certain mortgage-service companies have developed their own distribution systems for insurance products that are in competition with Family Life products, which has resulted in a decrease in revenues from some of the organizations with whom Family Life retains relationships. Family Life is currently evaluating alternatives to mitigate the effects of this development.

Family Life's mortgage protection business consists of term and universal life insurance sold to homeowners. Generally, the Family Life insurance policies are designed to repay or reduce the mortgage balances of policyholders in the event of their death. These policies are sold primarily to customers of independent financial institutions, often facilitated by a current list of borrowers provided by the financial institution. These policies may list the lending financial institution as the primary beneficiary of the life insurance policy. A key feature of the Family Life system is the ability to bill and collect premiums through the policyholder's monthly mortgage payments. This system enables Family Life to provide a convenient solution to the financial security needs of the under-served and under-protected low-to-moderate income homeowner market, which is currently its primary market.

Even though Family Life has historically been well served by its sales and marketing approaches, due to the changing demographics and competitive realities of this market, as of June 1, 2006, the Company has significantly reduced its focus on the utilization of lender leads and has moved most of the Family Life sales capacity to its other insurance subsidiary, Investors Life, as a new division called the "Family Sales Division."

Family Life maintains its licenses to sell annuity and life insurance products in 49 states and the District of Columbia (not licensed to sell in New York) as of November 30, 2006. In 2005, Family Life derived premium income from all states in which it was licensed, with Texas, California and Florida accounting for approximately 31%, 20% and 5% of statutory premiums, respectively.

In 2005, direct statutory premiums received on Family Life's life insurance products totaled $27.0 million. This compares to $28.8 million in 2004 and $32.8 million in 2003. First-year premium received was $4.0 million in 2005, compared to $3.6 million in 2004 and $4.1 million in 2003. See also "Agency Operations - Family Life Distribution System."

Direct deposits from the sale (first-year and renewal premiums) of fixed annuity products (which were temporarily discontinued in April 2004) were approximately $57,000 in 2005, compared to $39,000 in 2004 and $1.3 million in 2003.

Investors Life. During 2005, Investors Life was engaged primarily in administering its existing portfolio of individual life insurance and annuity policies. Investors Life is licensed to sell individual life insurance and annuity products in 49 states (not licensed in New York), the District of Columbia, and the U.S. Virgin Islands as of September 30, 2006. These products were marketed through independent, non-exclusive general agents. In 2005, Investors Life derived premium income from all states in which it was licensed, with the largest amounts, 13%, 8%, 8% and 7%, derived from Pennsylvania, California, Ohio, and New Jersey, respectively.

Products currently underwritten by Investors Life include a universal life insurance plan that ranks favorably to similar products offered by its competitors with regard to guaranteed and current assumption cash values. Universal life insurance provides death benefit protection with flexible premium and coverage features, and the crediting of interest on cash values, at company-declared current interest rates. Under the flexible premium policies, policyholders may vary the amounts of their coverage (subject to minimum and maximum limits) as well as the dates of payments and frequency of payments.

In addition, Investors Life has introduced a series of level-term life products aimed at the mortgage-protection market that feature competitive rates and a guaranteed return of premium option. The Company has also offered, but has temporarily discontinued the sale of, fixed annuity products. In 2005, Investors Life introduced a new whole life product (the "Final Expense Product") designed to compete in the 50 to 85 year-old population market. This product is a simplified issue product which had allowed Investors Life to improve its agent and customer support. The Final Expense Product has allowed Investors Life to enter into the new niche market of the 50 to 85 year-old population.

Direct statutory premiums received from all types of life insurance policies sold by Investors Life were $33.1 million in 2005, as compared to $35.4 million in 2004 and $38.9 million in 2003. Investors Life received reinsurance premiums from Family Life of $3.8 million in 2005, pursuant to the reinsurance agreement for universal life products written by Family Life. First-year premiums received were $178,000 in 2005, as compared to $251,000 in 2004 and $1.1 million in 2003.
The reduction in premiums received during the period from 2003 to 2005 and the relatively small amounts of first-year premiums received are a significant concern of the Company's management, which is studying steps that are designed to increase the distribution of products written by Investors Life. See also "Agency Operations - Investors Life Distribution System."

Direct deposits from the sale (first-year and renewal premiums) of fixed annuity products were $20,000 in 2005, compared to $5.2 million in 2004 and $20.5 million in 2003.

Investors Life also sponsors a variable annuity separate account, through which it has offered single premium and flexible premium policies. The policies provide for the contract owner to allocate premium payments among four different portfolios of Putnam Variable Trust (the "Putnam Fund"), a series fund which is managed by Putnam Investment Management, Inc. As of December 31, 2005, the assets held in the separate account totaled $25.6 million. During 2005, the premium received in connection with these variable annuity policies was $38,000, which was received from existing contract owners. Investors Life no longer actively markets these products.

The separate account business of Investors Life also includes approximately $316.1 million of deposits under investment, or "wraparound", annuity policies as of December 31, 2005. These policies were written during the 1970s, prior to FIC's purchase of Investors Life. Investors Life (which was known as First Investment Annuity Company at that time) discontinued the sale of this type of policy following the issuance of a ruling by the IRS in 1977 that revoked prior rulings pertaining to the tax deferral of the inside build-up under the policies. However, the tax deferred treatment of policies issued prior to the 1977 ruling was grandfathered. Following the ruling, Investors Life reinsured 90% of the risk under this business with an independent life insurer, which also assumed responsibility for the administration of the policies. In June 2006, Investors Life recaptured the business, pursuant to the terms of the reinsurance agreement, and assumed responsibility for the administration of this block of business. Investors Life anticipates that this recaptured business will increase revenues in 2006 and future years. However, since the level of deposits under the policies has been declining over time, as annuitants die and policies are surrendered, the Company is not able to estimate the amount of fees that it will receive from this business in future years.

Investors Life also maintains a closed variable annuity separate account, with approximately $10.1 million of assets as of December 31, 2005. The separate account was closed to new purchases in 1981 as a result of an IRS ruling that adversely affected the status of variable annuity separate accounts that invest in publicly-available mutual funds. The ruling did not adversely affect the status of in-force contracts.

Through its affiliate, ILG Sales Corporation, Investors Life operates a distribution system for the products of third-party life insurance companies. The marketing arrangement makes available, to appointed agents of Investors Life, types of life insurance and annuity products not currently being offered by Investors Life. The underwriting risk on the products sold under this arrangement is assumed by the third-party insurer. The Company's appointed agents receive commissions on the sales of these products and the Company's marketing subsidiary, ILG Sales Corporation, receives an override commission. During 2005, ILG Sales Corporation received override revenues of $244,000 through this distribution system. At December 31, 2004, Investors Life had relationships with approximately 200 agents engaged in this marketing effort as well as the sale of Investors Life's own products. At September 30, 2006, reflecting the reorganization of the Investors Life distribution system described below, only 45 agents were licensed to sell both the products of Investors Life and those of unrelated companies available through ILG Sales Corporation.

The Company, as it builds the distribution of Investors Life's own products, is phasing out the sale of third-party products. At September 30, 2006, further reflecting the reorganization of the Investors Life distribution system, there were 945 agents, which included 345 appointed agents, 467 agents contracted through a third-party independent marketing organization, and 133 captive agents, licensed to sell products of Investors Life.

As mentioned previously, effective June 1, 2006, most of the sales division from FIC's other insurance subsidiary, Family Life, has been moved into Investors Life as the new "Family Sales Division."

AGENCY OPERATIONS

The products of FIC's insurance subsidiaries are marketed and sold through two separate distribution channels.

Family Life Distribution System. Family Life utilizes a nationwide exclusive agent force to sell its products. This agent force sells mortgage protection life insurance and, prior to April 2004, annuity products. The products are sold primarily to customers of Family Life's client financial institutions with mortgage loans under $150,000, usually through a list of borrowers provided by the financial institution. Family Life works closely with the financial institutions to maintain the Family Life lead systems, which have been built from the loan portfolios of each active financial institution. Family Life agents canvass in person the mortgage borrowers of the financial institutions that are active on the Family Life lead system to offer the borrowers the opportunity to purchase mortgage protection insurance (term or universal life insurance products).

Family Life has also implemented a program to work with lenders as "set-up only," in which a mortgage lending institution does not furnish leads but will collect and remit premiums from its borrowers.

A principal focus of Family Life's marketing activity is the development and maintenance of contractual agreements with the financial institutions that provide referrals to, and collect monthly premiums from, their borrowers for Family Life insurance plans. Family Life has established a regional manager-district manager structure, with all compensation to managers and agents on a variable basis, based on sales production.

During the last few years, Family Life has experienced changing demographics in the types of polices that its historic market can afford. In addition, during years with low interest rates, policyholders are refinancing mortgages with other lenders, leading to the challenge of keeping the policies in force that were once billed by the previous lender. Based upon these changes, Family Life is currently evaluating how these industry changes affect its distribution system.

Investors Life Distribution System. Through 2004, Investors Life contracted with independent, non-exclusive agents, general agents and brokers nation-wide to sell its products. Such agents and brokers also sold insurance products for companies in competition with Investors Life. To attract agents and enhance the sale of its products, Investors Life has sought to pay competitive commission rates and provide other sales inducements.

Investors Life has reorganized its distribution system to enhance its ability to distribute its life insurance products. In connection with this reorganization, Investors Life has eliminated several layers of salaried sales managers and substituted a system of personal producing agents ("PPGAs") managed directly from the home office. The Company believes that this PPGA system better suits the current sales level and enables Investors Life to provide an attractive level of commissions to agents. At September 30, 2006 the Company had 345 of these agents.

In 2005, Investors Life entered into a relationship with Ultra, Inc. ("Ultra"), an independent marketing organization ("IMO") based in Kentucky, to distribute Investors Life's new Final Expense Product. Ultra currently has 467 agents selling the Final Expense Product. Investors Life is looking into marketing this product through its own independent agents as well as other IMOs.

In 2005, Investors Life also transitioned a significant portion of its Final Expense Product processing to a third party, Direct Insurance Marketing Administrators Corporation ("DIMA"). DIMA performs the file setup and all pre-underwriting functions. Investors Life makes the underwriting decision for each policy, and after DIMA receives the underwriting decision, prints and mails the accepted policies to the policyholders. Investors Life pays a fixed fee of $45 for each Final Expense policy issued. Because fees are only paid based on policies issued, this reduces the overhead cost of Investors Life with its Final Expense Product.

As an ongoing part of the reorganization of our distribution systems, Investors Life transitioned the exclusive agents of Family Life to the new "Family Sales Division" of Investors Life. The creation of this new Division affords these agents an expanded, more competitive portfolio of products and improved sales methods designed to improve the overall marketability of the Company products to the mortgage protection market. Because of these structural marketing changes, Family Life's new business premium will be significantly reduced. While the official target date for this transition was the third quarter of 2006, a total of 133 agents have been transitioned through September 30, 2006.

Similar to the sales and marketing approaches historically used within Family Life, the new Family Sales Division of Investors Life continues to focus on the mortgage protection market, and it has more recently established a supplemental leads program through which leads are obtained from public records (e.g., county loan records).

Marketing Agreement with Equita. In June 2003, in connection with the New Era transaction described above, the Company entered into a marketing agreement with Equita Financial and Insurance Services of Texas, Inc. ("Equita"). Under the terms of the agreement, and subject to standards of commercial reasonableness and its own rate-of-return thresholds, the Company undertook to develop various insurance and annuity products for distribution by Equita. It granted Equita an exclusive right to distribute these products specifically to persons over the age of 55, and also granted Equita options for the purchase of FIC stock contingent on Equita meeting certain sales targets pursuant to an option agreement. Since Equita did not meet the sales target called for under the terms of the option agreement, the options expired as of December 31, 2005.

Beginning in June 2003, FIC undertook the development of both annuity and insurance products for distribution by Equita. As of December 31, 2004, however, Equita had not begun the distribution of any FIC products. In February 2004, Equita informed FIC that Equita regarded FIC to be in breach of several of FIC's obligations under the marketing agreement. In June 2005, Equita commenced litigation against FIC pertaining to matters arising out of the option agreement. See "Item 3-Legal Proceedings-Litigation with Equita Financial and Insurance Services of Texas, Inc. and M&W Insurance Services, Inc."

INVESTMENT OF ASSETS

From February through August 2003, FIC's investment of its securities portfolio was directed by its internal investment committee. In August, 2003, when the new Board took office, it suspended the investment authority of the internal investment committee and halted all trading. The Company retained Conning Asset Management Company ("Conning") as the investment manager for the Company's investment assets in October, 2003. Conning now manages the portfolio investment and investment accounting for the Company, reporting directly to the Investment Committee of the Board of Directors and to the Company's CEO. The new Board's Investment Committee has also adopted new Investment Policies for both Investors Life and Family Life.

The Company, with the assistance of Conning, began actively managing its asset/liability matching in 2004. Of FIC's invested assets, 67.4 % were in fixed maturity securities available for sale at December 31, 2004. At December 31, 2004, this portfolio consisted of 12% in government securities, 51% in corporate obligations, and 37% in mortgage-backed and asset-backed securities.

The general investment objective of the Company emphasizes the selection of short-to-medium term, high-quality, fixed-income securities, rated Baa-3 (investment grade) or better by Moody's Investors Service, Inc. In October 2005, the Board authorized Conning to invest up to $20 million for Investors Life and $5 million for Family Life in investments that are rated below investment grade. This change in policy provides flexibility to Investors Life and Family Life to enhance overall portfolio performance under various market conditions or event-driven opportunities.

At December 31, 2005, invested assets (including cash and cash equivalents) totaled $707 million. Of FIC's invested assets, 84% were in fixed maturity securities available for sale at December 31, 2005. At December 31, 2005, this portfolio consisted of 27.4% in government securities, 46.5% in corporate obligations, and 26.1% in mortgage-backed and asset-backed securities.

As described in more detail in "Item 2 - Properties," Investors Life owned a significant real estate development, River Place Pointe, located in Austin, Texas. Investors Life sold the development on June 1, 2005, for a gross purchase price of $103 million. As a result of the sale of River Place Pointe, an analysis was conducted by Conning to maximize the risk/return profile of the reinvestment of the sales proceeds and the overall asset/liability duration efficiency for the Investors Life portfolio. As a result of Conning's analysis, reinvestment of the proceeds into investment grade securities was made throughout the second half of 2005. The execution of this strategy lengthened the duration of the investment securities portfolio, thereby replacing the duration effects of the sale of the River Place Pointe assets.

The assets held by Family Life and Investors Life must comply with applicable state insurance laws and regulations. In selecting investments for the portfolios of its life insurance subsidiaries, the Company emphasizes obtaining targeted profit margins, while minimizing the exposure to changing interest rates. In making such portfolio selections, the Company generally does not select new investments that are commonly referred to as "high yield" or "below-investment grade." However, as described above, beginning in late 2005, the Company has allocated small portions of its investments to such securities.

The Company also maintains a portion of its investment assets in each of the following categories: real estate held for sale, short-term investments, equity securities, and policy loans. Most significant has been its investment in real estate, which totaled $77.2 million at the end of 2004. This consisted almost entirely of the Company's prior investment in River Place Pointe, a seven-building office complex in Austin, Texas. The Company occupies one of the buildings as its home office. The Company sold the River Place Pointe development on June 1, 2005, for a total consideration of $103 million. The Company realized a gain of $10.1 million on the sale, which includes both a current 2005 realized gain of $8 million and a deferred gain of $2.1 million to be recognized over the period from the sale date through March 31, 2008.

For a further discussion of FIC's invested assets, see "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Investments."

OPERATIONS AND DATA PROCESSING

Operations. During 2004, the Company completed the process of consolidating all of its insurance operations to its home office in Austin, Texas. The Company had previously conducted its day-to-day insurance operations in both its home office and a separate facility in Seattle, Washington for Family Life. It also maintained a substantial records storage facility in Seattle. During the second half of 2003 and the first quarter of 2004, the Company moved its Family Life operations from Seattle to Austin. The consolidation of its insurance operations allowed the Company to eliminate its Seattle staff without any increase in staffing in Austin. As part of this facility closure and resulting employee terminations, severance benefits were paid to employees. Severance costs incurred in 2005 and 2004 were $68,000 and $83,000, respectively.

Overall, the Company has reduced its staffing from its highpoint of 318 in June 2003 to 156 as of December 31, 2005, and to 134 as of September 30, 2006, thereby substantially reducing operating costs. Through ongoing improvements in systems and in operating procedures and efficiencies, the Company is seeking to make additional improvements in its operating costs per policy.

Data Processing. The Company provides for its data processing and control needs with modern industry-standard mainframe equipment, supplemented by network computing utilizing multiple servers. Current versions of the operating system and file maintenance software have been installed and are in operation. The Company maintains its own web sites, and separate sites for the policyholders and the agents of both of the insurance affiliates. The Company believes it has the capacity with existing systems to handle substantial increases in its business, and expects no significant additional investments in data processing facilities would be required for such increases. The Company expects to make additional efforts in the future to improve work processes and reduce expense levels.

REINSURANCE AND RESERVES

FIC's insurance subsidiaries limit the maximum net losses they may incur from large risks by reinsuring with other carriers. Such reinsurance provides for a portion of the mortality risk to be retained by FIC's insurance subsidiaries with the excess being ceded to a reinsurer at a premium set forth in a schedule based on the age and risk classification of the insured. The reinsurance treaties include allowances that help Family Life and Investors Life offset the expense of writing new business. Although reinsurance does not eliminate the exposure of FIC's insurance subsidiaries to losses from risks insured, the net liability of such subsidiaries will be limited to the portion of the risk retained, provided that the reinsurers meet their contractual obligations. If the cost of reinsurance were to increase, if reinsurance were to become unavailable, or if a reinsurer should fail to meet is obligations, the Company could be adversely affected.

Investors Life generally retains the first $100,000 to $250,000 of risk on the life of any individual on its in-force block of life policies; it has initiated a recapture program to increase this limit to $250,000 on most of these policies when available under the terms of the applicable reinsurance treaty. On its in-force block of business, Family Life generally retains the first $250,000 of risk on the life of any one individual.

On certain products being written by FIC's insurance subsidiaries (which amounted to approximately 23% of new business written in 2005), the risk was reinsured on a percentage basis with Family Life retaining either 50% or 10% of the risk depending on the face amount of the policy. The reinsurer on this portion of the business, as part of its general withdrawal from the life reinsurance market, terminated these reinsurance agreements with respect to new business written on and after January 18, 2005. The reinsurer will continue to remain obligated with regard to policies issued and reinsured under the agreements prior to that date. The Company replaced these reinsurance agreements with new reinsurance arrangements under which, with regard to these types of business, the Company retains all risks up to $100,000 and 50% of amounts in excess of $100,000 up to a maximum exposure of $250,000 per risk.

Family Life and Investors Life maintain reinsurance treaties under which they reinsure all of the mortality risks under accidental death benefit policies.

In December 1997, FIC's life insurance subsidiaries entered into a reinsurance treaty under which most of the contractual obligations and risks under accident and health and disability income policies were assumed by a third-party reinsurer.

In 1995, Family Life (as the ceding company) entered into a reinsurance agreement with Investors Life (as the reinsuring company) pertaining to universal life insurance written by Family Life. The reinsurance agreement is on a co-insurance basis and applies to all covered business with effective dates on and after January 1, 1995. The agreement applies to only that portion of the face amount of the policy that is less than $200,000 (increased to $250,000 for new business as of April 1, 2004). Face amounts above that level are reinsured by Family Life with a third-party reinsurer. In 1996, Family Life (as the ceding company) entered into a reinsurance agreement with Investors Life (as the reinsuring company), pertaining to annuity contracts written by Family Life. The agreement applies to contracts written on or after January 1, 1996. Effective September 30, 2006, Family Life and Investors Life executed recapture agreements which terminated both of these reinsurance agreements.

FIC's insurance subsidiaries establish and carry as liabilities actuarially determined reserves that are calculated to meet the Company's future obligations. Reserves for life insurance policies are based on actuarially recognized methods using prescribed morbidity and mortality tables in general use in the United States, modified when appropriate to reflect the Company's actual experience (e.g., lapses, withdrawals). These reserves are computed to equal amounts that (with additions from premiums to be received and with interest on such reserves compounded annually at certain assumed rates) are expected to be sufficient to meet the Company's policy obligations at their maturities or in the event of an insured's death.

REGULATION

General. The Company and its insurance subsidiaries are subject to regulation and supervision at both the state and federal level, including regulation under federal and state securities laws and regulation by the states in which they are licensed to do business. The state insurance regulation is designed primarily to protect policy owners. Although the extent of regulation varies by state, the respective state insurance departments have broad administrative powers relating to the granting and revocation of licenses to transact business, licensing of agents, the regulation of trade practices and premium rates, the approval of form and content of financial statements, and the type and character of investments.

These laws and regulations require the Company's insurance subsidiaries to maintain certain minimum surplus levels and to file detailed periodic reports with the supervisory agencies in each of the states in which they do business and their business and accounts are subject to examination by such agencies at any time. The insurance laws and regulations of the domiciliary state of the Company's insurance subsidiaries require that such subsidiaries be examined at specified intervals. Both Investors Life and Family Life were domiciled in the state of Washington at the end of 2003 but, as noted elsewhere in this business description, redomesticated to Texas during the first quarter of 2004.

The Company's life insurance subsidiaries, Investors Life and Family Life, are subject to periodic examination by the state insurance departments, usually on a three to five-year cycle. The Texas Department of Insurance began an examination of the life insurance subsidiaries on July 25, 2005. This examination covers the years 1999-2004. In November, 2006, the Texas Department of Insurance suspended these examinations, resulting in the issuance of no reports nor adjustments to the Companies' statutory filings. The Company expects the Texas Department of Insurance will resume the examinations in 2007 and such examinations will cover a more recent period ending December 31, 2006.

As of the date of this report, the Company's insurance subsidiaries are current in their filing obligations with respect to unaudited statutory financial statements. The audited statutory financial statements of the insurance subsidiaries for the year ended December 31, 2004, ("2004 Audited Financial Statements"), were due during the month of June 2005. Family Life filed its 2004 Audited Financial Statements on February 17, 2006. Investors Life filed its 2004 Audited Financial Statements on May 3, 2006. The 2005 audited statutory financial statements of the insurance subsidiaries were filed on July 10, 2006 with the Texas Department of Insurance. As the Company works to become current in its SEC filings, it will continue to provide the domiciliary state regulatory agency (the Texas Department of Insurance) with periodic information regarding the operations of the Company and its insurance subsidiaries.

A number of states regulate the manner and extent to which insurance companies may test for acquired immune deficiency syndrome (AIDS) antibodies in connection with the underwriting of life insurance policies. To the extent permitted by law, the Company's insurance subsidiaries consider AIDS information in underwriting coverage and establishing premium rates. An evaluation of the financial impact of future AIDS claims is extremely difficult, due in part to insufficient and conflicting data regarding the incidence of the disease in the general population and the prognosis for the probable future course of the disease.

Risk-Based Capital Requirements. The National Association of Insurance Commissioners ("NAIC") has imposed Risk-Based Capital ("RBC") standards to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks associated with: (i) asset quality; (ii) mortality and morbidity; (iii) asset and liability matching; and (iv) other business factors. The RBC formula is intended to be used by insurance regulators as an early warning tool to discover potentially weakly capitalized companies for the purpose of initiating regulatory action. The RBC requirements are not intended to be a basis for ranking the relative financial strength of insurance companies. The formula also defines a new minimum capital standard that will supplement the prevailing system of fixed minimum capital and surplus requirements now applied on a state-by-state basis.

The RBC requirements provide for different levels of regulatory attention for any company whose "Total Adjusted Capital" (which generally consists of its statutory capital, surplus, and asset valuation reserve) falls below 200% of its "Authorized Control Level RBC." Calculations using the NAIC formula and the statutory financial statements of the Company's insurance subsidiaries as of December 31, 2004, and December 31, 2005, indicate that the Total Adjusted Capital of each of the Company's insurance subsidiaries was above its respective Authorized Control Level RBC.

Solvency Laws Assessments. The solvency or guaranty laws of most states in which an insurance company does business may require that company to pay assessments (up to certain prescribed limits) to fund policyholder losses or liabilities of insurance companies that become insolvent. Insolvencies of insurance companies increase the possibility that such assessments may be required. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer's financial strength and, in certain instances, may be offset against future premium taxes. The insurance companies record the effect for guaranty fund assessments or credits in the period such amounts are probable and can be reasonably estimated.

Dividends. Dividends paid by FIC's insurance company subsidiaries are a source of cash for FIC to make payments of principal and interest on its debt. Under current Texas law, any proposed payment of an "extraordinary dividend" requires a 30-day prior notice to the Texas Insurance Commissioner, during which period the Commissioner can approve the dividend, disapprove the dividend, or fail to comment on the notice, in which case the dividend is deemed approved at the end of the 30-day period. An "extraordinary dividend" is a distribution which, together with dividends or distributions paid during the preceding twelve months, exceeds the greater of (i) 10% of statutory surplus as of the preceding December 31st or (ii) the statutory net gain from operations for the preceding calendar year. Payment of a regular dividend requires that the insurer's earned surplus after dividends or distributions must be reasonable in relation to the insurer's outstanding liabilities and adequate to its financial needs. In 2004 and 2005, Family Life and Investors Life did not make any dividend payments to FIC. Family Life had statutory earned surplus of ($4.3) million and $(7.3) million at December 31, 2004, and December 31, 2005, respectively, and a statutory net loss from operations of $2.2 million for 2004 and $4.5 million for 2005. Investors Life had statutory earned surplus of $18.5 million and $31.5 million at December 31, 2004, and December 31, 2005, respectively, and a statutory net loss from operations of $3.9 million for 2004 and a statutory net gain from operations of $3.3 million for 2005.

Valuation Reserves. Life insurance companies are required to establish an Asset Valuation Reserve ("AVR") consisting of two components: (i) a "default component," which provides for future credit-related losses on fixed maturity investments, and (ii) an "equity component," which provides for losses on all types of equity investments, including equity securities and real estate. Insurers are also required to establish an Interest Maintenance Reserve ("IMR"), designed to defer realized capital gains and losses due to interest rate changes on fixed income investments and to amortize those gains and losses into future income. The IMR is required to be amortized into statutory earnings on a basis reflecting the remaining period to maturity of the fixed maturity securities sold. These reserves are required by state insurance regulatory authorities to be established as a liability on a life insurer's statutory financial statements, but do not affect the financial statements prepared in accordance with generally accepted accounting principles ("GAAP"). Since dividend payments are based upon statutory earnings and surplus, the combination of the AVR and IMR will affect statutory capital and surplus and therefore may reduce the ability of Investors Life and Family Life to pay dividends to FIC.

Insurance Holding Company Regulation. Following the redomestication of Family Life and Investors Life to Texas in March 2004, these companies became subject to regulation under the insurance and insurance holding company statutes of the state of Texas. The insurance holding company laws and regulations vary from jurisdiction to jurisdiction, but generally require insurance and reinsurance subsidiaries of insurance holding companies to register with the applicable state regulatory authorities and to file with those authorities certain reports describing, among other information, their capital structure, ownership, financial condition, certain intercompany transactions, and general business operations. The insurance holding company statutes also require prior regulatory agency approval, or in certain circumstances, prior notice of certain material intercompany transfers of assets as well as certain transactions between insurance companies, their parent companies, and their affiliates.

Under the Texas Insurance Code, unless (i) certain filings are made with the Texas Department of Insurance, (ii) certain requirements are met, including a public hearing, and (iii) approval or exemption is granted by the insurance commissioner, no person may acquire any voting security or security convertible into a voting security of an insurance holding company, such as the Company, which controls a Texas insurance company, or merge with such a holding company, if as a result of such transaction such person would "control" the insurance holding company. "Control" is presumed to exist if a person directly or indirectly owns or controls 10% or more of the voting securities of another person.

The insurance holding company regulations generally apply only to insurers domiciled in a particular state. The regulations in certain states also provide, however, that insurers that are "commercially domiciled" in that state are also subject to the provisions applicable to domiciled insurers. The test for determining whether an insurer is commercially domiciled is based on the percentage of premiums written in the state as compared to the amount of premiums written everywhere over a measuring period. Currently, the insurance subsidiaries of FIC are not treated as commercially domiciled in any jurisdiction.

Privacy Legislation. In July 2001, the Financial Services Modernization Act (referred to in this paragraph as the "Act") of 1999 became applicable to insurance companies. In general, the Act provides that financial institutions have certain obligations with respect to the maintenance of the privacy of customer information. In addition, the Act places new restrictions on disclosure of nonpublic personal information to third party institutions seeking to utilize such information in connection with the sale of products or services. A financial institution may disseminate certain types of customer information to nonaffiliated third parties if the institution provides clear and conspicuous disclosure of the institution's privacy policy and the customer authorizes the release of certain information to third parties. Where the customer permits the release of the information, the Act restricts disclosure of information that is non-public in nature but does not prohibit the release of information which can be obtained from public sources. FIC's insurance subsidiaries have not experienced any adverse effects to their business as a result of the Act to date.

USA Patriot Act. Title III of the USA Patriot Act (Public Law 107-56) (referred to in this section as the "Act"), makes a number of amendments to the anti-money laundering provisions of the Bank Secrecy Act ("BSA"). The purpose of the amendments was to facilitate the prevention, detection and prosecution of international money laundering and the financing of terrorism. The Act requires every financial institution to establish an anti-money laundering program that includes: (1) the development of internal policies, procedures, and controls;
(2) the designation of a compliance officer; (3) an ongoing employee training program; and (4) an independent audit function to test programs.

In November 2005, the Department of the Treasury ("Treasury") released a final rule prescribing minimum standards applicable to insurance companies pursuant to the aforementioned provision in the BSA that requires financial institutions to establish anti-money laundering programs and to define the companies and insurance products that are subject to that requirement. Accordingly, FIC's insurance subsidiaries have taken steps to establish an anti-money laundering program and continue to check names, involved in certain transactions, against the Specially Designated Nationals and Blocked Persons List prepared by Treasury's Office of Foreign Assets Control.

On March 2, 2006, the Act was renewed by the House and Senate, and signed into law by President Bush on March 9, 2006.

Federal "do-not-call" Regulations. The Federal Communications Commission ("FCC") has issued rules that regulate telephone solicitations and fax solicitations. These rules became effective on October 1, 2003. As part of these rules, the FCC established a National Do Not Call Registry. Family Life distributes its insurance products primarily through leads furnished by mortgage lenders. FIC's insurance subsidiaries have implemented procedures to assist agents in compliance with the federal regulations. FIC does not believe that the additional compliance steps that agents are required to take have had a significant adverse effect upon sales.

Potential Federal Regulation. Although the federal government generally does not directly regulate the insurance industry, federal initiatives often have an impact on the business. Congress and certain federal agencies periodically investigate the condition of the insurance industry (encompassing both life and health and property and casualty insurance) in the United States in order to decide whether some form of federal role in the regulation of insurance companies would be appropriate. Certain policies, contracts and annuities offered by the Company's subsidiaries are subject to regulations under the federal securities laws administered by the SEC. The federal securities laws contain regulatory restrictions and criminal, administrative and private remedial provisions.

Federal Income Taxation. FIC files a consolidated federal income tax return with its subsidiaries, except for Investors Life (which files a separate federal income tax return) and ILG Securities (which files a separate federal income tax return). In accordance with the tax allocation agreements maintained by those FIC companies that file a consolidated return, federal income tax expense or benefit is allocated to each entity in the consolidated group as if such entity were filing a separate return.

NAIC IRIS Ratios. The NAIC Regulatory Information System ("IRIS") ratios cover 12 categories of financial data with defined "usual" ranges for each such category. The ratios are intended to provide insurance regulators with "early warnings" as to when a given company might warrant special attention. An insurance company may fall outside of the usual range for one or more ratios, and such variances may result from specific transactions that are, by themselves, immaterial or eliminated at the consolidation level. In certain states, insurers with more than three IRIS ratios outside of the NAIC usual ranges may be subject to increased regulatory oversight. For 2004, each of the Company's insurance subsidiaries had six IRIS ratios outside of the usual ranges. However, for 2005 Family Life had five ratios and Investors Life had two ratios which were outside the usual ranges. For Family Life, the ratios outside the usual ranges were primarily related to changes in capital and surplus, net income, investment income, and non-admitted assets. For Investors Life, the ratios outside the usual ranges were primarily related to investment income and changes in premium. Despite the IRIS ratio results for 2005, both Family Life and Investors Life continue to maintain capital and surplus positions which significantly exceed RBC and other regulatory requirements.

COMPETITION

The financial services industry in general, and the market for life insurance and annuity products in particular, are highly competitive, involving many companies. The principal cost and competitive factors that affect the ability of FIC's insurance subsidiaries to sell their insurance products on a profitable basis are: (1) the general level of premium rates for comparable products; (2) the extent of individual policyholders services required to service each product category; (3) general interest rate levels; (4) competitive commission rates and related marketing costs; (5) legislative and regulatory requirements and restrictions; (6) the impact of competing insurance and other financial products; and (7) the condition of the regional and national economies.

Agents placing insurance business with Family Life and Investors Life are compensated on a commission basis. Some companies pay higher commissions and charge lower premium rates than FIC's insurance subsidiaries, and many companies have more resources than FIC's insurance subsidiaries.

RATINGS

FIC's life insurance subsidiaries are rated by A.M. Best Company, Inc. ("A.M. Best"), a nationally recognized rating agency. Insurance ratings represent the opinion of the rating agency on the financial strength of a company and its capacity to meet the obligations of insurance policies. As of September, 2006, the insurance financial strength ratings assigned by A.M. Best to Investors Life and Family Life were B- and B, respectively. In both 2004 and 2005, the ratings assigned by A.M. Best to Investors Life and Family Life were B and B+, respectively. Prior to 2004, the ratings assigned by A.M. Best to Investors Life and Family Life were B+ and B++, respectively. The Company cannot predict what actions, if any, A.M. Best may take in the future, or what actions the Company may take in response to such actions. A rating downgrade of either of the Company's insurance subsidiaries by A.M. Best could adversely affect new sales of insurance products and retention of current business.

These financial strength ratings are current opinions of the rating agency. As such, they may be changed, suspended or withdrawn at any time by the rating agency as a result of changes in, or unavailability of, information or based on other circumstances. Ratings may also be withdrawn at the Company management's request. In the event the Company's ratings are downgraded, the Company's business could be negatively impacted.

EMPLOYEES OF THE COMPANY

At December 31, 2005, the Company (including its subsidiaries) had approximately 156 employees, of whom 154 worked in the Company's home office operations and 2 worked as field staff in the Company's two insurance company subsidiaries. At the end of 2005, the Company relocated its field staff to the home office in Austin, Texas. At September 30, 2006, the Company had 134 employees.

AVAILABLE INFORMATION

Our website address is www.ficgroup.com. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference in this Annual Report. We make available on the investor relations section of this website, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports promptly after we electronically file those materials with, or furnish those materials to, the SEC. Our Code of Ethics for Senior Executive and Financial Officers is also available on the investor relations section of our website. We will post any amendments to or waivers from a provision of our Code of Ethics for Senior Executive and Financial Officers on the same section of our website. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding SEC registrants, including us.


ITEM 1A.   RISK FACTORS RELATED TO OUR COMPANY

The reader should carefully consider the following risks, as well as the other information contained in this Annual Report. The risks and uncertainties described below are not the only ones facing our Company. Although significant resources have been devoted to developing risk management policies and procedures, we may be exposed to unidentified or unanticipated risks which could negatively affect our financial position and earnings. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. In that case, the value of our common stock could decline substantially. You should also refer to the other information set forth in this Annual Report, including our consolidated financial statements and related notes.

THE 2005 FINANCIAL STATEMENTS INCLUDED IN THIS ANNUAL REPORT HAVE NOT BEEN AUDITED AND ARE THUS SUBJECT TO CHANGE ONCE AUDIT PROCEDURES ARE CONCLUDED.

The financial statements included in this annual report have not been audited. The audit with respect to the Company's fiscal year ended December 31, 2005 is currently in process. As a result, the information included herein is subject to change in connection with completion of the 2005 audit.

In addition, the Report on Disclosure Controls and Procedures of the Company's independent registered public accounting firm is not included in this annual report because the 2005 audit process has not been completed. The report of the Company's management included in Item 9A is subject to change in connection with the completion of management's testing of internal control over financial reporting and the completion of the 2005 audit by the Company's independent registered public accounting firm.

FIC IS A HOLDING COMPANY AND RELIES ON DIVIDENDS FROM ITS INSURANCE SUBSIDIARIES; STATE INSURANCE LAWS MAY RESTRICT THE ABILITY OF THESE SUBSIDIARIES TO PAY DIVIDENDS.

FIC is an insurance holding company whose principal assets consist of the outstanding capital stock of its insurance subsidiaries, Family Life Insurance Company and Investors Life Insurance Company of North America. As a holding company, FIC's ability to meet its cash requirements, pay principal and interest on any debt, pay expenses related to its affairs and pay dividends on its common stock substantially depends upon dividends from its subsidiaries.

Applicable state insurance laws generally restrict the ability of insurance companies to pay cash dividends in excess of prescribed limitations without prior approval. The ability of Family Life and Investors Life to pay shareholder dividends is subject to restrictions set forth in the insurance laws and regulations of Texas, their domiciliary state since March 2004. Under current Texas law, any proposed payment of an "extraordinary dividend" requires a 30-day prior notice to the Texas Insurance Commissioner, during which period the Commissioner can approve the dividend, disapprove the dividend, or fail to comment on the notice, in which case the dividend is deemed approved at the end of the 30-day period. An "extraordinary dividend" is a distribution which, together with dividends or distributions paid during the preceding twelve months, exceeds the greater of (i) 10% of statutory surplus as of the preceding December 31st or (ii) the statutory net gain from operations for the preceding calendar year. Payment of a regular dividend requires that the insurer's earned surplus after dividends or distributions must be reasonable in relation to the insurer's outstanding liabilities and adequate to its financial needs. In 2004 and 2005, Family Life and Investors Life did not make any dividend payments to FIC. Family Life had statutory earned surplus (deficit) of ($4.3) million and $(7.3) million at December 31, 2004, and December 31, 2005, respectively, and a statutory net loss from operations of $2.2 million for 2004 and $4.5 million for 2005. Investors Life had statutory earned surplus of $18.5 million and $31.5 million at December 31, 2004, and December 31, 2005, respectively, and a statutory net loss from operations of $3.9 million for 2004 and a statutory net gain from operations of $3.3 million for 2005.

FIC MAY NOT BE ABLE TO COMPETE WITH LARGER, MORE ESTABLISHED INSURANCE
COMPANIES.

There are many life and health insurance companies in the United States. Agents placing insurance business with our insurance subsidiaries are compensated on a commission basis. However, some companies may pay higher commissions and charge lower premium rates and many companies have more substantial resources than we do. In addition, consolidations of insurance and banking institutions, which are permitted under federal legislation, may adversely affect the ability of our insurance subsidiaries to expand their customer referral relationships with mortgage lending and servicing institutions. The principal cost and competitive factors that affect the ability of our insurance subsidiaries to sell their insurance products on a profitable basis are:

     o    the general level of premium rates for comparable products;
     o the extent of individual policyholders services required to service each product category;
     o    general interest rate levels;
     o    competitive commission rates and related marketing costs;
     o    legislative and regulatory requirements and restrictions;
     o    the impact of competing insurance and other financial products; and
     o    the condition of the regional and national economies.

IN CERTAIN CIRCUMSTANCES, REGULATORY AUTHORITIES MAY PLACE OUR INSURANCE SUBSIDIARIES UNDER REGULATORY CONTROL.

Our insurance subsidiaries are subject to risk-based capital requirements imposed by the National Association of Insurance Commissioners. These requirements were imposed to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks associated with asset quality, mortality and morbidity, asset and liability matching, and other business factors.

The requirements are used by states as an early warning tool to discover potential weakly-capitalized companies for the purposes of initiating regulatory action. Generally, if an insurer's risk-based capital falls below specified levels, the insurer would be subject to different degrees of regulatory action depending upon the magnitude of the deficiency. Possible regulatory actions range from requiring the insurer to propose actions to correct the risk-based capital deficiency to placing the insurer under regulatory control.

Specifically, if the applicable life insurance company's total adjusted capital is less than 150% but greater than or equal to 70% of its authorized control-level risk-based capital, as each of these terms are defined in the risk-based capital requirements, the appropriate state regulatory authority may take any action it deems necessary, including placing the insurance company under regulatory control. In addition, if the insurance company's total adjusted capital is less than 70% of its authorized control-level risk-based capital, the appropriate state regulatory authority is mandated to place the insurance company under its control.

As of December 31, 2005, the total adjusted capital of FIC's insurance subsidiaries, Family Life and Investors Life, was approximately 717% and 560% of its authorized control level risk-based capital, respectively. If these percentages were to decrease, Family Life and Investors Life may become subject to regulatory action which could have a material adverse effect on our results of operations. The RBC ratio of Investors Life improved significantly as a result of the June 2005 sale of the River Place Pointe real estate investment. See Item 2-Properties.

OUR INSURANCE SUBSIDIARIES MAY BE REQUIRED TO PAY ASSESSMENTS TO FUND POLICYHOLDER LOSSES OR LIABILITIES; THIS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

The solvency or guaranty laws of most states in which our insurance companies conduct business may require the Company to pay assessments (up to certain prescribed limits) to fund policyholder losses or liabilities of insurance companies that become insolvent. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer's financial strength and, in certain instances, may be offset against future premium taxes. We cannot estimate the likelihood and amount of future assessments. Any future assessments may have a material adverse effect on our results of operations.

OUR INSURANCE SUBSIDIARIES ARE SUBJECT TO REGULATION BY STATE INSURANCE DEPARTMENTS.

FIC's insurance subsidiaries are subject to regulation and supervision by the states in which they are licensed to do business. This regulation is designed primarily to protect policy owners. Although the extent of regulation varies by state, state insurance departments have broad administrative powers relating to the granting and revocation of licenses to transact business, licensing of agents, the regulation of trade practices and premium rates, the approval of form and content of financial statements and the type and character of investments.

These laws and regulations require our insurance subsidiaries to maintain certain minimum surplus levels and to file detailed periodic reports with the supervisory agencies in each of the states in which they do business, and their business and accounts are subject to examination by these agencies at any time. The insurance laws and regulations of the domiciliary state of our insurance subsidiaries require that FIC's life insurance subsidiaries, Family Life and Investors Life, be examined at specified intervals, usually on a three to five-year cycle. The Texas Department of Insurance began an examination of the life insurance subsidiaries on July 25, 2005. This examination covers the years 1999-2004. In November, 2006, the Texas Department of Insurance suspended these examinations, resulting in the issuance of no reports nor adjustments to the Companies' statutory filings. The Company expects the Texas Department of Insurance will resume the examinations in 2007 and such examinations will cover a more recent period ending December 31, 2006.

THE FEDERAL GOVERNMENT MAY SEEK TO REGULATE THE INSURANCE INDUSTRY.

Although the federal government generally does not directly regulate the insurance industry, federal initiatives often have a direct impact on the insurance business. Congress and certain federal agencies are investigating the current condition of the insurance industry in the United States in order to decide whether some form of federal regulation of insurance companies would be appropriate. Congress is currently conducting a variety of hearings relating in general to the solvency of insurers. We are unable to predict the outcome of any such congressional activity or the potential effects that federal regulation would have on us or our insurance subsidiaries.

The enactment of federal privacy legislation, such as the Gramm-Leach-Bliley Act (as it relates to the use of medical and financial information by insurers) may result in additional regulatory compliance costs, limit the ability of our insurance subsidiaries to market their products or otherwise constrain the nature and scope of our operations.

FAILURE OF THE COMPANY TO BE CURRENT IN ITS SEC REPORTS AND THE DELISTING OF OUR COMMON STOCK FROM NASDAQ MAY HAVE ADVERSE EFFECTS ON THE COMPANY AND ITS SHAREHOLDERS.

Failure of the Company to be current in its SEC reports and the delisting of our common stock from Nasdaq may have adverse effects on the Company and its shareholders. During the period that we are delinquent in our SEC reports, FIC shareholders may have limited and dated information about the Company. Our failure to be current in our SEC reports has caused us to not be in compliance with SEC rules and regulations and could lead to an enforcement action by the SEC seeking to revoke the Company's registration under the Securities Exchange Act of 1934.

Prior to our delisting in 2004, our common stock traded on the Nasdaq Stock Market's National Market. Our common stock was delisted as a result of our failure to timely file SEC reports. We do not expect to apply to relist our common stock on Nasdaq or another trading market until we are current in our SEC reports. While our common stock is quoted in the Pink Sheets, there is currently only a limited trading market for our shares. The limited trading market for our common stock may cause fluctuations in the price and volume of our shares to be more exaggerated than would occur on Nasdaq or another trading market. We cannot assure you that prior to relisting our shares on Nasdaq or another trading market, you will be able to sell shares of our common stock without a considerable delay or significant impact on the sale price nor can we assure that even after we become current in our SEC reports that we will be relisted on Nasdaq.

Until we can become current in our SEC reports, our access to capital will be limited, which may make it more difficult to grow our business. Additionally, we will not be eligible to use a registration statement on Form S-3 for a period of 12 months after becoming current with our SEC reports. The inability to use Form S-3 may impair our abilities or increase our costs and the complexity of our efforts to raise funds in the public markets. Even after we become current with our SEC reports, our access to capital may be limited until we are able to be relisted on Nasdaq or another trading market.

AS OF DECEMBER 31, 2005, WE HAD MATERIAL WEAKNESSES IN OUR INTERNAL CONTROLS, AND OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING WERE NOT EFFECTIVE AS OF THAT DATE. IF WE FAIL TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROLS, WE MAY NOT BE ABLE TO PROVIDE TIMELY AND ACCURATE FINANCIAL STATEMENTS.

As more fully described under Item 9A, Controls and Procedures, our management identified numerous material weaknesses over the effectiveness of our internal controls over financial reporting. As a result of the material weaknesses, management concluded that, as of December 31, 2005, we did not maintain effective internal control over financial reporting.

The Public Company Accounting Oversight Board has defined a material weakness as a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim statements will not be prevented or detected. Accordingly, a material weakness increases the risk that the financial information we report contains material errors. As more fully described under Item 9A, management concluded as of December 31, 2005, FIC's disclosure controls and procedures were ineffective and that FIC did not maintain effective internal control over financial reporting. In our Form 10-K for the fiscal year ended December 31, 2004, we also reported numerous material weaknesses and concluded that FIC's disclosure controls and procedures were ineffective as of such date.

We have implemented initiatives to remediate the material weaknesses in our internal controls. The steps we have taken and are taking to address the material weaknesses may not be effective. Any failure to effectively address a material weakness or other control deficiency or implement required new or improved controls, or difficulties encountered in their implementation, could limit our ability to obtain financing, harm our reputation, further delay our plan to become current in our SEC reports, disrupt our ability to process key components of our result of operations and financial condition timely and accurately and cause us to continue to fail to meet our reporting obligations under rules of the SEC.

CHANGES TO THE INTERNAL REVENUE CODE COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

Currently, under the Internal Revenue Code, holders of many life insurance and annuity products, including both traditional and variable products, are entitled to tax-favorable treatment on these products. For example, income tax payable by policyholders on investment earnings under life insurance and annuity products which are owned by natural persons is deferred during the product's accumulation period and is payable, if at all, only when the insurance or annuity benefits are actually paid or to be paid.

In the past, legislation has been proposed that would have curtailed the tax-favorable treatment of some of our life insurance and annuity products. For example, Congress has previously considered legislation that would have eliminated the tax-deferred treatment of annuity products purchased by consumers other than in connection with a tax qualified retirement plan. While no such proposals are currently under active consideration by Congress, if legislative proposals directed at limiting the tax-favorable treatment of life insurance policies or annuity contracts were enacted, market demand for such products would likely be adversely affected. In addition, proposals have been considered by Congress which would either eliminate or significantly reduce Federal estate taxes. Many insurance products are designed and sold to help policyholders reduce the effect of Federal estate taxation on their estates. Thus, the enactment of any legislation that eliminates or significantly reduces Federal estate taxation would likely result in a significant reduction in sales of our currently tax-favorable products.

INTEREST RATE VOLATILITY MAY ADVERSELY AFFECT OUR PROFITABILITY.

Changes in interest rates affect many aspects of our business and can significantly affect our profitability. In periods of increasing interest rates, withdrawals of life insurance policies and fixed annuity contracts, including policy loans and surrenders, and transfers to separate account variable options may increase as policyholders choose to forego insurance protection and seek higher investment returns. Obtaining cash to satisfy these obligations may require us to liquidate fixed income investment assets at a time when the market prices for those assets are depressed because interest rates have increased. This may result in realized investment losses. Regardless of whether we realize an investment loss, these cash payments would result in a decrease in total invested assets and may result in a decrease in net income. Policy surrender charges may offset or minimize the negative effect to net income in the period of the surrender. Premature withdrawals may also cause us to accelerate amortization of policy acquisition costs, which would also reduce our net income.

Conversely, during periods of declining interest rates, life insurance and annuity products may be relatively more attractive to consumers, resulting in increased premium payments on products with flexible premium features, repayment of policy loans and increases in persistency, or a higher percentage of insurance policies remaining in-force from year to year. During such a period, our investment earnings will be lower because the interest earnings on our fixed income investments will be more likely to be prepaid or redeemed as borrowers seek to borrow at lower interest rates, and we may be required to reinvest the proceeds in securities bearing lower interest rates. Accordingly, during periods of declining interest rates, our profitability may suffer as a result of a decrease in the spread between interest rates credited to policyholders and returns on our investment portfolio.

The profitability of our spread-based business depends in large part upon our ability to manage interest rate spreads, and the credit and other risks inherent in our investment portfolio. We cannot guarantee, however, that we will manage successfully our interest rate spreads or the potential negative impact of those risks.

THE PRICE OF SHARES OF OUR COMMON STOCK CAN FLUCTUATE AS A RESULT OF A VARIETY OF FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL.

The factors which can cause the price of shares of our common stock to fluctuate include, among others:

     o    quarterly variations in our operating results;
     o operating results that vary from the expectations of management, securities analysts and investors;
     o changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;
     o    developments generally affecting the insurance industry;
     o announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;
     o announcements by third parties of significant claims or proceedings against us;
     o    our dividend policy;
     o    the relatively low trading volume of our common stock;
     o    future sales of our equity or equity-linked securities;
     o    delinquency in the filing of required financial statements;
     o    natural disasters and terrorist attacks; and
     o    general domestic and international economic conditions.

In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market, or the perception of such sales, could reduce our share price and impair our ability to raise funds in new share offerings.

Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline or make it more difficult for us to sell equity and equity-linked securities in the future at a time and a price that we consider appropriate.

STATE INSURANCE LAWS MAY DISCOURAGE TAKEOVER ATTEMPTS THAT COULD BE BENEFICIAL TO US AND OUR SHAREHOLDERS.

We are subject to state statutes governing insurance holding companies, which generally require that any person or entity desiring to acquire direct or indirect control of any of our insurance company subsidiaries obtain prior regulatory approval. Control would be presumed to exist under most state insurance laws with the acquisition of 10% or more of our outstanding voting securities. Applicable state insurance company laws and regulations could delay or impede a change of control of our Company, which could prevent our shareholders from receiving a control premium.

OUR RESERVES ESTABLISHED FOR FUTURE POLICY BENEFITS AND CLAIMS MAY PROVE INADEQUATE, REQUIRING US TO INCREASE LIABILITIES.

Our earnings depend significantly upon the extent to which our actual claims experience is consistent with the assumptions used in setting prices for our products and establishing liabilities for future insurance and annuity policy benefits and claims. The liability that we have established for future policy benefits is based upon assumptions concerning a number of factors, including the amount of premiums that we will receive in the future, rate of return on assets we purchase with premiums received, expected claims, expenses and persistency, which is the measurement of the percentage of insurance policies remaining in-force from year to year. However, due to the nature of the underlying risks and the degree of uncertainty associated with the determination of the liabilities for unpaid policy benefits and claims, we cannot determine precisely the amounts that we will ultimately pay to settle these liabilities. As a result, we may experience volatility in the level of our reserves from period to period. To the extent that actual claims experience is less favorable than our underlying assumptions, we could be required to increase our liabilities. As a result, we may experience volatility in the level of future earnings to the extent that experience differs from our assumptions.

A DOWNGRADE IN THE FINANCIAL STRENGTH RATINGS OF OUR INSURANCE SUBSIDIARIES MAY INCREASE POLICY SURRENDERS AND WITHDRAWALS, REDUCE NEW SALES AND ADVERSELY AFFECT RELATIONSHIPS WITH OUR SALES FORCE.

Rating organizations periodically review the financial performance and condition of insurers, including the Company's insurance subsidiaries. In recent years, downgrades of insurance companies have occurred with increasing frequency. In June of 2006, Investors Life was downgraded by A.M. Best from a rating of B to a rating of B-, and Family Life was downgraded from B+ to B.

Financial strength ratings are important factors in establishing the competitive position of insurance companies. A rating downgrade, or the potential for such a downgrade, of either of our insurance subsidiaries could, among other things:

     o materially increase the number of policy or contract surrenders for all or a portion of their net cash values and withdrawals by policyholders of cash values from their policies;
     o result in the termination of our relationships with agents and other distributors of our products and services; and
     o    reduce new sales.

Rating organizations assign ratings based upon several factors. While most of the factors relate to the rated companies, some of the factors relate to the views of the rating organization, general economic conditions and circumstances outside the rated company's control. In addition, rating organizations use various models and formulas to assess the strength of a rated company, and from time to time rating organizations have, in their discretion, altered the models. Changes to the models could impact the rating organizations' judgment of the financial strength rating to be assigned to the rated company. The Company cannot predict what actions the rating organizations may take, or what actions the Company may be required to take in response to the actions of the rating organizations, which could adversely affect the Company.

These financial strength ratings are current opinions of the rating agency. As such, they may be changed, suspended or withdrawn at any time by the rating agency as a result of changes in, or unavailability of, information or based on other circumstances. Ratings may also be withdrawn at the Company management's request. In the event the Company's ratings are downgraded, the Company's business may be negatively impacted.

WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE THAT MAY NOT BE AVAILABLE OR ONLY AVAILABLE ON UNFAVORABLE TERMS.

FIC's future capital requirements depend on many factors, including its ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that FIC needs to raise additional funds, any equity or debt financing for this purpose, if available at all, may be on terms that are not favorable to it. If FIC cannot obtain adequate capital, its business, results of operations and financial condition could be adversely affected.

OUR POLICY CLAIMS FLUCTUATE FROM PERIOD TO PERIOD, AND ACTUAL RESULTS COULD DIFFER FROM OUR EXPECTATIONS.

Our results may fluctuate from period to period due to fluctuations in policy claims received by the Company. Family Life and Investors Life may experience higher claims if the economy is growing slowly or in recession, or equity markets decline.

Mortality, morbidity, and casualty expectations incorporate assumptions about many factors, including for example, how a product is distributed, persistency and lapses, and future progress in the fields of health and medicine. Actual mortality, morbidity, and casualty claims could differ from expectations if actual results differ from those assumptions.

OUR RESULTS MAY BE NEGATIVELY AFFECTED SHOULD ACTUAL EXPERIENCE DIFFER FROM MANAGEMENT'S ASSUMPTIONS AND ESTIMATES.

In the conduct of business, FIC makes certain assumptions regarding the mortality, persistency, expenses and interest rates, or other factors appropriate to the type of business it expects to experience in future periods. These assumptions are also used to estimate the amounts of deferred policy acquisition costs, policy liabilities and accruals, future earnings, and various components of FIC's balance sheet. FIC's actual experiences, as well as changes in estimates, are used to prepare FIC's statements of income.

The calculations FIC uses to estimate various components of its balance sheet and statements of income are necessarily complex and involve analyzing and interpreting large quantities of data. FIC currently employs various techniques for such calculations and it from time to time will develop and implement more sophisticated administrative systems and procedures capable of facilitating the calculation of more precise estimates.

Assumptions and estimates involve judgment, and by their nature are imprecise and subject to changes and revision over time. Accordingly, our results may be affected, positively or negatively, from time to time, by actual results different from assumptions, by changes in estimates, and by changes resulting from implementing more sophisticated administrative systems and procedures that facilitate the calculation of more precise estimates.

REINSURANCE MAY NOT BE AVAILABLE OR ADEQUATE TO PROTECT US AGAINST LOSSES, AND WE ARE SUBJECT TO THE CREDIT RISK OF REINSURERS.

As part of our overall risk and capacity management strategy, we purchase reinsurance for certain risks underwritten by Family Life and Investors Life. Market conditions beyond our control determine the availability and cost of the reinsurance protection we purchase. For example, subsequent to the terrorist assaults of September 11, 2001, reinsurance for man-made catastrophes became generally unavailable due to capacity constraints and, to the limited extent available, much more expensive. The high cost of reinsurance or lack of affordable coverage could adversely affect our results. If we fail to obtain sufficient reinsurance, it could adversely affect our ability to write future business.

As part of our business, we have reinsured certain life risks to reinsurers. Although the reinsurer is liable to us to the extent of the ceded reinsurance, we remain liable as the direct insurer on all risks reinsured. As a result, ceded reinsurance arrangements do not eliminate our obligation to pay claims. We are subject to credit risk with respect to our ability to recover amounts due from reinsurers. Our reinsurers may not pay the reinsurance recoverables that they owe to us or they may not pay such recoverables on a timely basis. A reinsurer's insolvency, underwriting results or investment returns may affect its ability to fulfill reinsurance obligations.

We may not be able to maintain our current reinsurance facilities and, even where highly desirable or necessary, we may not be able to obtain other reinsurance facilities in adequate amounts and at favorable rates. If we are unable to renew our expiring facilities or to obtain new reinsurance facilities, either our net exposures would increase or, if we are unwilling to bear an increase in net exposures, we may have to reduce the level of our underwriting commitments. Either of these potential developments could materially adversely affect our results of operating and financial condition.

GENERAL ECONOMIC, FINANCIAL MARKET AND POLITICAL CONDITIONS MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

Our results of operations and financial condition may be materially adversely affected from time to time by general economic, financial market and political conditions. These conditions include economic cycles such as:

     o    insurance industry cycles;
     o    levels of employment;
     o    levels of consumer lending;
     o    levels of inflation; and
     o    movements of the financial markets.

Fluctuations in interest rates, monetary policy, demographics, and legislative and competitive factors also influence our performance. During periods of economic downturn:

     o individuals and businesses may choose not to purchase our insurance products and other related products and services, may terminate existing policies or contracts or permit them to lapse, or may choose to reduce the amount of coverage purchased;
     o new disability insurance claims and claims on other specialized insurance products tend to rise;
     o there is a higher loss ratio on credit card and installment loan insurance due to rising unemployment levels; and
     o insureds tend to increase their utilization of health and dental benefits if they anticipate becoming unemployed or losing benefits.

THE FAILURE TO EFFECTIVELY MAINTAIN AND MODERNIZE OUR INFORMATION SYSTEMS COULD ADVERSELY AFFECT OUR BUSINESS.

Our business is dependent upon our ability to keep up to date with technological advances. Our failure to update our systems, to reflect technological advancements or to protect our systems may adversely affect our relationships and ability to do business with our clients.

In addition, our business depends significantly on effective information systems, and we have many different information systems for our various businesses. We must commit significant resources to maintain and enhance our existing information systems and develop new information systems in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards and changing customer preferences. As a result of our past acquisition activities, we have acquired additional information systems. Our failure to maintain effective and efficient information systems, or our failure to efficiently and effectively consolidate our information systems to eliminate redundant or obsolete applications, could have a material adverse effect on our results of operations and financial condition. If we do not maintain adequate systems we could experience adverse consequences, including:

     o inadequate information on which to base pricing, underwriting and reserving decisions;
     o    the loss of existing customers;
     o    difficulty in attracting new customers;
     o    customer, provider and agent disputes;
     o regulatory problems, such as failure to meet prompt payment obligations;
     o    litigation exposure; or
     o    increases in administrative expenses.

Our management information, internal control and financial reporting systems may need further enhancements and development to satisfy the financial and other reporting requirements of being a public company.

ITEM 1B.   UNRESOLVED STAFF COMMENTS

None.

ITEM 2. PROPERTIES

FIC's home office is located at River Place Pointe, 6500 River Place Blvd., Building One, Austin, Texas. River Place Pointe was purchased by Investors Life in October 1998. It consisted of approximately 48 acres of land in Austin, Texas. The aggregate purchase price for the undeveloped land was $8.1 million. The site development permit allowed for the construction of seven office buildings totaling 600,000 square feet, with associated parking, drives and related improvements. The Company completed construction of the first section of the project, which consists of four office buildings, an associated parking garage and related infrastructure, during 2000 and 2001. It completed the second phase of construction, which included three more office buildings, an associated parking garage and related infrastructure, in 2002. FIC and its insurance subsidiaries occupy Building One of River Place Pointe, consisting of approximately 76,143 square feet of space, and, for part of 2005, also occupied approximately 5,000 square feet of Building Four for records storage. On June 1, 2005, the Company sold River Place Pointe to a non-affiliated party, in a cash transaction for a gross purchase price of $103 million. Under the terms of the sale agreement, Investors Life entered into a lease with the purchaser with respect to all of the space in Building One, for a five-year term at a rate of $28.00 per square foot, which is above the market rate in effect in June 2005, but was the prevailing rental rate at the time that FIC and its subsidiaries occupied the building in July 2000. The lease provides Investors Life with a right of cancellation of the lease at March 31, 2008.

The Company also leases approximately 10,000 square feet in Cedar Park, Texas, to house the company's printing operations and warehouse storage. The monthly rental for the Cedar Park facility is $9,123. The lease terms ends on February 28, 2007.

Family Life and Investors Life leased approximately 7,700 square feet of space in an office building in Seattle, Washington, which served as the statutory home office of the insurance companies. In addition, the insurance companies leased 22,100 square feet of warehouse space in Tukwila, Washington. The leases for each of these facilities expired on November 30, 2003, and were extended on a month-to-month basis, pending completion of the regulatory approval of the redomestication of the insurance companies from Washington to Texas. The lease for office space in Seattle was terminated on March 31, 2004. The lease for the warehouse space was terminated on February 29, 2004. For 2004, the combined monthly rental expense for these facilities was $24,891.

A subsidiary of FIC leased a building located at 40 Parker Road, Elizabeth, New Jersey. This building contains approximately 41,400 square feet of office space. The lease, which was entered into in December 1985 and expired in December 2005, called for an annual rental of $798,456 effective January 1, 2004; the actual rental charge for 2004 was $736,961 and $798,456 for 2005. The lease provided that all costs including, but not limited to, those for maintenance, repairs, insurance and taxes be borne by FIC. FIC subleased this space to third parties, for which it received $176,948, $214,099, and $212,012 in 2005, 2004 and 2003,
respectively. The lease was terminated on December 31, 2005. As described in more detail in "Note 11 - Lease Commitments" in the accompanying consolidated financial statements, at December 31, 2003, the Company accrued the estimated net loss for the continued operation of this building through the lease termination date. The estimated net loss of $2.0 million represented the annual base rental amount plus estimated operating expenses through December 2005, reduced by estimated sublease income. Actual losses incurred through the lease termination date were substantially equal to the estimated losses.

The Company believes that its properties and leased space are adequate to meet its foreseeable requirements.

ITEM 3. LEGAL PROCEEDINGS

Please refer to "Forward-Looking Statements" on page 2 of this Annual Report.

T. DAVID PORTER V. FINANCIAL INDUSTRIES CORPORATION

On May 31, 2006, T. David Porter, an FIC shareholder, filed a civil suit in Travis County, Texas District Court (the "Court"), against the Company. The suit alleges that the Company refuses to hold a shareholder meeting because FIC is currently unable to comply with Rule 14a-3 of the Securities Exchange Act of 1934. The Company claims that because FIC is not currently in a position to solicit proxies in connection with an annual meeting, or to provide an annual report to its shareholders, FIC does not believe it is currently able to hold an annual shareholders' meeting at which its shareholders will be fully informed or represented. The suit is brought under Article 2.24(B) of the Texas Business Corporation Act, which states that if an annual meeting of shareholders is not held within any 13-month period and a written consent of shareholders has not been executed instead of a meeting, any court of competent jurisdiction in the county in which the principal office of the corporation is located may, on the application of any shareholder, summarily order a meeting to be held. Mr. Porter is asking the Court to compel the Company to have a shareholder meeting; to order FIC to send notice of the meeting to the Company's shareholders at its expense; to order the Company to provide Mr. Porter with a list of shareholders as of the record date for the meeting; and for costs and attorney's fees. The Company filed its answer on June 30, 2006. On July 18, 2006, plaintiffs filed a motion to compel an annual shareholders meeting. On August 7, 2006, the Company entered into an Agreed Order On Plaintiff's Motion to Compel Annual Shareholders Meeting (the "Order") and agreed (1) to hold an annual shareholders meeting for the election of directors on December 6, 2006, even if the Company has not filed all relevant financial statements with the SEC or whether management is able to solicit proxies for the meeting; (2) that the record date for the annual shareholders meeting shall be October 24, 2006 (the "Record Date"); (3) that on or before October 27, 2006, the Company shall serve Mr. Porter with a complete list of shareholders as of the Record Date and (4) in the event that the Board of Directors of FIC, between the date of the Order and the December 6, 2006 annual meeting, votes to sell either or both of FIC's life insurance subsidiaries without first obtaining approval of FIC's shareholders, FIC will announce such impending transaction to the public through a Form 8-K filed with the SEC, and will agree to allow Mr. Porter a reasonable amount of expedited discovery prior to the closing of such transaction(s) so that Mr. Porter may determine whether or not to seek a restraining order or temporary injunctive relief preventing the closing of such transaction(s). In such event, Mr. Porter will also appear for deposition by the Company's counsel, at a mutually agreeable time and place prior to any hearing on an application for restraining order or temporary injunctive relief.

LITIGATION WITH OTTER CREEK PARTNERSHIP I, L.P.

During 2003, Otter Creek Management Inc., ("Otter Creek Management"), solicited proxies for the Company's 2003 Annual Meeting of Stockholders (the "2003 Annual Meeting") held on July 31, 2003, seeking the election of seven nominees to the Board of Directors of the Company in opposition to the ten candidates selected by the then incumbent Board of Directors. Otter Creek Management is an investment advisory firm that manages three investment funds that are shareholders of the Company: Otter Creek Partners I, LP ("Otter Creek Partners"), Otter Creek International Ltd. and HHMI XIII, LLC (together with Otter Creek Management and Otter Creek Partners, "Otter Creek").

In connection with this solicitation of proxies, on June 13, 2003, Otter Creek Partners commenced a lawsuit in the District Court in Travis County, Texas, Cause No. GN302872 (the "Litigation") seeking, among other things, to compel the Company to hold the previously delayed 2003 Annual Meeting. Otter Creek also sought in the Litigation to neutralize the effect of a proxy obtained by the Company from the Mitte Family (the "Mitte Proxy") the preceding month whereby the incumbent board was able to vote 1,627,610 shares in favor of its nominees.

Following the initiation of this litigation and a hearing before the court, the court ordered the Company not to amend its bylaws in a manner that would adversely affect voting or other matters relating to the Annual Meeting and election of directors and not to reschedule such Annual Meeting scheduled for July 31, 2003, or the record date of the Annual Meeting.

At the meeting, six of the seven Otter Creek nominees were elected to the Board:
R. Keith Long, J. Bruce Boisture, Salvador Diaz-Verson Jr., Patrick E. Falconio, Richard H. Gudeman and Lonnie L. Steffen. The shares covered by the Mitte Proxy were all voted in favor of the incumbent nominees at the 2003 Annual Meeting. Had Otter Creek been successful in neutralizing the effect of the Mitte Proxy, all seven of the Otter Creek nominees would have been elected.

Following the 2003 Annual Meeting, Otter Creek and FIC completed a settlement with respect to the lawsuit in December 2003. Under the settlement agreement, the Company reimbursed Otter Creek for $250,000 in proxy expenses in 2003. An additional $475,000 payable in FIC common stock of proxy and litigation expenses will be submitted to the Company's shareholders for approval at the next Annual Meeting of Shareholders. If payment of the additional $475,000 is so approved, the amount will be expensed by the Company in the year of approval. The Board of Directors will recommend that shareholders approve the reimbursement. The settlement also included mutual releases between the Company and Otter Creek and its affiliates. The Chairman of the Board of Directors of the Company, R. Keith Long, is the President and owner of the General Partner of Otter Creek Partners I, L.P.

LITIGATION WITH FORMER EMPLOYEE OF SUBSIDIARY

As reported in its Annual Report on Form 10-K for the year ended December 31, 2003 (the "2003 Form 10-K"), under "Item 3-Legal Proceedings-Litigation with Former Employee of Subsidiary", in October 2003, the Company placed Earl Johnson, the then-president of JNT Group, Inc. ("JNT"), a subsidiary of FIC that was later sold in December 2003 in the sale of the New Era companies, on administrative leave pending an investigation of matters related to (1) Johnson's alleged termination of an employee in response to her request for information regarding her workers' compensation rights arising out of an injury and (2) his co-mingled and disorganized bookkeeping of JNT's client accounts with those of a personal business owned by Mr. Johnson and run by him at the same office (using the Company's employees to do so). Soon after being interviewed in the course of that investigation, Mr. Johnson resigned, alleging good reason under his employment agreement with a subsidiary of FIC, on the ground that the change in the composition of the Board of Directors of FIC following the 2003 Annual Meeting of Shareholders resulted in a "change of control" under the provisions of his employment agreement. The employment agreement provided that if Mr. Johnson were to voluntarily terminate his employment for good reason, he would receive compensation and benefits for the remainder of the three-year term of the agreement and would become fully vested in 17,899 restricted shares of FIC stock. The Company notified Mr. Johnson that his resignation was not for "good reason" pursuant to his employment agreement. Under that agreement, termination without good reason results in forfeiture of future salary and benefits, as well as forfeiture of the restricted shares of FIC common stock.

In November 2003, Mr. Johnson and his wife, Carol Johnson, filed suit in Harris County, Texas District Court against the Company, FIC Financial Services, Inc. ("FICFS") and an employee of the Company. The suit, which sought an unspecified amount of damages and injunctive relief, alleges that the defendants interfered with the non-JNT contract and business relationships of the plaintiffs, made slanderous statements regarding the plaintiffs, and accessed computer files at the JNT offices relating to the non-JNT business relationships of the plaintiffs, without the consent of the plaintiffs. The suit also alleged conspiracy, conversion, and various other torts, all related to the defendants' investigation of plaintiff's business practices at JNT.

Subsequently, Mr. Johnson filed a demand for arbitration under his employment agreement, which has a mandatory arbitration clause. In the arbitration, Mr. Johnson sought damages for breach of contract and various other benefits relating to the termination of his employment contract, totaling $913,133.40. In connection with the arbitration, FIC submitted a counter-claim, alleging that Mr. Johnson committed multiple breaches of his employment agreement, and that he breached his fiduciary duty to FIC as a result of his actions in conducting the business of JNT, thereby entitling FIC to a dismissal of plaintiff's claims. Prior to the hearing on the arbitration, the Harris County Court ordered that the matters raised in that lawsuit by Mr. Johnson (though not Carol Johnson) be combined with the arbitration.

An arbitration hearing on Johnson's contract claims was conducted in April 2005. On July 21, 2005, the Arbitrator issued an interim award in which he denied all of Johnson's claims for breach of contract, as well as Johnson's claims with respect to the restricted shares of FIC stock. In denying Johnson's claims, the Arbitrator concluded that:

     (1) Johnson had committed multiple and material breaches of his employment agreement by operating a personal tax and accounting business out of office space and using employees, utilities and other items, all paid for by FICFS; by engaging in a self-dealing transaction involving the payment to himself of $25,000 out of funds held by JNT in a suspense account, an account to which JNT owed fiduciary duties to its customers and clients; and by firing an employee of JNT on the same day that the employee inquired about possible workers compensation benefits in connection with an on-the-job injury,

     (2) Johnson's breaches of his employment agreement occurred prior to the time that he was placed on administrative leave, thereby precluding him from maintaining a breach of contract suit against FIC and FICFS, and

     (3) the change in the majority of the Board of Directors of FIC resulting from the 2003 Annual Meeting of FIC's shareholders did not constitute a "change of control" under Johnson's employment agreement, thereby denying Johnson's claim that he was entitled to a "good reason" termination of his employment agreement.

In addition, the Arbitrator awarded FICFS $28,000, plus interest at the rate of 6% per annum from July 21, 2005, to the date of payment, with respect to Johnson's unauthorized conversion of funds held in the JNT suspense account. The order confirming the arbitration award was signed on February 27, 2006, by the Harris County district judge and the Company is currently pursuing collection of the judgment. No amounts have been recorded in the Company's consolidated financial statements for such judgment.

With respect to the matters raised by Mr. Johnson in the Harris County lawsuit, which were referred by the Court to the arbitration, following his loss in the arbitration of the employment agreement, Mr. Johnson notified the Arbitrator that he would not pursue arbitration of his other claims. In addition, in May 2006, Mrs. Johnson filed a notice of non-suit with respect to the claims made by her in the Harris County lawsuit. Accordingly, this matter is now closed.

LITIGATION WITH EQUITA FINANCIAL AND INSURANCE SERVICES OF TEXAS, INC. AND M&W INSURANCE SERVICES, INC.

On June 2, 2005, Equita and M&W Insurance Services, Inc. ("M&W") filed a civil suit in Travis County, Texas District Court against the Company. The suit alleges that, in entering into certain agreements with the plaintiffs, the Company made certain misrepresentations and omissions as to its business and financial condition. The agreements referenced in the suit consist of (a) an option agreement entered into in June 2003 between Equita and the Company, granting Equita the right to purchase shares of FIC's common stock at $16.42 per share, if certain sales goals were achieved under an exclusive marketing agreement between Equita and a subsidiary of the Company (the "Option Agreement"), (b) a stock purchase agreement entered into in June 2003 between M&W and the Roy F. and Joann Cole Mitte Foundation, pertaining to the purchase of 204,918 shares of FIC's common stock (the Stock Purchase Agreement"), and (c) a registration rights agreement entered into in June 2003 among the plaintiffs and the Company, whereby the Company agreed to file and maintain a shelf registration statement which respect to the shares of FIC's common stock purchased by M&W from the Mitte Foundation or which may be acquired in the future by Equita under the option agreement (the "Registration Rights Agreement," and, collectively, the "Agreements"). See "Item 1-Description of the Business-Marketing Agreement with Equita."

The suit alleges that the Company breached the provisions of the Option Agreement by refusing to indemnify the plaintiffs for losses relating to the alleged breach of certain representations and warranties included in the Option Agreement. The plaintiffs also allege that the Company required M&W to purchase

204,918 shares of FIC common stock from the Mitte Foundation as a condition of Equita's obtaining, in June 2003, an exclusive marketing agreement with a subsidiary of the Company pertaining to the distribution of insurance products in the "senior market" (the "Marketing Agreement"), and that such requirement was motivated by the desire of the Company's management to obtain certain proxy rights obtained under a settlement agreement with the Mitte Foundation and the Mitte family. See "Item 13-Certain Relationships and Related Transactions-Settlement of Litigation with Mitte Family." The plaintiffs further allege that the Company breached the provisions of the Registration Rights Agreement by failing to file a shelf registration with the SEC with respect to the shares of FIC's common stock purchased by M&W from the Mitte Foundation and the shares which may be acquired in the future by Equita under the provisions of the Option Agreement. The plaintiffs seek rescission of the Agreements; damages in an amount equal to the $3 million that M&W paid to acquire FIC shares from the Mitte Foundation, together with interest and attorney's fees and unspecified expenses; and an unspecified amount of exemplary damages.

Late in 2005, the Company's two life insurance subsidiaries, Investors Life and Family Life, intervened in the lawsuit to assert claims that Equita had breached its obligations under the Marketing Agreement with respect to the distribution of insurance products, thereby causing damages to the life insurance subsidiaries. Equita moved to dismiss the intervention, but at a hearing on December 20, 2005, the court denied Equita's motion. As a result, Investors Life and Family Life will be permitted to assert their claims against Equita in this lawsuit.

Deposition discovery with respect to both the case filed by Equita and M&W, and the claims in intervention asserted by Family Life and Investors Life, began in October of 2006.

In response to a motion for partial summary judgment, the Company has stipulated to certain elements of some of the causes of action asserted by Equita and M&W, including that certain representations and warranties made in the Option Agreement were partially incorrect, and that FIC was unable to comply with certain of its obligations under the Option Agreement. FIC did not stipulate, and continues to dispute, other elements of certain of the causes of action asserted by Equita and M&W, and disputes other causes of action in their entirely. FIC intends to vigorously oppose the lawsuit and any effort by Equita and M&W to recover damages from FIC, and the life insurance subsidiaries intend to vigorously prosecute their claims in intervention against Equita.


SHAREHOLDER CLAIM

As reported in its Annual Report on Form 10-K for the year ended December 31, 2003 (the "2003 Form 10-K"), under "Item 3-Legal Proceedings-Shareholder Claim," the Company received a demand letter in April 2004 from a law firm representing an individual shareholder (Mr. Cook) who owns 530 shares of the Company's common stock, which letter set forth certain allegations and notified the Registrant that the shareholder intended to file a shareholder derivative lawsuit (the "Demand Letter"). A detailed description of the claims raised by the individual shareholder, and the actions taken by the Special Litigation Committee appointed by the Company's Board of Directors to conduct a review of such claims, is set forth in the 2003 Form 10-K.

In May 2004, FIC, by and through its Special Litigation Committee, filed a petition in the 250th District Court of Travis County, Texas (the "Court"), seeking to have the Court appoint a panel of independent and disinterested persons pursuant to Section H (3) of Article 5.14 of the Texas Business Corporation Act to investigate the allegations, and stay any shareholder derivative actions. Subsequently, on June 1, 2004, the Court issued an Order appointing Eugene Woznicki, Kenneth S. Shifrin, John D. Barnett and F. Gary Valdez as a panel of independent and disinterested persons (the "Panel") to make determinations contemplated by Section F of Article 5.14 of the Texas Business Corporation Act in connection with the Demand Letter and staying any shareholder derivative actions relating to the letter until the Panel's review was completed and a determination was made by the panel as to what, if any, further action was to be taken. Messrs. Woznicki, Shifrin and Barnett are independent directors of FIC. Mr. Valdez is neither a director nor an employee of FIC. Mr. Valdez is the founder and president of Focus Strategies, L.L.C. and is active in various community and civic organizations in the Austin, Texas area.

Following an extensive review of the claims made by the individual shareholder, the Panel, in January 2005, filed with the court a Petition for Declaratory Judgment pursuant to the Texas Declaratory Judgments Act and Article 5.14 of the Texas Business Corporations Act (the "Petition"). The Petition describes the process used by the Panel and its counsel in considering the matters raised in the Demand Letter and the submittal provided by counsel for the shareholder. The Petition advised the Court that, after consideration of the evidence obtained through its inquiry, the Panel had unanimously made a good faith determination that the continuation of the Committee's derivative proceeding and the commencement of any further derivative proceedings based on the allegations made by the individual shareholder was not in the best interests of FIC.

On October 10, 2005, the 250th District Court of Travis County, Texas, heard for trial on the merits the matters raised by the Panel in the Petition (Financial Industries Corporation v. Tom Cook (Cause No. GN 401513). After consideration of the pleadings, evidence and authorities submitted by counsel for the Company, the Court issued a Final Judgment on October 10, 2005, in which it ruled that the determinations made by the Panel, as reflected in a report submitted to the Court by a Special Litigation Committee appointed by the Registrant's Board of Directors, were made: (1) in good faith, (2) after the Panel conducted a reasonable inquiry, and (3) based on the factors deemed appropriate under the circumstances by the Panel. The Court's ruling otherwise dismissed with prejudice the derivative proceedings involved in this matter. The Final Judgment was approved as to form and substance by counsel for the Registrant and by counsel for the defendant.

MANAGEMENT CONCLUSION ON LEGAL PROCEEDINGS

In the opinion of the Company's management, it is not currently possible to estimate the impact, if any, that the ultimate resolution of the foregoing legal proceedings will have on the Company's results of operations, financial position or cash flows.

OTHER LITIGATION

FIC and its insurance subsidiaries are regularly involved in litigation, both as a defendant and as a plaintiff. The litigation naming the insurance subsidiaries as defendant ordinarily involves our activities as a provider of insurance products. Management does not believe that any of this other litigation, either individually or in the aggregate, will have a material adverse effect on the Company's business or financial condition.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matter was submitted to a vote of security holders during the fourth quarter of the fiscal year ended December 31, 2005.


                                     PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED HOLDER MATTERS

MARKET INFORMATION

From January 2001 until June 30, 2004, FIC's common stock was traded on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") (Nasdaq symbol: FNIN). Effective as of July 1, 2004, FIC's common stock was delisted from trading on the Nasdaq National Market following a determination by the Nasdaq Listing Qualifications Panel (the "Panel") regarding the Company's eligibility for continued listing. The Panel determined that the continued listing of the Company's securities on Nasdaq was subject to the Company having filed, on or before June 30, 2004, its Form 10-K for the year ended December 31, 2003, and its Form 10-Q for the quarter ended March 31, 2004. In a Form 8-K filed on June 29, 2004, FIC announced that it would not be able to file its Form 10-K for the year ended December 31, 2003, and its Form 10-Q for the quarter ended March 31, 2004, by the June 30th date established by the Panel. Since July 1, 2004, quotations for FIC's common stock have been available on the National Quotation Bureau's Pink Sheet quotation service, under the symbol FNIN.PK.

The following table sets forth the quarterly high and low closing prices for FIC common stock for 2005, 2004 and 2003. Quotations are furnished by the Nasdaq and, for periods subsequent to June 30, 2004, the National Quotation Bureau's Pink sheet quotation service.

                                                        Common Stock Prices
                -----------------------------------------------------------------------------------------------------
                             2005                               2004                               2003
                -------------------------------    -------------------------------    -------------------------------
                    High              Low              High              Low              High              Low
                -------------    --------------    -------------     -------------    -------------     -------------
First Quarter      $7.90             $6.95            $14.35            $13.14           $15.87            $14.11
Second Quarter      8.95              7.40             14.11              9.28            14.98             12.95
Third Quarter       8.43              6.75              9.28              7.25            15.38             14.03
Fourth Quarter      8.50              7.30              8.50              7.30            14.99             13.42

HOLDERS

As of June 30, 2006, there were approximately 14,403 holders of record of FIC common stock.

DIVIDENDS

In May 2002, the Board of FIC approved a cash dividend of $0.23 per common share payable on June 21, 2002, to holders of record as of June 7, 2002. On December 13, 2002, the Board declared a dividend of $0.05 per common share payable on January 24, 2003, to holders of record as of January 3, 2003. No dividends have been declared subsequently. At its meeting on December 13, 2002, the Board modified the previously announced dividend policy. Under the revised policy, the payment of dividends is subject to the discretion of the Board of Directors, and will depend on, among other things, the financial condition of the Company, results of operations, capital and cash requirements, future prospects, regulatory restrictions on the payment of dividends, as well as other factors deemed to be relevant by the Board of Directors.

The ability of an insurance holding company, such as FIC, to pay dividends to its shareholders may be limited by the Company's ability to obtain revenue, in the form of dividends and other payments, from its subsidiaries. The right of FIC's insurance subsidiaries to pay dividends is restricted by the insurance laws of their domiciliary state. See Item 1, Description of the Business - Regulation - Dividends. Further, Family Life Corporation, which holds all of the stock of Family Life, is restricted from paying dividends on its common stock by the provisions of the $30 million note held by Investors Life. FIC (as the successor to the obligations of Family Life Insurance Investment Company) is also prohibited from paying dividends on its stock by the provisions of the $4.5 million note held by Investors Life. To provide for the payment of the cash dividends declared in 2002, FIC received waivers from Investors Life of the above-described restrictions of the notes, thereby permitting FIC to make the dividend payments to its shareholders.

EQUITY COMPENSATION PLANS

The following table presents information regarding the Company's equity compensation plans as of December 31, 2005:

                                                    (a)                 (b)                  (c)
                                          --------------------  -----------------  ------------------------
                                                                                    Number of securities
                                                                                     remaining available
                                          Number of securities  Weighted-average     for future issuance
                                            to be issued upon   exercise price of       under equity
                                               exercise of         outstanding       compensation plans
                                          outstanding options,  options, warrants  (excluding securities
                Plan Category              warrants and rights     and rights      reflected in column (a))
----------------------------------------  --------------------  -----------------  ------------------------
Equity compensation plans
   approved by security holders                      -                   -                        -
Equity compensation plans not
   approved by security holders(1)(2)            35,000              $ 12.06                      -
Total                                            35,000              $ 12.06                      -

(1) Includes options granted by FIC in March 2004 to Vincent L. Kasch , in connection with his election as Chief Financial Officer of FIC as follows: an option to purchase 20,000 shares of its common stock at a per share price of $13.25. The grant was conditioned upon the approval by the shareholders of FIC of the Incentive Stock Plan pursuant to which the grants would be made. As of the date of this report, the Incentive Stock Plan has not yet been presented to the shareholders of FIC for approval.

(2) Includes options granted by FIC in May 2005 to Michael P. Hydanus, in connection with his election as Senior Vice President - Operations of FIC as follows: an option to purchase 15,000 shares of its common stock at a per share price of $8.50. The grant was conditioned upon the approval by the shareholders of FIC of the Incentive Stock Plan pursuant to which the grants would be made. As of the date of this report, the Incentive Stock Plan has not yet been presented to the shareholders for approval.

RECENT SALES OF UNREGISTERED SECURITIES

During the year ended December 31, 2005, FIC did not make any sales of securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act").


ITEM 6.  SELECTED FINANCIAL DATA: (REGISTRANT AND ITS CONSOLIDATED SUBSIDIARIES)

The following selected unaudited consolidated financial data includes the accounts of Financial Industries Corporation and its subsidiaries.

                                                                         Year Ended December 31,
                                                 -----------------------------------------------------------------------
                                                    2005           2004           2003           2002           2001
                                                 -----------    -----------    -----------    -----------    -----------
                                                                              (In thousands)
Statement of Operations Information:

Total revenues                                   $   106,415    $   102,612    $   111,397    $   121,036    $    98,249
                                                 ===========    ===========    ===========    ===========    ===========

(Loss) income from continuing operations
   before federal income taxes, equity in
   net earnings of affiliate, and cumulative
   effect of change in accounting principle      $      (112)   $   (16,771)   $   (20,961)   $   (12,526)   $     5,562
                                                 -----------    -----------    -----------    -----------    -----------

Provision (benefit) for federal income taxes:
   Current                                               470           (943)        (1,613)           (59)         3,047
   Deferred                                             (417)        (1,261)        (1,898)        (3,462)        (1,197)
                                                 -----------    -----------    -----------    -----------    -----------
(Loss) income from continuing operations
   before equity in net earnings of affiliate,
   discontinued operations, and cumulative
   effect of change in accounting principle             (165)       (14,567)       (17,450)        (9,005)         3,712

Equity in net earnings of affiliate, net
   of tax                                               --             --             --             --              222
                                                 -----------    -----------    -----------    -----------    -----------
(Loss) income from continuing operations
   before discontinued operations and
   cumulative effect of change in accounting
   principle                                            (165)       (14,567)       (17,450)        (9,005)         3,934

Discontinued operations                                 --             --           (6,133)          --             --
                                                 -----------    -----------    -----------    -----------    -----------

(Loss) income before cumulative effect of
   change in accounting principle                       (165)       (14,567)       (23,583)        (9,005)         3,934

Cumulative effect of change
   in accounting principle                              --              229           --            4,140           --
                                                 -----------    -----------    -----------    -----------    -----------

Net (loss) income                                $      (165)   $   (14,338)   $   (23,583)   $    (4,865)   $     3,934
                                                 ===========    ===========    ===========    ===========    ===========

Net (loss) income per share:
   Basic                                         $     (0.02)   $     (1.46)   $     (2.44)   $     (0.51)   $      0.50
   Diluted                                       $     (0.02)   $     (1.46)   $     (2.44)   $     (0.51)   $      0.50

Cash dividends paid per share                    $      --      $      --      $      --      $      0.28    $      0.87

Balance Sheet Information:
   Total assets                                  $ 1,175,422    $ 1,240,757    $ 1,286,044    $ 1,295,978    $ 1,353,820
   Long-term obligations                         $    15,000    $    15,000    $    15,000    $      --      $      --
   Total liabilities                             $ 1,093,351    $ 1,153,214    $ 1,181,735    $ 1,160,586    $ 1,217,548
   Total shareholders' equity                    $    82,071    $    87,543    $   104,309    $   135,392    $   136,272

In 2004, net income and earnings per share were affected by the cumulative effect of a change in accounting principle of $229,000. This amount represents the cumulative effect of changes in accounting recognition for sales inducements under Statement of Position 03-01, specifically bonus interest. The Company has certain universal life insurance products that are credited with bonus interest after applicable qualifying periods. The adoption of the new accounting principle changed the pattern of recognition of the bonus interest expense.

In 2002, net income and earnings per share were affected by the cumulative effect of a change in accounting principle of $4.1 million. This amount represents the excess of fair value of net assets acquired over cost as of the beginning of 2002 related to the merger of ILCO with and into a subsidiary of FIC on May 18, 2001. The Company recorded this cumulative effect in conjunction with adopting Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations," in the first quarter of 2002, as required by SFAS 141. Please refer to Note 1 in the accompanying consolidated financial statements.

The results for the year ended December 31, 2001, were affected by the merger of ILCO with and into a subsidiary of FIC. On May 18, 2001, pursuant to an Agreement and Plan of Merger, as amended (the "Merger Agreement"), dated as of January 17, 2001, among FIC, InterContinental Life Corporation ("ILCO"), and ILCO Acquisition Company, a Texas corporation and wholly owned subsidiary of FIC ("Merger Sub"), Merger Sub was merged with and into ILCO (the "Merger"). ILCO was the surviving corporation of the Merger and became a wholly owned subsidiary of FIC. In accordance with the Merger Agreement, FIC issued 1.1 shares of common stock, par value $0.20 per share ("FIC Common Stock"), for each share of common stock, par value $0.22 per share, of ILCO outstanding at the time of the Merger ("ILCO Common Stock"). In addition, each outstanding option to purchase a share of ILCO Common Stock issuable pursuant to outstanding options was assumed by FIC and became an option to acquire FIC Common Stock with the number of shares and exercise price adjusted for the exchange ratio in the Merger. Prior to the merger, FIC owned approximately 48.1% of ILCO's common stock. Since ILCO was a wholly-owned subsidiary of FIC for the period from May 18, 2001, to December 31, 2001, and thereafter, the operations of ILCO are reported on a consolidated basis with FIC for a portion of 2001 and for all of subsequent periods. For the period from January 1, 2001, to May 17, 2001, FIC's net income includes its equity interest in the net income of ILCO, with such equity interest being based on FIC's percentage ownership of ILCO.


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Following is a discussion and analysis of the consolidated financial statements and other statistical data that management believes will enhance the understanding of FIC's financial condition and results of operations. This discussion should be read in conjunction with the consolidated financial statements beginning on page F-1. See also "Item 1-Description of Business-Exploration of Strategic Alternatives."

Please refer to "Forward-Looking Statements" on page 2 of this Annual Report.

INTRODUCTION

Financial Industries Corporation ("FIC" or the "Company") is a holding company engaged through its subsidiaries in the business of marketing, underwriting and servicing life insurance and annuity products in 49 states, the District of Columbia and the U.S. Virgin Islands. Like other financial intermediaries, FIC earns income principally based on the "spread" between what it pays its customers (death benefits, interest on funds on deposit) and what it earns on the money (premiums, policy and annuity deposits) its customers place in its care. Its long-term viability, profitability, and growth turn on FIC's ability to manage both sides of this spread (investment of assets and pricing of liabilities), to keep its operating expenses reasonable, and to attract a sufficient volume of new deposits (by selling new insurance policies and annuities) to more than replace the inevitable withdrawal (through deaths, policy cancellations, and annuity contract surrenders) of funds currently in its keeping.

At the end of 2005, the equity of FIC's shareholders totaled $82.1 million, down from $87.5 million at the end of 2004. This $5.4 million decline in shareholders' equity primarily reflects the Company's net loss for the year and increases in net unrealized losses on fixed maturities available for sale and the Company's net minimum pension liability.

FIC incurred a net loss of $165,000 in 2005 compared to net losses of $14.3 million and $23.6 million in 2004 and 2003, respectively. Compared to results for 2004 and 2003, the small net loss for 2005 in largely attributable to lower policyholder benefits and operating expenses, along with increases in net realized gains on investments.

FIC's mutual commitments with its life insurance policyholders and annuitants - policyholders to pay premiums and make future deposits, FIC to pay annuities and death benefits - stretch far into the future. This means that FIC's consolidated statement of operations and balance sheet must necessarily embody several significant estimates about future events. The rates at which its customers will actually become ill and die, or will withdraw their funds in response to interest rate changes or other factors, and the returns that FIC will be able to earn on its investments, must all be estimated far into the future in order to judge whether the Company is truly operating currently at a profit and whether its consolidated balance sheet is properly reflecting the current value of its assets and liabilities. Most of these estimates are embodied in balance sheet accounts such as deferred policy acquisition costs, the present value of future profits of acquired businesses, and policy liability reserves.

FINANCIAL CONDITION

Assets

During 2005, the equity of the shareholders of the Company (that is, the excess of the Company's assets over its liabilities) declined by $5.4 million. The change in FIC's shareholders' equity is primarily due to the following:

     o    Net loss for the year of $165,000, described in more detail below
     o Increase in net unrealized losses on fixed maturities available for sale of $4.9 million
     o    Increase in net minimum pension liability of $1.0 million

At the end of 2005, FIC had $832.5 million of assets under its direct management, exclusive of separate account assets. In broad terms, these funds were invested as follows:

                                                                   December 31,
                                                         ----------------------------
                                                                                        Percentage
                                                             2005           2004          change
                                                         -------------  -------------  --------------
                                                                 (In thousands)
Investments in financial instruments:
Cash and short-term investments                               $ 64,785      $ 114,558       -43.4%
Debt securities                                                593,752        500,212        18.7%
Policy loans                                                    37,637         39,855        -5.6%
Equity securities                                               10,907          8,502        28.3%
Accrued investment income                                        7,165          5,652        26.8%
                                                         -------------  -------------
Total investments in financial instruments                     714,246        668,779         6.8%
                                                         -------------  -------------

Investments in real estate:
Invested real estate                                               130         77,169       -99.8%
Real estate held for use                                             -         13,559      -100.0%
                                                         -------------  -------------
Total investments in real estate                                   130         90,728       -99.9%
                                                         -------------  -------------

Investments in future income streams:
Deferred policy acquisition costs                               50,805         50,640         0.3%
Present value of future profits of acquired business            15,865         17,905       -11.4%
                                                         -------------  -------------
Total investments in future income streams                      66,670         68,545        -2.7%
                                                         -------------  -------------

All other assets                                                51,465         52,829        -2.6%
                                                         -------------  -------------

Total managed assets                                         $ 832,511      $ 880,881        -5.5%
                                                         =============  =============


Total managed assets declined during 2005 by $48.4 million, or 5.5%. With the sale of almost all its real estate investments in 2005, the Company redeployed the sales proceeds into debt securities. While investments in real estate decreased $90.6 million in 2005 from 2004, combined cash, short-term investments and debt securities increased by $43.8 million. This overall reduction was significantly impacted by the net run-off of the Company's annuity and life insurance business in force.

In October 2003, the Company's life insurance subsidiaries entered into investment management agreements with Conning. Under these agreements, Conning manages the investment security portfolios of the life insurance subsidiaries in accordance with investment policies set by the Company's Board of Directors.

The Company, working with Conning, also revised the investment policies of its insurance subsidiaries. The new policies reiterate compliance with legal requirements of state insurance laws and regulations that are applicable to the Company's insurance company subsidiaries. They also emphasize sensitivity to the way that FIC's liabilities are likely to change over time and with changes in general interest rate levels. In practical terms, this means that the Company now focuses almost all of its investment in investment-grade securities, keeping the schedule of anticipated asset maturities in line with its projected cash needs. It also means that the Company attempts to keep the duration of its investment assets (a measure of the sensitivity of their value to changes in interest rates) in line with the duration of the Company's liabilities.

Since the engagement of Conning as the Company's investment manager, the Company has realigned its portfolio, decreasing its investment in mortgage-backed securities (including asset-backed securities) significantly, from 53.8% in 2003, to 37.4% in 2004 and to 26.1% at December 31, 2005 as a percentage of its total investment in fixed maturities. With the reduction of this exposure to mortgage and asset-backed securities, the Company increased its holdings in corporate securities from 33.8% in 2003 to 51.4% in 2004 and to 53.5% at December 31, 2005, substantially all of which are in investment grade securities.

Mortgage-backed securities are sensitive to changes in prevailing interest rates, since interest rate levels affect the rate at which the underlying mortgage obligations are repaid. Mortgage-backed pass-through securities, sequential CMOs and support bonds, which comprised approximately 65.1% of the book value of FIC's mortgage-backed securities at December 31, 2005, are sensitive to prepayment and extension risks. FIC's insurance subsidiaries have reduced the risk of prepayment associated with mortgage-backed securities by investing in planned amortization class ("PAC"), target amortization class ("TAC") instruments and scheduled bonds. These investments are designed to amortize in a predictable manner by shifting the risk of prepayment of the underlying collateral to other investors in other tranches ("support classes") of the CMO. At December 31, 2005, PAC and TAC instruments and scheduled bonds represented approximately 21.7% of the book value of FIC's mortgage-backed securities. Sequential and support classes represented approximately 19.5% of the book value of FIC's mortgage-backed securities at December 31, 2005.

An allocation by security type of the Company's investments in fixed maturities as of December 31, 2005 and 2004 is detailed below.

                                                             December 31,
                                                      -----------------------
                                                          2005        2004
                                                      -----------  ----------

Mortgage-backed and asset-backed                            26.1%       37.4%
Corporate                                                   53.5%       51.4%
U.S. Treasury securities and obligations
   of U.S. government agencies and corporations             16.7%        7.9%
States, municipalities and political subdivisions            3.7%        3.3%
                                                      -----------  ----------
Total fixed maturities                                     100.0%      100.0%
                                                      ===========  ==========


In addition to the realignment strategy as described above, the Company also decreased its level of cash and short-term investments from $114.6 million at December 31, 2004, to $64.8 million at December 31, 2005, as a result of an improving interest rate environment. Conning and the Company also completed more extensive asset/liability management and duration analysis which provided the information for more effective reinvestment of funds. As market interest rates began to rise subsequent to 2004, most of the cash and short-term investments were deployed in longer term debt securities during 2005 and the first quarter of 2006.

FIC's equity securities consist primarily of its investment in the investment funds underlying the separate accounts business of Investors Life Insurance Company of North America ("Investors Life"). However, during 2005, the Company increased its equity securities holdings by investing $2.1 million in a corporate bond mutual fund as part of a strategy to increase diversification and enhance overall investment performance. As of December 31, 2005, FIC's equity securities totaled $10.9 million, compared to $8.5 million at December 31, 2004.

FIC's real estate investments were primarily related to the development of the River Place Pointe project ("River Place Pointe") by Investors Life. At December 31, 2004, FIC's investment totaled $90.1 million in this 600,000 sq. ft., seven-building office complex on 48 acres in Austin, Texas. (For a more detailed description of the River Place Pointe project, see Item 2 -Properties.) The project was sold in June 2005, in a cash transaction, for $103 million. The Company realized a gain of $10.1 million on the sale, which includes both a current 2005 realized gain of $8 million and a deferred gain of $2.1 million to be recognized over the period from the sale date through March 31, 2008.

Agency advances and other receivables, totaling $8.2 million and $10.5 million at December 31, 2005 and 2004, respectively, consist primarily of agent balances, federal income taxes recoverable, receivables for securities, and other receivables. This decrease of $2.3 million is comprised predominately of the following: 1) increase in receivable for securities sold but not settled as of December 31, 2005 of $900,000, 2) decline in federal income taxes recoverable of $1.1 million, and 3) decline in other receivables of $2.4 million related to rental income from the River Place Pointe property.

The costs related to acquiring new business, including certain costs of issuing policies and certain other variable selling expenses (principally commissions), are capitalized and treated as deferred policy acquisition costs ("DAC") to be amortized over the life of the related policies. The slight increase in the Company's DAC from December 31, 2004, to December 31, 2005, reflects that the capitalization of acquisition costs associated with sales of new insurance policies plus adjustments for unrealized losses in the Company's portfolio exceeded the amortization of such amounts capitalized in prior years. The present value of future profits of acquired business is the capitalized acquisition cost of blocks of insurance business that the Company has acquired from others in the past. This asset is amortized to expense as the profits are realized from the various blocks of acquired business and the policies in force gradually decrease. These two assets are also impacted by the net run-off in business that the Company experienced in 2005, as shown in the following table.

                                     December 31,
                                --------------------------             Percentage
                                    2005          2004        Change    Change
                                ------------  ------------  ---------- ----------
                             (In billions, except percentages and policies in force)
Policies in force                  183,132       196,623       (13,491)   -6.9%
Life insurance in force:
   Traditional life insurance          4.7           5.0          (0.3)   -6.0%
   Universal life insurance            4.0           4.2          (0.2)   -4.8%
Annuity funds on deposit              0.13          0.14         (0.01)   -7.1%


For prior year comparative purposes, the changes for in-force from 2003 to 2004 for policies, traditional life insurance, universal life insurance, and annuity funds on deposit were (9.4)%, (7.4)%, (8.7)%, and (12.5)%, respectively.

Investors Life had $342.9 million of separate account assets as of December 31, 2005 (not including the value of the Company's own start-up investment in one of the accounts), as compared to $359.9 million at the end of 2004. These assets include (a) two variable annuity separate accounts that permit contractholders to allocate their contract values among a selection of third-party mutual funds and (b) $316.1 million held in custodian accounts in connection with investment annuity contracts. The investment annuity business is reinsured with Symetra Life Insurance Company (formerly Safeco Life Insurance Company), a third-party reinsurer, on a 90%/10% coinsurance basis, with Investors Life retaining 10% of such business. Since the reinsurance treaty is on a coinsurance basis, Investors Life is contingently liable to the policyholders in the event that the reinsurer is unable to fulfill its obligations under the treaty. Investors Life is not marketing new separate account annuity contracts.

Effective June 1, 2006, Investors Life recaptured the previously reinsured investment annuity business with Symetra Life resulting in the retention of 100% of this business. The Company expects the recapture of this previously reinsured business to increase revenues in 2006 and future years. However, as this is a closed block of business, the revenues are expected to decrease as the policies in force decline.

Liabilities

The Company's insurance-related liabilities (future policy benefits and contractholder deposit funds) were $698.2 million at December 31, 2005, as compared to $732.3 million at December 31, 2004. The decrease in contractholder deposit funds and future policy benefits reflects the business run-off as previously described above. Additionally, annuity deposits received in 2005 totaling $1.3 million were lower than the $5.8 million received in 2004. The decrease in annuity deposits is directly related to the Company's decision in 2004 to temporarily discontinue the sale of fixed annuity products. Certain design features of the Company's annuity products, coupled with competition in the annuity market and a low interest rate market environment led to this decision. The Company expects to evaluate a possible re-entry into the annuity market in the future but does not expect a current change in strategy in 2006.

Other liabilities, which totaled $25.1 million at December 31, 2005, compared to $29.6 million at December 31, 2004, consist primarily of accrued expenses, policyholder suspense liabilities, pension plan liabilities, and amounts held as agent or trustee. This decrease in other liabilities is primarily due to a decline in general accounts payable of $6.6 million, offset partially by increases in reinsurance payables of $655,000 and deferred gains on investment real estate of $1.6 million. The change in deferred gains on investment real estate is comprised of the recognition of deferred gain on the Elizabeth, New Jersey office building of $151,000 and addition of the deferred gain on the River Place Pointe property of $1.7 million.

Additionally, a significant development in 2004 in other liabilities is the initial recording of an additional minimum pension liability for the ILCO pension plan as described in more detail in Note 10 of the accompanying consolidated financial statements. The additional liability resulted primarily from a decrease in the pension plan discount rate as of December 31, 2004, consistent with the decrease in overall market interest rates. With these trends continuing into 2005, this liability increased to $4.4 million, an increase of $1.1 million.

The ILCO pension plan has an accumulated benefit obligation projected at year-end 2005 totaling $19.3 million in comparison to the fair value of plan assets of $18.1 million. The difference in these amounts reflects a minimum liability of approximately $1.2 million. However, because the funding position of the plan reflects a prepaid pension expense of $3.2 million at December 31, 2005, the Company was required to record the additional liability of $4.4 million to reflect the net minimum liability of $1.2 million. The effects of recording the changes in the additional liability are included as a component of other comprehensive income, net of taxes.

In 2003, the Company borrowed $15 million through the issuance of trust preferred notes (the "2003 Notes") to pay for its acquisition of the New Era companies and to repay advances that it had received from one of its insurance company subsidiaries for operating expenses. The 2003 Notes bear interest at the three-month LIBOR rate plus 4.2%, not to exceed 12.5% prior to May 2008. The 2003 Notes require the payment only of interest through May 22, 2033, when the entire $15 million must be repaid, but may be repaid without any prepayment penalty after May 2008.

The entire principal amount of the 2003 Notes and any accrued but unpaid interest may become immediately due and payable upon an event of default, which includes: (1) failure to pay interest within 30 days of any due date; (2) failure to pay principal when due; (3) the bankruptcy or insolvency of FIC; or
(4) the merger of FIC or sale of all or substantially all of its assets unless the successor entity to a merger is a United States corporation (or a foreign corporation that agrees to be bound by certain tax provisions). The terms of the 2003 Notes also place certain limitations on the offer or sale of securities of FIC if it would render invalid the exemption of the notes issued in connection with the loan from the registration requirements of the Securities Act of 1933. Other terms and conditions of the $15 million borrowing are described in Note 6 in the accompanying consolidated financial statements. As of December 31, 2005, the Company is in compliance with all provisions of this agreement.

Capital Adequacy

Financial intermediaries such as FIC depend on their capital to absorb short-term fluctuations in asset and liability values in their financial structures. They also count on capital to support the growth of the business. One typical measure of the strength of a financial holding company such as FIC is the simple ratio of its shareholders' equity to its total assets. For FIC, excluding its separate account assets (which are not relevant for this purpose), at the end of 2005, this ratio was 9.86%, compared to 9.94% at the end of 2004. Management believes that its current capital is sufficient to meet the Company's liabilities and to fund growth at currently planned levels.

FIC's two insurance company subsidiaries are subject to regulation under state law. Among other requirements, these state laws and regulations impose capital adequacy requirements on insurance companies. Using a calculation that takes into account the quality, liquidity, maturities, and amounts of its assets and liabilities, each insurance company is required to calculate its "risk-based capital" (or "RBC"). The company's total adjusted capital must exceed 200% of the authorized control level RBC to avoid supervisory activity by the insurance regulators. As of December 31, 2004, the total adjusted capital of FIC's insurance subsidiaries, Family Life and Investors Life, was approximately 869% and 254% of its authorized control level risk-based capital, respectively. As of December 31, 2005, the RBC ratios for Family Life and Investors Life were 717% and 560%, respectively. The RBC ratio of Investors Life improved significantly as a result of the June 2005 sale of the River Place Pointe real estate investment. See Item 2 - Properties.

State regulators also use NAIC IRIS ratios to monitor capital adequacy requirements. The NAIC ratios cover 12 categories of financial data with defined "usual" ranges for each such category. The ratios are intended to provide insurance regulators with "early warnings" as to when a given company might warrant special attention. An insurance company may fall outside of the usual range for one or more ratios, and such variances may result from specific transactions that are, by themselves, immaterial or eliminated at the consolidation level. In certain states, insurers with more than three IRIS ratios outside of the NAIC usual ranges may be subject to increased regulatory oversight. For 2004, each of the Company's insurance subsidiaries had six IRIS ratios outside of the usual ranges. However, for 2005 Family Life had five ratios and Investors Life had two ratios which were outside the usual ranges. For Family Life, the ratios outside the usual ranges were primarily related to changes in capital and surplus, net income, investment income, and non-admitted assets. For Investors Life, the ratios outside the usual ranges were primarily related to investment income and changes in premium. Despite the IRIS ratio results for 2005, both Family Life and Investors Life continue to maintain capital and surplus positions which significantly exceed risk-based capital ("RBC") and other regulatory requirements.

During 2004, the Company and its investment manager developed asset-liability ("ALM") models for the investment portfolios of FIC's two insurance companies. These models focus on comparing the respective durations of the assets and liabilities of each company. Since duration is a direct measure of the sensitivity of an asset or liability to a change in interest rates, these ALM models are designed to allow the Company's management to deploy investment assets in ways expected to moderate the impact of changes in interest rates on the equity of each of the insurance companies.

RESULTS OF OPERATIONS

FIC incurred a net loss of $165,000 in 2005. Comparing this result to the results in 2004 and 2003 is complicated by several factors:

     o significant and unusual expenses incurred during 2005, 2004, and 2003 related to accounting and auditing fees and during 2003 related to compensation expenses;
     o    litigation settlement incurred during 2003
     o    significant change in an accounting principle in 2004;
     o fluctuations in net realized gains and losses on investments, primarily due to the gain recognized on the sale of the Company's investment in River Place Pointe;
     o    discontinued operations in 2003; and
     o varying federal income tax effects primarily from the establishment of and changes in a valuation allowance for deferred taxes.

In 2005, FIC's net loss was affected by the following items:

     (1) Real estate investment gains were recognized on the sale of real estate properties totaling $8.8 million. In addition, due to the sale of these properties during 2005, rental income declined during the year ended December 31, 2005.

     (2) Reductions of $7.1 million were realized in policyholder benefits and expenses. These were primarily attributable to lower death benefits and policy surrenders.

     (3) Significant auditing, actuarial, accounting, consulting, and legal fees continued to be incurred in 2005, although reduced slightly from the level of 2004, as a result of the audit of the Company's financial accounts and resulting restatement of prior years' consolidated financial statements included in its 2004 Form 10-K filing, along with various litigation matters continuing into 2005. These fees totaled $7.3 million during 2005, a reduction of $1.4 million from 2004.

     (4) Interest expense on contractholder deposit funds continues to decline totaling $22.1 million in 2005 compared to $23.2 million and $25.8 million in 2004 and 2003, respectively.

In 2004, FIC's net loss was affected by the following items:

     (1) Significant auditing, actuarial, accounting, consulting, and legal fees were incurred in 2004, much of which was associated with the internal review of the Company's financial accounts and resulting restatement of prior years' consolidated financial statements as reported in its 2003 Form 10-K filing. The total for all these expenses and fees, much of which related to the internal review, restatement and litigation matters, was approximately $8.7 million for 2004. Comparative expenses and fees for 2003 and 2002 totaled approximately $5.1 million and $2.1 million, respectively.
     (2) Effective January 1, 2004, the Company adopted Statement of Position ("SOP") 03-01, "Accounting and Reporting by Insurance Enterprises for Certain Non-traditional Long-Duration Contracts and for Separate Accounts." This resulted in recognizing additional income totaling $229,000, net of taxes, as a cumulative effect of change in accounting principle in 2004. The implementation of this SOP changed the pattern of recognition of bonus interest credited to contractholders for certain of the Company's insurance products.
     (3) Excess of cost over net assets acquired, or goodwill, totaling $752,000 was written off as an operating expense in 2004 as a result of the Company's annual impairment analysis of such asset.
     (4) The valuation allowance related to the realization of deferred tax assets from continuing operations increased $3.3 million.

In 2003, FIC's net loss was affected by the following items:

     (1) $5.2 million in charges related to other than temporary impairment of securities. This adjustment resulted from an analysis of the investment portfolio that was made by the Company in connection with their regular and periodic analysis.
     (2) a loss from discontinued operations of $6.1 million on the sale of the New Era companies.
     (3) $2.9 million of expense related to the settlement of the litigation between FIC and Roy F. Mitte (the former Chairman and Chief Executive Officer of the Company) and the Roy F. and Joann Cole Mitte Foundation.
     (4) $1.6 million paid in investment banking fees for strategic business plan reviews and in legal fees and other expenses for proxy matters and litigation related to the 2003 annual meeting of shareholders.
     (5) $1.1 million for payments to be made to Jeffrey Demgen, Eugene E. Payne and George Wise pursuant to their employment agreements in connection with the termination of their employment by the Company.
     (6) $0.4 million paid to William P. Tedrow in connection with the New Era acquisition in June 2003 (see Company's Quarterly Report on Form 10-Q for the three-month period ended June 30, 2003, for a further description of this payment).
     (7) $2.0 million of expenses for the estimated loss for the rental and operation of a leased office building through December 2005.
     (8) $3.6 million increase in the valuation allowance related to the realization of deferred tax assets from continuing operations.

The above described items need to be taken into consideration in drawing comparisons between the operating results in 2005 and other periods.

The Company's revenues and net loss for years 2005, 2004, and 2003 are shown in the following table.

                              Year Ended December 31,
                  -----------------------------------------------
                       2005            2004             2003
                  --------------  --------------  ---------------
                                  (In millions)

Revenues                $ 106.4         $ 102.6          $ 111.4
Net loss                   (0.2)          (14.3)           (23.6)



Revenues

Components of revenue by type are detailed below:

                                                           Year Ended December 31,
                                                -------------------------------------------
                                                     2005           2004           2003
                                                -------------  -------------  -------------
                                                               (In millions)
Premiums, net                                          $ 23.1         $ 23.3         $ 31.1
Earned insurance charges                                 40.0           41.8           40.3
Net investment income                                    31.1           30.7           35.3
Real estate income, net                                   0.6            1.8            2.4
Net realized gains (losses) on investments                8.9            2.8           (0.4)
Other                                                     2.7            2.2            2.7
                                                -------------  -------------  -------------
Total revenues                                        $ 106.4        $ 102.6        $ 111.4
                                                =============  =============  =============


Premium revenues reported for traditional life insurance products are recognized when due. Typically, both renewal premiums and first-year premiums have declined from year to year throughout the period of 2003 through 2005, as shown in the following table.

                                                       Year Ended December 31,
                                             ----------------------------------------
                                                  2005         2004          2003
                                             ------------  ------------  ------------
                                                           (In millions)
Investors Life:
  First year                                        $ 0.1         $ 0.1         $ 0.4
  Renewal                                             4.9           5.2           7.2
                                             ------------  ------------  ------------
  Total Investors Life net earned premiums            5.0           5.3           7.6
                                             ------------  ------------  ------------
Family Life:
  First year                                          3.7           2.2           1.3
  Renewal                                            14.4          15.8          22.2
                                             ------------  ------------  ------------
  Total Family Life net earned premiums              18.1          18.0          23.5
                                             ------------  ------------  ------------

Total net earned premiums                          $ 23.1        $ 23.3        $ 31.1
                                             ============  ============  ============


The decline in renewal premiums reflects the run-off in the Company's existing book of business, as previously noted. The decrease in first-year premiums for Investors Life is attributable to the decrease in the number and value of new policies that were issued in 2004 and 2003. Also, Investors Life historically has focused less on sales of traditional life insurance products, placing more emphasis on annuity and universal life insurance products. Conversely, Family Life product marketing has concentrated on sales of mortgage protection insurance which are traditional life insurance products. During 2003 and 2004, the sales organization of Family Life was restructured to lower overall policy acquisition costs. Family Life also upgraded its product portfolio in 2004 to offer more competitive features and benefits. These developments were key to the increase in first year premiums in Family Life during 2004. During 2005, these trends continued with renewal premiums continuing to run-off in the Company's existing book of business. While Investors Life maintained its first-year premiums, the restructuring and upgrades to the product portfolio contributed to Family Life's increase in first-year premiums.

In accordance with GAAP, deposits received by FIC in connection with annuity contracts and premiums received for universal life ("UL") insurance policies are reflected in FIC's consolidated financial statements as increases in liabilities for contractholder deposit funds and not as revenues. Annual charges made against these deposits are reported as revenue. For the years 2003-2005, the table below reflects the amounts of such annuity deposits and UL premiums.

                                                     Year Ended December 31,
                                           --------------------------------------------
                                                2005           2004            2003
                                           -------------  -------------  --------------
Annuity deposits and UL premiums                          (In millions)

Annuity deposits:
   Investors Life                                  $ 1.3          $ 5.8          $ 23.1
   Family Life                                         -              -               -
                                           -------------  -------------  --------------
   Total annuity deposits                            1.3            5.8            23.1
                                           -------------  -------------  --------------
UL premiums:
   Investors Life                                   28.6           29.7            32.8
   Family Life                                       3.2            3.5             1.8
                                           -------------  -------------  --------------
   Total UL premiums                                31.8           33.2            34.6
                                           -------------  -------------  --------------
Total annuity deposits and UL premiums            $ 33.1         $ 39.0          $ 57.7
                                           =============  =============  ==============


The significant decline in UL premiums and annuity deposits in 2004 and slight declines of the same in 2005, shown in the prior table, reflects the factors noted earlier in this discussion: the net run-off of business from the Company's existing book of business, and declining sales of new UL policies. Although the Company is focusing on reversing these trends on an overall basis, management has de-emphasized the sale of annuity and UL products in periods subsequent to 2003 due primarily to the current interest-rate environment and certain design features of FIC's current annuity products.

Earned insurance charges totaled $40.0 million, $41.8 million, and $40.3 million for the years ended December 31, 2005, 2004, and 2003, respectively. These revenues primarily consist of UL cost of insurance charges, but also include policy surrender charges, and policy administration charges.

Net investment income for the year ended December 31, 2005, was $31.1 million as compared to $30.7 million for the year ended December 31, 2004, and $35.3 million for the year ended December 31, 2003. The increase in net investment income from 2004 to 2005 was primarily attributable to the reinvestment of cash and short-term investments and real estate sales proceeds into higher-yielding fixed maturity investments during 2005 consistent with the revised investment policies of the Company under Conning's investment management. This increase in income was also achieved during a period when total investments, including cash and cash equivalents, declined by 4.5% from year end 2004 to year end 2005, primarily due to net run-off of insurance business as previously described. The decrease in net investment income from 2003 to 2004 was primarily attributable to 1) a decline in the income received from the Company's interest-bearing investments, resulting from decreasing interest rates during 2003 and 2004 and
2) significant reinvestment of investment proceeds from sales, maturities, and mortgage-backed security prepayments in lower-yielding securities during this period. The Company's holdings of fixed maturities, trading securities, and short-term investments (including cash equivalents) are its primary interest bearing securities. Additionally, the holdings of these securities declined approximately 4.4% from 2003 to 2004 contributing to the lower net investment income. Components of net investment income by investment type are detailed below:

                                                    Year Ended December 31,
                                          --------------------------------------------
                                              2005           2004            2003
                                          -------------  -------------  --------------
                                                        (In thousands)
Fixed maturities                            $    27,255    $    27,386    $     31,846
Other, including short-term investments
 and policy loans                                 4,639          4,036           4,177
                                          -------------  -------------  --------------
Gross investment income                          31,894         31,422          36,023
Investment Expenses                                (747)          (719)           (677)
                                          -------------  -------------  --------------
Net investment income                       $    31,147    $    30,703    $     35,346
                                          =============  =============  ==============

Real estate revenue was primarily earned from the leases on the buildings at the Company's River Place Pointe office complex in Austin, Texas. Net real estate income (revenues from leases less associated operating expenses and depreciation) totaled $.6 million, $1.8 million, and $2.4 million for the years ended December 31, 2005, 2004, and 2003, respectively. The decrease in real estate income from 2003 to 2004 was primarily due to higher depreciation, operating expenses and real estate taxes, as gross rental income was substantially the same between years. The decrease in real estate income from 2004 to 2005 was primarily due to the reduction in the space available for rental due to the sale of the River Place Point office complex in June, 2005.

Due to this sale, the Company will no longer have significant real estate-related income subsequent to this date as the sales proceeds were reinvested primarily in fixed maturity securities.

For the year ended December 31, 2005, FIC had a $8.9 million net realized gain on investments, compared to a $2.8 million net realized gain in 2004, and a $.4 million net realized loss in 2003. The realized gain for 2005 includes $8 million in gains recognized on the sale of the River Place Pointe property and $761,000 of gains recognized on the sale of three properties included in real estate held for sale. The net realized gain for 2004 includes $1.1 million in gains on sales of fixed maturity securities and $1.7 million in gains on sales of two of the Company's real estate properties classified as held for sale. In 2003, eight bonds were classified as other than temporarily impaired, resulting in writedowns totaling approximately $5.2 million. These bonds were subsequently sold in the fourth quarter of 2003, resulting in a small additional loss subsequent to the writedowns. The Company also sold various bonds throughout 2003 for gains that largely offset the previously described write-downs, resulting in the $0.4 million net realized loss for the year.

Benefits and Expenses

Policyholder benefits and expenses, which consist primarily of death benefit claims, totaled $40.4 million, $47.5 million, and $47.4 million for the years ended December 31, 2005, 2004, and 2003, respectively. The decrease in 2005 from 2004 is primarily due to decreases in death benefits and declines in the surrenders of policies. The increase in 2004 from 2003 is primarily due to higher surrenders of traditional life insurance policies and other benefits, partially offset by lower policyholder dividends. Death benefits for 2003 and 2004 were at relatively comparable levels.

Interest expense on contractholder deposit funds represents interest paid or credited to contractholders on cash values accumulated in their universal life insurance and annuity accounts. Interest expense totaled $22.1 million in 2005, $23.2 million in 2004, and $25.8 million in 2003. The decrease in interest expense in 2005 from 2004 was primarily due to the continuing decline in the number of universal life insurance and annuity policies in-force. The decrease in interest expense in 2004 from 2003 was primarily attributable to reductions in interest rates credited to policyholders, as the Company managed its interest spread in response to the low and declining interest rates that characterized 2004. Also contributing to the lower interest expense was a decline in universal life insurance and annuity policies in force, as the liability for contractholder deposit funds decreased from $593.9 million at year-end 2003 to $572.1 million at year-end 2004.

The decline in market interest rates from 2001, had a negative impact on the interest spread which is the difference in the Company's investment portfolio rate and the interest rates credited on policyholder contracts for universal life insurance and annuities. The Company responded to the lower market rates by lowering many of the credited rates on its policies during 2003 and 2004. However, universal life insurance and annuity policies have contractual minimum guaranteed rates and credited rates cannot be lower than such minimums. Because many of the Company's policies have minimum guaranteed rates of 4.0%, the market interest rate environment in recent years has put pressure on the Company's interest spread.

Amortization of deferred policy acquisition costs (DAC) increased from $9.8 million in 2003 to $10.5 million in 2004 but decreased slightly to $10.0 million in 2005. These expenses represent the amortization of the costs of producing new business, which consist primarily of agents' commissions and certain policy issuance and underwriting costs. DAC is amortized over the premium-paying period of the policies in proportion to estimated annual premium revenue for traditional life insurance business. For interest sensitive products, these costs are amortized in relation to the estimated annual gross profits of the policies. The level of policy lapses and surrenders can also have a significant impact on the amount of amortization in any reporting period. The amortization in 2004 and 2005 is reflective of continued pressure on estimated future margins, due to the low market interest rate environment and its impact on the Company's interest spread as previously described.

Present value of future profits on acquired businesses (PVFP) is amortized in a similar manner as DAC, as previously described, for traditional and interest sensitive business. Amortization of PVFP totaled $2.7 million, $3.2 million, and $4.5 million for the years ended December 31, 2005, 2004, and 2003, respectively. The amortization is consistent with the run-off of the acquired blocks of business. However, the amount for 2004 included reduced amortization due to assumption changes related to two acquired universal life insurance blocks of business.

Operating expenses for 2005 were $30.1 million, as compared to $34.2 million in 2004 and $41.5 million in 2003. In each year, operating expenses were impacted by several significant and unusual items which are described below.

During 2003, operating expenses included $5.1 million of significant unusual items. These items included:

     o $1.6 million paid in investment banking fees for strategic business plan reviews and in legal fees and other expenses for proxy matters and litigation related to the 2003 annual meeting of shareholders.
     o $1.1 million for payments to be made to Jeffrey Demgen, Eugene E. Payne and George Wise pursuant to their employment agreements in connection with the termination of their employment by the Company.
     o $0.4 million paid to William P. Tedrow in connection with the New Era acquisition in June 2003 (see Registrant's Quarterly Report on Form 10-Q for the three-month period ended June 30, 2003 for a further description of this payment); and
     o $2.0 million of expenses for the estimated loss for the rental and operation of a leased office building through December 2005.

During 2004, the Company took significant steps to reduce the level of general operating expenses. Subsequent to the changes in the Board and management in late 2003 and early 2004 as previously described, a comprehensive review of the Company's staffing and operational structure was performed. This review identified numerous opportunities in these areas for reductions in the Company's cost structure, given the current levels of sales and business in force. Accordingly, significant reductions in staffing levels were achieved in late 2003 and during 2004. The Company also closed its Seattle branch office and records storage facility, upgraded various operating and accounting systems, and restructured employee benefit programs.

Although many cost reduction steps were implemented in 2004, with additional steps taken in 2005, the savings were largely offset by the extraordinary auditing, actuarial, accounting and other consulting, and legal expenses associated with the reexamination of the Company's financial accounts and restatement of prior years' consolidated financial statements as reported in its 2003 Form 10-K filing on July 29, 2005. Significant legal fees were also incurred in 2004 related to litigation matters as previously described in Item 3
- Legal Proceedings. A comparison of these expenses for 2005 and prior years is provided below:

                                                 Year Ended December 31,
                                                ------------------------
                                                 2005     2004     2003
                                                ------   ------   ------
                                                      (In thousands)
Audit fees                                      $2,902   $2,967   $1,482
Actuarial fees                                   1,685    1,578      763
Accounting and other consulting fees             1,077    2,762      618
Legal fees                                       1,679    1,393    2,254
                                                ------   ------   ------
Total                                           $7,343   $8,700   $5,117
                                                ======   ======   ======

The significant level of these fees has continued into 2005 and 2006 due to the late filing of the Company's 2003, 2004 and 2005 Forms 10-K. Such fees are accrued and reported in the year the services are performed. Subsequent to the filing of the 2003 Form 10-K, the Company began work on its 2004 financial statement reporting requirements. This includes the completion of the 2004 statutory financial statements and related audits for the Company's insurance subsidiaries and the 2004 consolidated financial statements and related audit as included in the 2004 Form 10-K filing. As this work and the related audits were ultimately completed in 2006, the related fees incurred continue to remain at higher than normal levels. The Company expects such fees to continue at similar levels throughout 2006 at which time the Company anticipates its financial filings will be substantially current and the level of fees may drop to lower levels in 2007. Fees incurred through September 30, 2006, for audit, actuarial, accounting and legal fees totaled approximately $7.2 million, respectively.

Also to be considered in the analysis of these expenses is that following the filing of the 2003 Form 10-K, the Company engaged Deloitte & Touche LLP as its new independent registered public accounting firm and engaged Allen Bailey & Associates, Inc. as its new actuarial consulting firm. Both firms were also engaged to work on the 2004 and 2005 statutory financial statements for the Company's insurance subsidiaries, as well as the 2004 and 2005 consolidated financial statements. This change in auditors and actuaries, the first by the Company in many years, required additional work by both internal and external accounting and actuarial personnel.

Operating expenses in 2004 also include a write off of excess of cost over net assets acquired, or goodwill, totaling $752,000 resulting from the Company's annual impairment analysis of such asset. The goodwill was originally recognized by ILCO in connection with its acquisitions, including Investors Life. The impairment of the entire goodwill asset was triggered by the significant decline in the Company's stock price from December 31, 2003 to December 31, 2004. The Company's stock price is a significant component in the valuation calculation as required in the impairment analysis.

During 2005, the Company took additional steps to reduce its operating expenses by $4.1 million. As noted above, although auditing, actuarial, accounting, consulting, and legal fees continued at a high level, the Company reduced these fees by $1.4 million during 2005.

Interest expense for 2005, 2004 and 2003 totaled $1.1 million, $864,000 and $485,000, respectively. As previously disclosed in this Item 7, the interest expense relates to debt service on $15 million the Company borrowed in 2003 through issuance of trust preferred notes (the "2003 Notes"). The 2003 Notes bear interest quarterly at the three-month LIBOR rate plus 4.2%. Interest expense for 2005, 2004 and 2003 reflects an average annual interest rate of approximately 7.6%, 5.8% and 5.3 %, respectively.

Taxes

The provision for federal income taxes on loss from continuing operations, before cumulative effect of change in accounting principles, reflects tax expense (benefit) totaling $0.1, $(2.2) million and $(3.5) million for the years 2005, 2004 and 2003, respectively. These tax amounts equate to effective tax expense (benefit) rates of 47.3%, (13.1%), and (16.8%) for the years ended December 31, 2005, 2004, and 2003, respectively. The primary reason for the significant deviation from the expected statutory tax rate of 34% for the Company for the year 2005 is due to increases to the valuation allowance for deferred tax assets and the tax benefit for dividends received deduction. The primary reason for the significant deviation from the expected statutory tax rate of 34% for the Company for the years 2004 and 2003 is due to the establishment of a valuation allowance and increases to this allowance for deferred tax assets. Under SFAS No. 109, the Company has established a valuation allowance when, based on the weight of the available evidence, it is more likely than not that some portion of its deferred tax assets will not be realized. Realization of deferred tax assets is dependent upon the Company's generation of sufficient taxable income in the future to recover tax benefits that cannot be recovered from taxes paid in prior periods. The Company's deferred tax assets are primarily comprised of net operating losses of FIC and its non-life insurance wholly owned subsidiaries and policy reserves of its life insurance subsidiaries. These nonlife net operating loss carry forwards totaled approximately $34.0 million at year-end 2005 and begin to expire in 2008 through 2025. The valuation allowance totaled $10.2 million at December 31, 2005, with the initial establishment of the allowance in 2002 totaling $0.8 million. Additions to the allowance totaled $0.4 million, $3.0 million and $6.0 million in 2005, 2004 and 2003, respectively. The additions in 2005 include $0.1 million related to continuing operations and $0.3 million related to other comprehensive income. The additions in 2004 include $3.3 million related to continuing operations and a reduction of $0.3 million related to other comprehensive income. The 2003 additions include $3.6 million related to continuing operations, $2.1 million related to discontinued operations, and $0.3 million related to other comprehensive income.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations. FIC is an insurance holding company whose principal assets at and for the year ended December 31, 2005, consisted of its ownership interests in its insurance subsidiaries, Family Life Insurance Company and Investors Life Insurance Company. As a holding company, FIC's ability to pay interest and principal on its debt, pay its expenses and pay dividends on its common stock depend substantially on its receipt of dividends or other cash flow from its subsidiaries.

At the holding company level, FIC's principal current ongoing liquidity demands relate to the payment of principal and interest on its indebtedness. As of December 31, 2005, Investors Life held $15.4 million of notes receivable from FIC (the "Affiliated Notes") that represented the remaining indebtedness related to the Family Life acquisition. Although this intercompany indebtedness is eliminated on FIC's consolidated balance sheets, it creates a debt service requirement at the holding company level. The Affiliated Notes, through June, 2004, included the following provisions:

     (a)  principal payments each quarter of $1,536,927; and
     (b)  interest payments each quarter, at an annual rate of 9.0%.

In June 2004, with the approval of the Texas Department of Insurance, the Affiliated Notes were amended to provide for:

     (a)  no principal payments until March 12, 2006;

     (b) principal payments each quarter of $1,536,927, commencing March 12, 2006, and ending with a final payment on June 12, 2008; and
     (c)  interest payments each quarter, at an annual rate of 5.0%.

Again with the approval of the Texas Department of Insurance, the loans were restructured as of March 9, 2006. As amended, the loans provide for a one year moratorium on principal payments for the period from March 12, 2006, to December 12, 2006, with principal payments to resume on March 12, 2007, with ten equal quarterly principal payments until the maturity date of June 12, 2009. These notes have been eliminated in consolidation.

The holding company's other principal liquidity requirement is debt service on the $15 million of 2003 Notes that it issued in May 2003. (See "Financial Condition - Liabilities" earlier in this Item 7.) These notes require quarterly interest payments at a variable interest rate of the three-month LIBOR rate plus 4.2% (which yielded a rate of approximately 9.02% at April 1, 2006). The principal amount of the 2003 Notes must be repaid in a single payment in 2033.

In addition to these debt service requirements, the holding company must pay its expenses in connection with Board of Directors fees, insurance costs, corporate overhead, certain audit and accounting fees, and legal and consulting expenses as incurred. The holding company has not paid any dividends to its shareholders since early in 2003, and management does not anticipate the payment of such dividends in the near future.

Since FIC is not current in its filing of financial information with the SEC, it does not have access to the public capital markets. Although FIC does not believe that it will need additional capital to fund its obligations through 2006, the unavailability of access to the public capital markets may adversely affect our ability to grow our business through acquisitions.

The ability of Family Life and Investors Life to pay dividends to FIC and meet these holding-company liquidity demands is subject to restrictions set forth in the insurance laws and regulations of Texas, its domiciliary state. Texas limits how and when Family Life and Investors Life can pay such dividends by (a) including the "greater of" standard for payment of dividends to shareholders and
(b) requiring that prior notification of a proposed dividend be given to the Texas Department of Insurance. Under the "greater of" standard, an insurer may pay a dividend in an amount equal to the greater of: (i) 10% of the policyholder surplus or (ii) the insurer's statutory net gain from operations for the previous year.

In June 2004, FIC, with the approval of the Texas Department of Insurance, created FIC Insurance Services, L.P., a service company subsidiary, and transferred to it many of the administrative functions of the insurance companies. The new service company charges each insurance company a monthly service fee that is calculated using a formula based on policies under management, new policies issued, managed assets, and other factors. Profits earned by the service company are paid as dividends to the holding company, providing an additional source of liquidity at the holding company level.

Liquidity considerations at FIC's insurance subsidiaries are different in nature than for the holding company. Sources of cash for FIC's insurance subsidiaries consist of premium payments and deposits from policyholders and annuity holders, charges on policies and contracts, investment income, and proceeds from the sale of investment assets. These funds are applied primarily to provide for the payment of claims under insurance and annuity policies, payment of policy withdrawals, surrenders and loans, operating expenses, taxes, investments in portfolio securities, and shareholder dividends.

A primary liquidity consideration with respect to life insurance and annuity products is the risk of early policyholder and contractholder withdrawal. Deposit fund liabilities for universal life and annuity products as of December 31, 2005, were $542.2 million, compared to $572.1 million at December 31, 2004. Individual life insurance policies are less susceptible to withdrawal than are annuity contracts because life insurance policyholders may incur surrender charges and undergo a new underwriting process in order to obtain a new insurance policy. At December 31, 2005, the bulk of the liabilities for contractholder deposit funds on FIC's balance sheet, $405.0 million, represented insurance products, as compared to only $137.2 million of annuity product liabilities.

Since each insurance company holds large portfolios of highly liquid publicly traded debt securities, raising cash through asset sales is available should other sources of liquidity fail to provide cash as needed. In this regard, however, the insurance companies must be concerned about such sales at inopportune times, when adverse movements in interest rates may have depressed the market price of securities so that sales would result in the realization of significant losses. To guard against such an outcome, FIC's management monitors benefits paid and surrenders of insurance products to provide projections of future cash requirements. Also as part of this monitoring process, FIC performs cash flow testing of assets and liabilities at each year-end to evaluate the match between the planned maturities of the insurance company assets and the likely liquidity needs of the companies over time. Such cash-flow testing, prescribed by insurance laws and regulations, models the likely performance of assets and liabilities over time, using a wide variety of future interest rate scenarios.

There can be no assurance that future experience regarding benefits and surrenders will be similar to the historic experience on which such cash-flow testing is based, since withdrawal and surrender levels are influenced by such factors as the interest-rate environment and general economic conditions as well as the claims-paying and financial strength ratings of FIC's insurance subsidiaries.

In connection with sales of invested assets, on June 1, 2005, the Company sold its River Place Pointe office complex to a non-affiliated party in an all-cash transaction for a gross purchase price of $103 million. Under the terms of the sale agreement, the Company entered into a lease with the purchaser with respect to all of the space in Building One for a five-year term. The Company will realize a gain of $10.1 million on the sale, which includes both a current 2005 realized gain of $8.0 million and a deferred gain of $2.1 million to be recognized over the period from the sale date through March 31, 2008. Although this results in lower real estate income, the Company is able to reinvest these proceeds into more liquid investments, matching the cash flow needs of its policyholder-related liabilities.

Contractual Obligations

The following table summarizes information regarding FIC's contractual obligations, including principal and interest where applicable, as of December 31, 2005. The amounts in the table are different than those reported in our consolidated balance sheet as of December 31, 2005 due to the consideration of interest on debt obligations. Some of the amounts included in this table are based on management's estimates and assumptions about these obligations, including those related to duration, future mortality, and persistency. Because these estimates and assumptions are necessarily subjective, the amounts actually paid by the Company in the future may vary significantly due to the uncertainty of the timing of cash flows based on insurable events or policyholder surrenders.

                                                           Less than       One to      Four to        More than
           Contractual Obligations               Total     one year    three years    five years      five years
                                              ----------   --------    -----------    ----------     ----------
                                                                       (in millions)
Long-term debt obligations (1)                $     57.2   $    1.5      $    3.1      $    3.1      $     49.5
Operating lease obligations                          6.2        2.6           3.3           0.3            --
Other long-term liabilities reflected
    on the consolidated balance sheet:
       Policy liabilities (2)                    1,966.2      126.1         242.3         221.2         1,376.6
       Other policy claims and benefits (3)         11.5       11.5          --            --              --
                                              ----------   --------      --------      --------      ----------

Total                                         $  2,041.1   $  141.7      $  248.7      $  224.6      $  1,426.1
                                              ==========   ========      ========      ========      ==========



(1) Long-term debt obligations represent notes payable totaling $15 million due 2033. Amounts differ from balances presented on the consolidated balance sheets due to the inclusion of projected interest to be paid at the variable interest rate of the three-month LIBOR rate plus 4.2%.
(2) Policy liabilities represent estimated cash payments to be made to policyholders. Such cash outflows reflect adjustments for the estimated timing of mortality, morbidity, persistency, and other appropriate factors but are undiscounted with respect to interest. The liability amount in the consolidated financial statements reflects the discounting for interest, as well as the timing for other factors described above.
(3) Other policy claims and benefits represent benefit and claim liabilities for which the Company believes the amount and timing of the payment is essentially fixed and determinable. Such amounts generally relate to 1) policies or contracts where the Company is currently making payment and will continue to do so until the occurrence of a specific event and 2) incurred and reported claims.

Liquidity Experience

FIC's overall liquidity experience in recent periods is reflected in its consolidated statements of cash flows, the highlights of which are summarized in the following table.

                                                       Year Ended December 31,
                                                     --------------------------
                                                       2005     2004     2003
                                                     -------  -------  --------
                                                           (In millions)

Cash and cash equivalents at beginning of year       $  52.0  $  82.4  $  163.1
                                                     -------  -------  --------

Net cash provided by (used in) operating activities    (10.8)     5.5       5.8
Net cash provided by (used in) investing activities     56.4     (4.7)    (97.2)
Net cash provided by (used in) financing activities    (34.0)   (31.2)     10.8
                                                     -------  -------  --------
Net increase (decrease) in cash                         11.6    (30.4)    (80.7)
                                                     -------  -------  --------

Cash and cash equivalents at end of year             $  63.6  $  52.0  $   82.4
                                                     =======  =======  ========

The increase of $11.6 million in cash and cash equivalents during 2005 was primarily due to proceeds from the sales and maturities of invested assets, net of reinvestment of a portion of these proceeds. The decrease of $30.1 million in cash and cash equivalents during 2004 was primarily due to purchase of investments and cash used in financing activities to fund net cash outflows from contractholder deposits. The decrease of $80.7 million in cash and cash equivalents during 2003 was largely due to purchases of long-term fixed maturity securities.

For the year ended December 31, 2005, net cash used by operating activities was $10.8 million, compared to net cash provided by operating activities totaling $5.5 million and $5.8 million for the years ended December 31, 2004, and 2003, respectively. The decrease in cash from operating activities in 2005 compared to 2004 was primarily the result of increases in deferred policy acquisition costs, resulting from costs incurred for the acquisition and underwriting of insurance products, and decreases in other liabilities. The slight decrease in cash from operating activities in 2004 compared to 2003 was significantly impacted by lower operating expenses as well as cash flow from the Company's trading securities. However, these positive cash flows were offset by lower premiums on traditional insurance products and lower net investment income.

Net cash used in investing activities in 2004 was $4.7 million. As previously described in this Item 7, during late 2003 and 2004 the Company completed a realignment strategy of its investment portfolio. As of December 31, 2003, the Company's combined cash, cash equivalents, and short-term investments totaled $82.4 million. With the low interest rate environment during 2004, the Company increased this level to $114.6 million at December 31, 2004 ($52.0 million in cash and cash equivalents and $62.5 million in short-term investments), in anticipation of an improved interest rate environment. It was also during this time that Conning and the Company completed more extensive asset/liability management and duration analysis which provided the information for more effective reinvestment of funds.

Net cash provided by investing activities in 2005 was $56.4 million. Proceeds from the sales and maturities of fixed maturities and sales of investment real estate, combined with proceeds from short-term investments, provided substantially all of the cash from investing activities. As market interest rates began to rise subsequent to 2004, most of the proceeds obtained were invested in longer-term fixed maturity securities during 2005 and the first quarter of 2006.

Net cash used in financing activities totaled $34.0 million and $31.2 million in 2005 and 2004, respectively, while 2003 reflected net cash provided by financing activities of $10.8 million. The most significant components of the Company's financing activities are contractholder fund deposits and withdrawals for annuity and universal life insurance policies. For 2005, 2004, and 2003, contractholder fund withdrawals exceeded deposits by $34.0 million, $31.2 million, and $4.7 million, respectively. The change in net withdrawals in 2005 was due to a decline in deposits in 2005 from 2004 of $6.1 million and a decline in withdrawals of $3.3 million for the same period. The significant change in net withdrawals in 2004 is due to a decline in deposits in 2004 from 2003 of $18.2 million and an increase in withdrawals of $8.3 million for the same period. The net withdrawals in 2003 were more than offset by funds provided by the $15.0 million notes issued in May 2003.

The significant decrease in contractholder fund deposits in 2005 and 2004 as compared to 2003 is largely due to the Company's decision in 2004 to temporarily discontinue the sale of fixed annuity products, as previously described. Certain design features of the Company's annuity products, coupled with competition in the annuity market and a low interest rate market environment led to this decision. Total contractholder fund deposits for 2005, 2004, and 2003 totaled $33.2 million, $39.3 million, and $57.5 million, respectively.

Contractholder fund withdrawals are a normal part of the run-off of any company's existing book of business. The increase in withdrawals in 2004 could be impacted by the low market interest rate environment and the Company's lowering of credited interest rates on certain annuity and universal life insurance products in response to lower investment rates. Although this trend continued into 2005, contractholder fund withdrawals did decline by $3.3 million from 2004 levels. Total contractholder fund withdrawals for 2005, 2004, and 2003 totaled $67.2 million, $70.5 million, and $62.2 million, respectively.

Liquidity management is designed to ensure that adequate funds are available to meet all current and future financial obligations. The Company meets its liquidity requirements primarily by positive cash flows from the operations of subsidiaries, and to a lesser extent, cash flows provided by investing activities. Proper liquidity management is crucial to preserve stable, reliable, and cost-effective sources of cash to meet the future benefit payments under our various insurance and deposit contracts, pay operating expenses (including interest and income taxes), and maintain reserve requirements. In this process, we focus on our assets and liabilities, and the impact of changes in both short-term and long-term interest rates, market liquidity and other factors. We believe we have the ability to generate adequate cash flows for operations on a short-term and a long-term basis.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The accounting policies below have been identified as critical to the understanding of the results of operations and financial position. The application of these critical accounting policies in preparing the financial statements requires management to use significant judgments and estimates concerning future results or other developments, including the likelihood, timing or amount of one or more future transactions. Actual results may differ from these estimates under different assumptions or conditions. On an ongoing basis, estimates, assumptions and judgments are evaluated based on historical experience and various other information believed to be reasonable under the circumstances. For a detailed discussion of other significant accounting policies, see Note 1 - Organization and Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements.

Accounting for Premiums on Universal Life Policies and for Annuity Deposits

In accordance with accounting principles generally accepted in the United States of America ("GAAP"), universal life insurance premiums and annuity deposits received are reflected in FIC's consolidated financial statements as increases in liabilities for contractholder deposit funds and not as revenues. Instead revenues from such contracts consist of amounts assessed against policyholder account balances for mortality, policy administration and surrender charges, and are recognized in the period in which the benefits and services are provided. Similarly, surrender benefits paid relating to universal life insurance policies and annuities are reflected as decreases in liabilities for contractholder deposit funds and not as expenses.

Investments

The Company's principal investments are in fixed maturity securities and real estate; all of which are exposed to three primary sources of investment risk: credit, interest rate and liquidity. The fixed maturity securities, which are all classified as available for sale, are carried at their fair value in the Company's balance sheet, with unrealized gains or losses recorded in accumulated other comprehensive income. The investment portfolio is monitored regularly to ensure that investments which may be other than temporarily impaired are identified in a timely fashion and properly valued, and that impairments are charged against earnings as realized investment losses. The valuation of the investment portfolio involves a variety of assumptions and estimates, especially for investments that are not actively traded. Fair values are obtained from a variety of external sources. The Company has a policy and process in place to identify securities that could potentially have an impairment that is other-than-temporary. This process involves monitoring market events that could impact issuers' credit ratings, business climate, management changes, litigation and government actions, and other similar factors. This process also involves monitoring late payments, downgrades by rating agencies, key financial ratios, financial statements, revenue forecasts and cash flow projections as indicators of credit issues. At the end of each quarter, all securities are reviewed where fair value is less than ninety percent of amortized cost for six months or more to determine whether impairments should be recorded. The analysis focuses on each issuer's ability to service its debts and the length of time the security has been trading below cost. This quarterly process includes an assessment of the credit quality of each investment in the entire securities portfolio. The Company considers relevant facts and circumstances in evaluating whether the impairment of a security is other-than-temporary. Relevant facts and circumstances considered include (1) the length of time the fair value has been below cost, (2) the financial position of the issuer, including the current and future impact of any specific events, and (3) the Company's ability and intent to hold the security to maturity or until it recovers in value. To the extent the Company determines that a security is deemed to be other than temporarily impaired, the difference between amortized cost and fair value would be charged to income as a realized investment loss. There are a number of significant risks and uncertainties inherent in the process of monitoring impairments and determining if an impairment is other-than-temporary. These risks and uncertainties include (1) the risk that the Company's assessment of an issuer's ability to meet all of its contractual obligations will change based on changes in the credit characteristics of that issuer, (2) the risk that the economic outlook will be worse than expected or have more of an impact on the issuer than anticipated, (3) the risk that fraudulent information could be provided to the Company's investment professionals who determine the fair value estimates and other-than-temporary impairments, and (4) the risk that new information obtained by the Company or changes in other facts and circumstances lead the Company to change its intent to hold the security to maturity or until it recovers in value. Any of these situations could result in a charge to income in a future period.

Real Estate

The Company monitors the performance of its real estate properties on an ongoing basis and identifies properties it intends to hold for investment and properties it intends to sell. Properties held for investment are classified as invested real estate and are stated at cost less accumulated depreciation. Depreciation is provided using straight-line methods over estimated useful lives of 5 to 40 years, or for leasehold improvements the minimum lease term if shorter. Real estate income is reported net of expenses incurred to operate the properties and depreciation expenses. The Company reviews its invested real estate properties on an on-going basis for impairment using a probability-weighted estimation of the expected net undiscounted future cash flows. If the expected net undiscounted future cash flows are less than the net book value of the property, the excess of the net book value over the Company's estimate of fair value of the asset is recognized as a realized loss in the consolidated statement of operations and the new cost basis is depreciated over the property's remaining life.

Properties that are identified for sale and actively marketed by the Company are classified as real estate held for sale and are stated at the lower of cost less accumulated depreciation or net realizable value. No depreciation is recorded while the property is classified as held for sale. Net realizable value is determined by the Company based on the estimated selling price less direct costs of the sale.

Deferred Policy Acquisition Costs and Present Value of Future Profits of Acquired Business

The costs of acquiring new business, including certain costs of issuing policies and certain other variable selling expenses (principally commissions), are included in deferred policy acquisition costs ("DAC"). DAC is capitalized and then amortized to reflect an appropriate expense in relation to the projected stream of profits (for universal life and annuity products) or to the premium revenue stream (for traditional life products). Similarly, when existing blocks of business are acquired, an intangible capital asset (termed "present value of future profits of acquired business" or "PVFP") reflecting the costs of acquiring the business is created and then amortized over what is judged to be an appropriate term relative to the expected revenues and profitability of the block.

Projections used to determine the rate of amortization of DAC and PVFP also require extensive assumptions about, among other things, interest margins, product loads, mortality rates, persistency rates, and maintenance expense levels. In setting the levels of DAC and PVFP amortization, important assumptions must also be made about the appropriate level at which blocks of policies will be aggregated for testing the acceptability of amortization schedules, and views vary widely on this topic. These assumptions involve judgment and are compared to actual experience on an ongoing basis. Significant changes in these assumptions can impact the carrying balance of DAC and PVFP and produce changes that must be reflected in the current period's income as an unlocking adjustment. Loss recognition is evaluated periodically on an aggregate basis that combines deferred policy acquisition costs with the present value of future profits on acquired business.

Future Policy Benefits

FIC's liability for future policy benefits accounted for 14.3% of its total liabilities at December 31, 2005, or 20.8% after excluding liabilities associated with separate accounts. These liabilities for future policy benefits, referred to as reserves, are estimated using actuarial methods based on assumptions about future receipts of premiums, interest yields, investment returns, expenses, mortality, morbidity, and persistency. These assumptions consider Company experience and industry standards. The assumptions vary by plan, age at issue, year of issue, and duration. They include estimates, shaped by judgment and experience, and have a substantial impact on the reported financial condition of the Company. Differences between actual experience and assumptions used in the pricing of these policies and in the establishment of liabilities may result in variability of net income in amounts which may be material.

Deferred Taxes

The Company computes deferred income taxes utilizing the asset and liability method. Under this method, balance sheet amounts for deferred income taxes are computed based on the tax effect of the differences between the financial reporting and federal income tax bases of assets and liabilities using the tax rates which are expected to be in effect when these differences are anticipated to reverse. Deferred income tax assets are subject to ongoing evaluation of whether such assets will be realized. Realization of deferred tax assets is dependent upon the Company's generation of sufficient taxable income in the future to recover tax benefits that cannot be recovered from taxes paid in prior periods. If future taxable income is not expected, the Company establishes a valuation allowance, when based on the weight of the available evidence, it is more likely than not that some portion of the deferred tax assets will not be realized.

For a further discussion of accounting standards, see Note 1 to the accompanying consolidated financial statements.

NEW ACCOUNTING PRONOUNCEMENTS

The following pronouncements have been identified as those which could have a material effect on the consolidated financial statements of the Company.

In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment." SFAS 123(R) is a revision of SFAS 123, "Accounting for Stock-Based Compensation," which was originally issued by the FASB in 1995. As originally issued, SFAS 123 provided companies with the option to either record expense for share-based payments under a fair value model, or to simply disclose the impact of the expense. SFAS 123(R) requires companies to measure the cost of share-based payments to employees using a fair value model, and to recognize that cost over the relevant service period. In addition, SFAS 123(R) requires that an estimate of future award forfeitures be made at the grant date, while SFAS 123 permitted recognition of forfeitures on an as incurred basis. This statement is effective for all awards granted, modified, repurchased, or cancelled after June 15, 2005, and, as a result, the Company adopted SFAS 123(R) beginning June 16, 2005. The adoption of this statement did not have a material impact on the Company's consolidated financial statements as the Company had no stock option activity subsequent to June 15, 2005.

In May 2005, the FASB issued SFAS No. 154 "Accounting Changes and Error Corrections- A Replacement of APB Opinion No. 20 and FASB Statement No. 3." This Statement changes the requirements for the accounting for and reporting of a change in accounting principle. APB Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.

This Statement also requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS No. 154 carries forward without change the guidance contained in APB Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. This statement is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005, with earlier adoption permitted. The Company adopted SFAS No. 154 for accounting changes and the correction of errors reported after December 31, 2005.

In September 2005, the American Institute of Certified Public Accountants ("AICPA"), issued Statement of Position ("SOP") 05-01, "Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts." The SOP 05-01 provides guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in Statement of Financial Accounting Standards ("SFAS") 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and For Realized Gains and Losses from the Sale of Investments." The SOP 05-01 defines an internal replacement as a modification in product benefits, features, rights, or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. The SOP 05-01 is effective for internal replacements occurring in fiscal years beginning after December 15, 2006, with earlier adoption encouraged. The Company has not completed an assessment of the estimated impact of SOP 05-01 on its consolidated financial statements.

In June 2006, the FASB issued FASB Interpretation ("FIN") No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, treatment of interest and penalties, and disclosure of such positions. FIN 48 will be applied prospectively and will be effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of FIN 48 and does not expect adoption to have a material impact on the Company's consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS"). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 will be applied prospectively and is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. SFAS 157 is not expected to have a material impact on the Company's consolidated financial statements.

In September, 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)". Under this new standard, companies must recognize a net liability or asset to report the funded status of their defined benefit pension and other postretirement benefit plans on their balance sheets. The effective date of the recognition and disclosure provisions for calendar-year public companies is for calendar years ending after December 15, 2006. The Company is currently evaluating the impact of this new standard but it is not expected to have a significant effect on the consolidated financial statements for the year ending December 31, 2006.


ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

GENERAL

FIC's principal assets are financial instruments, which are subject to market risks. Market risk is the risk of loss arising from adverse changes in market rates, principally interest rates on fixed rate investments. For a discussion of the Company's investment portfolio and the management of that portfolio to reflect the nature of the underlying insurance obligations of the Company's insurance subsidiaries, please refer to the sections entitled "Investment of Assets" in Item 1 of this report and the information set forth in Item 7, "Management's Discussion and Analysis of Financial Condition and Operations - Investments."

The following is a discussion of the Company's primary market-risk-sensitive instruments. It should be noted that this discussion has been developed using estimates and assumptions. Actual results may differ materially from those described below. Further, the following discussion does not take into account actions which could be taken by management in response to the assumed changes in market rates. In addition, the discussion does not take into account other types of risks which may be involved in the business operations of the Company, such as the reinsurance recoveries on reinsurance treaties with third party insurers.

The primary market risk to the Company's investment portfolio is interest-rate risk. The Company does not use derivative financial instruments.

INTEREST-RATE-RISK

The Company manages the interest-rate risk inherent in its fixed income assets relative to the interest-rate risk inherent in its liabilities. Generally, we manage interest-rate risk based on the application of a commonly used model. The model projects the impact of interest rate changes on a range of factors, including duration and potential prepayment. For example, assuming an immediate increase of 100 basis points in interest rates, the net hypothetical loss in fair market value related to the financial instruments segment of the Company's consolidated balance sheet is estimated to be $26.6 million at December 31, 2005, and $28.1 million at December 31, 2004. For purposes of the foregoing estimate, fixed maturities, trading securities, and short-term investments were taken into account. The fair value of such assets was $595.0 million at December 31, 2005, and $562.7 million at December 31, 2004.

The fixed income investments of the Company include certain mortgage-backed securities (excluding asset-backed securities) and trading securities. The fair value of such securities was $145.5 million at December 31, 2005, and $179.1 million at December 31, 2004. Assuming an immediate increase of 100 basis points in interest rates, the net hypothetical loss in the fair value related to such mortgage-backed securities is estimated to be $10.7 million at December 31, 2005, and $14.1 million at December 31, 2004.

Separate account assets have not been included, because gains and losses on those assets generally accrue to the policyholders.

The Company does not use derivative financial instruments to manage its exposure to fluctuations in interest rates.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The following Financial Statements of the Registrant have been filed as part of this report:

     1.   Consolidated Balance Sheets (unaudited) as of December 31, 2005 and
          2004.
     2. Consolidated Statements of Operations (unaudited) for the years ended December 31, 2005, 2004, and 2003.
     3. Consolidated Statements of Changes in Shareholders' Equity (unaudited) for the years ended December 31, 2005, 2004, and 2003.
     4. Consolidated Statements of Cash Flows (unaudited) for the years ended December 31, 2005, 2004, and 2003.
     5.   Notes to Consolidated Financial Statements (unaudited).
     6.   Consolidated Financial Statement Schedules (unaudited).

Audited financial statements for fiscal years ended December 31, 2004 and 2003 are included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On September 8, 2005, the Audit Committee of the Board of Directors of the Company approved the appointment of Deloitte & Touche LLP ("Deloitte") as its new independent registered public accounting firm for the year ended December 31, 2004. Also, on September 8, 2005, the Audit Committee dismissed PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm, subject to completion of its procedures on the financial statements of the Company's three non-public employee benefit plans as of and for the year ended December 31, 2003. On January 27, 2006, PwC completed its audit procedures on the financial statements of the Company's three non-public employee benefit plans as of and for the year ended December 31, 2003.

During the year ended December 31, 2003, and the subsequent interim period through September 8, 2005, the Company did not consult with Deloitte regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K. Additionally, during the year ended December 31, 2005 and the subsequent interim period through the date of this annual report, the Company did not have any disagreements with Deloitte on accounting and financial disclosure matters.

ITEM 9A. CONTROLS AND PROCEDURES

DISCLOSURE CONTROLS AND PROCEDURES

We evaluated the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934 (the "Exchange Act"), as of the end of the period covered by this report. Disclosure controls include controls designed to provide reasonable assurance that information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. Disclosure controls and procedures also include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to the Company's management, including our Interim Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding disclosure. Our Interim Chief Executive Officer and Chief Financial Officer supervised and participated in the evaluation. Based on the evaluation, our Interim Chief Executive Officer and Chief Financial Officer each concluded that, as of the end of the period covered by this report, due to the material weaknesses in our internal control over financial reporting described below, our disclosure controls and procedures were not effective.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:

     (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;
     (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made in accordance with authorizations of our management and directors; and
    (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting can also be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may be inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a significant deficiency (within the meaning of Public Company Accounting Oversight Board Auditing Standard No. 2), or combination of significant deficiencies, that results in there being more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis by employees in the normal course of their assigned functions.

Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2005, using the criteria established in Internal Control -- Integrated Framework issued by the Commission of Sponsoring Organizations of the Treadway Commission ("COSO"), and concluded that we did not maintain effective internal control over financial reporting.

While the Company has reached its conclusion that it did not have effective internal control over financial reporting, the Company considers its assessment to be incomplete due to many instances where it was unable to prove that internal controls were effective due to the lack of sufficient evidence of the controls performed. Although the Company's assessment is considered to be incomplete, the Company has identified the following material weaknesses of internal control over financial reporting:

Control Environment: The Company's control environment did not sufficiently promote effective internal control over financial reporting throughout its financial management organization and this material weakness contributed to the development of other material weaknesses described below. Principal contributing factors include:

     o The lack of sufficient competent accounting personnel in key financial reporting positions.
     o The lack of formalized policies and procedures in all areas across the Company.
     o    The lack of an anti-fraud program.
     o Ineffective communication of and education on the control framework, management's expectations for controls, and business process owners' accountability for controls.
     o The lack of accountability for ensuring that key internal controls are adequately designed and operating effectively.

     o The use of personnel without the appropriate internal control backgrounds and experience to manage and conduct the Company's internal control readiness procedures, including planning, documentation, and testing.
     o Inadequate and incomplete documentation and testing of key controls of all business processes across the Company.
     o The Company could not sufficiently evidence the performance of many of its internal control activities across the organization including controls over management's assertions with regard to the validity, completeness, timeliness, cutoff and accuracy of calculations and transactions.
     o Unclear lines of authority and responsibility between the Board of Directors and management.

These deficiencies represented design deficiencies in internal control and in the aggregate resulted in more than a remote likelihood that a material error would not have been prevented or detected, and constitute a material weakness.

Risk Assessment: The Company did not perform an entity level risk assessment to evaluate the implication of relevant risks on financial reporting, including the impact of potential fraud related risks and the risks related to non-routine transactions, if any, on its internal control over financial reporting. Lack of an entity-level risk assessment constituted an internal control design deficiency which resulted in more than a remote likelihood that a material error would not have been prevented or detected, and constituted a material weakness.

Control Monitoring: The Company had not established adequate systems for monitoring the adequacy of controls to include:

     o A sustainable process for periodically evaluating control design and operating effectiveness across the company on an ongoing basis.
     o An internal audit function to review financial reporting, compliance and operational controls and activities, review adequacy of remediation for known deficiencies, and provide guidance to the Company on significant control or accounting issues.

These deficiencies represented a design deficiency in internal controls which resulted in more than a remote likelihood that a material error would not have been prevented or detected, and constituted a material weakness.

Financial Close and Reporting: The Company's processes for preparing the consolidated financial statements were not clearly defined and they lack appropriate controls to ensure the completeness, accuracy, timeliness, appropriate valuation, and proper presentation and disclosure of financial transactions. The Company did not evidence reviews, approvals, and reconciliations of both routine and non-routine accounting transactions with regard to the following financial processes: expenditures, fixed assets, income taxes, financial close and reporting, and agent compensation.

This lack of financial reporting controls has resulted in the late filing of required interim and annual financial information. These deficiencies represented a design deficiency in internal controls and they constituted a material weakness.

Segregation of Duties: The Company did not segregate incompatible accounting functions of individuals responsible for several business processes, including:

     Expenditures:
          o The accounts payable clerk could add new vendors, approve new vendors, enter check transactions into the general ledger, and review and approve pending payment transactions.
     Reserves:
          o The chief actuary had the ability to adjust policy reserve calculations without being subject to any additional reviews or monitoring.
     Financial Close and Reporting:
          o Senior level accounting personnel could both create and approve journal entries.

     Reinsurance:
          o The same person who is responsible for monitoring delinquent reinsurance receivables receives the payments from reinsurers.
          o The reinsurance reporting analyst had the authority to make payment requests and approve payments.

     Human Resources:
          o The human resource benefits coordinator had the ability to view, modify, and transfer payroll master file information without approval.

In the aggregate, these deficiencies in the design of internal controls result in more than a remote likelihood that a material error would not have been prevented or detected, and constitute a material weakness.

Reconciliations: The Company has not appropriately documented, approved, or completed timely reconciliations in several key areas including:

     o    Transactions related to the Company's separate accounts,
     o    Premium transactions,
     o Policy information processed by the Company's Policyholder Services Division,
     o    Payroll transactions, and
     o    Agent compensation.

These deficiencies represented a design deficiency in internal controls which resulted in more than a remote likelihood that a material error would not have been prevented or detected, and constituted a material weakness.

Use of Third Party Service Providers: The Company extensively utilized third party service providers for the processing of payroll, computation of actuarial reserves, calculation of income tax balances, and the processing of separate account transactions. The Company did not have adequate controls in place to ensure completeness and accuracy of neither transactions processed nor calculations produced by these third party service providers. These deficiencies represented a design deficiency in internal controls which resulted in more than a remote likelihood that a material error would not have been prevented or detected, and constituted a material weakness.

Safeguarding of Assets: The Company did not have appropriate controls in place to adequately safeguard assets including:

     o    Fixed asset acquisition, tracking, and disposition, and
     o    Procurement of only authorized goods and services

These deficiencies represented a design deficiency in internal controls which resulted in more than a remote likelihood that a material error would not have been prevented or detected, and constituted a material weakness.

Reinsurance: The Company did not maintain effective controls to ensure that all policies that are subject to reinsurance were properly accounted for and ceded to the Company's reinsurers. The Company did not have a process to adequately reconcile the in-force policy data maintained on its policy administration systems to the reinsurance settlement statements. As a result of these control deficiencies, there were many instances that occurred whereby the Company did not properly record reinsurance transactions in an accurate and timely manner. These deficiencies represented a design deficiency in internal controls and they constituted a material weakness.

Policy Data Integrity: The Company utilized multiple policy administrative systems, including both automated and manual systems, to process and account for policy related transactions associated with the various types of insurance business issued and administered by the Company. These systems were not common in nature and ranged from full functioning mainframe-based insurance administrative systems to basic spreadsheet and database systems, as well as manual systems. The Company did not have adequate controls with regard to the management of policy data maintained on these systems. There were not adequate controls with regard to the processing of policy transactions on both manual and automated administration systems, including the transfer of data between systems. Additionally, there were not adequate controls with regard to the review of policy transaction data and the identification and correction of processing errors.

These deficiencies represented a design deficiency in internal controls and they constituted a material weakness.

We engaged our independent registered public accountant, Deloitte & Touche LLP ("Deloitte"), to audit management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2005; however, their audit has not been completed. Due to the fact that management has not completed the testing of our internal control over financial reporting, material weaknesses in addition to those described above might have existed at December 31, 2005, which have not been identified.

Change in Internal Controls over Financial Reporting

During the fourth quarter of 2005, there have been no significant changes in the Company's disclosure controls and procedures pursuant to Rule 13a-15(f) and 15d-15(e) under the Securities Exchange Act of 1934, as amended. However, in connection with the material weaknesses in internal control over financial reporting discussed above, management, with oversight from the Audit Committee, has been addressing all of these issues and is committed to effectively remediating known weaknesses as expeditiously as possible. Although the Company's remediation efforts are underway, control weaknesses will not be considered remediated until new internal controls over financial reporting are implemented and operational for a period of time and tested, and management concludes that these controls are operating effectively.

During 2005, and continuing in 2006, in order to comply with the provisions of the Sarbanes-Oxley Act of 2002, the Company has put forth a significant and costly effort which involved both internal and external resources. This effort included the design, documentation and testing of internal controls for the major processes related to financial reporting. While management is dedicated to improving the Company's internal controls over financial reporting, the nature and significance of the outstanding material weaknesses prevented complete remediation prior to filing the delayed 2005 annual report. Future plans include the continuation of deficiency remediation activities as outlined in the Company's remediation plan which includes establishing new controls to meet predefined control objectives, correcting improperly defined control activities and establishing procedures to ensure that control owners retain formal documented evidence that will clearly prove the effectiveness of established and newly implemented internal controls.


ITEM 9B.   OTHER INFORMATION

Not applicable.

                                    PART III

ITEM 10.   DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

DIRECTORS OF THE REGISTRANT

The members of the Board of Directors of FIC, as of September 30, 2006, are as follows:

JOHN D. BARNETT, 63, has been a director of FIC since July 1991. He is Senior Vice President-Investments of Investment Professionals, Inc., a broker-dealer located in San Antonio, Texas. He has been with Investment Professionals since 1996. From February 1999 to July 2003 he was a principal in that firm and headed its Fixed Income Division. Previously, from 1983 to 1996, Mr. Barnett was associated with Prudential Securities, Inc., where he served both institutional and individual clients. At the time he left Prudential, he was First Vice President-Investments. He has completed the NASD registered principal and investment advisor examination requirements and holds life and health insurance and variable annuity licenses. Mr. Barnett is a director of a non-profit organization. He is a graduate of Howard Payne University and earned an M.A. degree from Texas State University. He has served as a director of FIC since 1991, and has served on several committees of the Board, including the Audit Committee. He currently serves on the Investment Committee and the Special Litigation Committee.

PATRICK E. FALCONIO, 65, has been a director of FIC since August 2003. He serves on the Executive Committee, the Investment Committee and the Nominations/Governance Committee of the Board of Directors. Mr. Falconio served as executive vice president and chief investment officer of Aegon USA, Inc. from 1987 through his retirement in 1999. Prior to that he worked at Life Investors Insurance Company, Lincoln National Life Insurance Company, and Prudential Insurance Company. In May 2004, Mr. Falconio was elected to the board of directors of Penn Treaty America Corp. He has a bachelor's degree from Duquesne University and an MBA from the University of Georgia.

RICHARD H. GUDEMAN, 67, has been a director of FIC since August 2003. He serves on the Audit Committee, the Compensation Committee, and the Marketing Committee of the Board of Directors. Mr. Gudeman served as executive vice president at SunGard Insurance Systems, Inc., and as an actuary at Country Life Insurance Co., Washington National Insurance Co., State Farm Life Insurance Co. and Federal Life Insurance Co. over the last 30 years. He has a bachelor's degree from Illinois State University and a master's degree from Northeastern University.

R. KEITH LONG, 58, has been Chairman of the Board of FIC since August 22, 2003. He serves on the Executive Committee, the Compensation Committee, the Investment Committee, and the Marketing Committee of the Board of Directors. Mr. Long has served as president of Otter Creek Management Inc., an investment advisory firm that manages investment funds, since founding it in 1991. From 1983 through January 1991, he worked at Morgan Stanley in its capital markets division. As chairman of the board of Financial Institutions Insurance Group, he oversaw its sale in a leveraged buy-out in 1996. Mr. Long has bachelors and MBA degrees from Indiana University.

ROBERT A. NIKELS, 66 has been a director of FIC since November 1, 2005. He serves on the Investment Committee and the Marketing Committee of the Board of Directors. Mr. Nikels is a retired insurance executive with more than 31 years experience in the life, annuity and health insurance business. He began his career as an actuarial student with the Lincoln National Life Insurance Company, becoming a Fellow of the Society of Actuaries in 1968. At Lincoln National he held various actuarial and management positions and retired as Senior Vice President Product Management in 1995. Mr. Nikels filled the director position left vacant by the resignation of Salvador Diaz-Verson, Jr. in July 2005. The resignation of Mr. Diaz-Verson, Jr. was announced in a Current Report on Form 8-K filed by the Company on July 18, 2005. Mr. Nickels has a bachelors degree from Bradley University and a masters degree from the University of Illinois.

LONNIE STEFFEN, 56, has been a director of FIC since August 2003 and is Chairman of the Audit Committee. He also serves on the Executive Committee of the Board of Directors. He has served as president and chief financial officer of Dearborn Risk Management since 1997. From 1991 through 1997 he served as chief financial officer of Financial Institutions Insurance Group. From 1986 through 1991, he served as chief financial officer of First Reinsurance Co. of Hartford. A certified public accountant, Mr. Steffen has a bachelor's degree from Northern Illinois University.

KENNETH S. SHIFRIN, 57, has served as a director of FIC since June 10, 2003. He serves on the Executive Committee, the Audit Committee, the Special Litigation Committee and the Nominations/Governance Committee of the Board of Directors. Since 1985, he has worked for and most recently serves as Chairman of the Board of American Physicians Service Group, Inc., a management and financial services firm that provides medical malpractice insurance services for doctors and brokerage and investment services to institutions and high net worth individuals, and has served as its President and CEO since 1989. Mr. Shifrin served as Chairman of Prime Medical Services, Inc. from 1989 until November 2004, when that company merged with HealthTronics, Inc. Following the merger and until March, 2006, Mr. Shifrin was Vice Chairman of the Board of Directors of HealthTronics, a company which provides healthcare services, primarily to the urology community, and manufactures various medical devices as well as specialty vehicles used for the transport of high technology medical equipment and broadcast and communications equipment. Mr. Shifrin is currently a director of HealthTronics. From 1977 to 1985, Mr. Shifrin was employed at Fairchild Industries Corporation, most recently as the Vice President of Finance and Contracts at Fairchild Aircraft Corporation, a subsidiary of Fairchild Industries Corporation. From 1973 to 1976, Mr. Shifrin was a Senior Management Consultant with Arthur Andersen & Company. He is a graduate of Ohio State University where he received a Bachelors and Masters in Business Administration. Mr. Shifrin is a member of the World Presidents Organization.

EUGENE J. WOZNICKI, 64, has been a Director of FIC since June 10, 2003. He serves on the Audit Committee, the Special Litigation Committee, the Compensation Committee, and the Marketing Committee of the Board of Directors. Mr. Woznicki is currently President of North American Life Plans, LLC, which is a marketing company specializing in the development of products that fill all the financial needs of the Senior Market. Previously, he served as President of National Health Administrators, the largest privately held insurance agency specializing in long-term care insurance, from 1997 to March 2004. From 1995 to 1997, he served as a vice president of National Health Administrators. From 1992 to 1994, Mr. Woznicki was the Vice President-Special Projects of Purolator Products, Inc., one of the largest filter companies in the world. Mr. Woznicki was the founder and President of Nicki International Inc., a construction management firm completing industrial, commercial and residential projects worldwide, from 1978 to 1992. Mr. Woznicki is a graduate of Widener University where he also did graduate studies in business administration. Mr. Woznicki served as an advisory director to the School of Industrial Engineering, Texas Tech University, from 1988 to 1994.

For a description of the arrangements whereby Messrs. Shifrin and Woznicki were previously selected as directors of the Company, see "Part III-Item 13-Certain Relationships and Related Transactions-New Era Transactions."

The Board of Directors has determined that all current directors qualify as "independent directors" of the Company, as that term is defined in Nasdaq Rule 4200(a)(15). The Board also determined that all members of the Audit Committee, the Nominating Committee and the Compensation Committee qualify as independent in accordance with the requirements of the Nasdaq rules.

Salvador Diaz-Verson, Jr. served as a director of the Company from August 2003 until his resignation on July 14, 2005.

EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of FIC, as of September 30, 2006, are as follows:

Name                 Position                                             Age
----                 -------------------------------------------------   ----
Michael P. Hydanus   Interim President and Chief Executive Officer        54
Vincent L. Kasch     Chief Financial Officer                              44

Principal occupations and employment during the past five years are:

Mr. Hydanus joined FIC in May, 2005 as Senior Vice President-Operations. He replaced Charles Cooper, who had served as Chief Operating Officer from February 2004 to November 2004. Mr. Hydanus was named Interim President and Chief Executive Officer of FIC on November 5, 2005. He replaced J. Bruce Boisture, who had served as President and Chief Executive Officer from January 7, 2004 to November 4, 2005. Mr. Hydanus has over 20 years of management experience in the life insurance and consulting industries. From February 2001 to the present, he served as an independent management consultant in the areas of corporate operations and information technology improvement. His consulting practice included clients such as a national health benefit organization, policy administration organization, and regional technology service organizations. He was Chief Operating Officer and Chief Information Officer of Security First Group from 2000 to 2001. Prior to that, he worked as the Chief Information Officer for the Baltimore Life Companies from 1998-2000 and the Senior Vice President, COO / CIO for Delta Life & Annuity from 1996-1998. Mr. Hydanus received a B.A. in Business Administration from Lakeland College. He also holds FLMI and ACS certifications and is in the process of earning his CLU/ChFC certifications.

Mr. Kasch joined FIC in March 2004 and was named Chief Financial Officer in April 2004. Previously, he was Senior Vice President-Financial Services for Texas Mutual Insurance Company, from February 2002 to March 2004. From January 1991 to January 2002, he was associated with National Western Life Insurance Company, where he served as Vice President-Controller and Assistant Treasurer from August 1992 to January 2002. From August 1985 to January 1991, he served in various capacities with KPMG Peat Marwick, where he held the position of Audit Manager at the time that he left to join National Western Life. Mr. Kasch received a B.B.A. in Accounting from Texas A&M University. He is a Certified Public Accountant.

BUSINESS ETHICS AND PRACTICES POLICY AND CODE OF ETHICS FOR SENIOR EXECUTIVES AND FINANCIAL OFFICERS

The Company has adopted a Business Ethics and Practices Policy which is applicable to all employees of the Company, as well as to members of the Board of Directors. In addition, the Company has adopted a Code of Ethics for Senior Executives and Financial Officers that applies to its senior executives and senior financial officers. A copy of both the Code and the Policy can be found in the investor relations section of the Company's website at www.ficgroup.com. In the event of any amendment to, or waiver from, the Code of Ethics, the Company will publicly disclose the amendment or waiver by posting the information on its website.

AUDIT COMMITTEE AND AUDIT COMMITTEE FINANCIAL EXPERT

The Audit Committee's primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the SEC, (ii) the system of internal controls that management has established, and (iii) the internal and external audit process. The independent auditors report directly to the Committee, which pre-approves all services that the auditors provide. In addition, the Audit Committee provides an avenue for communication between the independent accountants, financial management and the Board. Each of the members of the Audit Committee is "independent", as defined by the current listing standards of Nasdaq. The members of the Audit Committee are Lonnie Steffen (Chairman), Richard H. Gudeman, Kenneth S. Shifrin, and Eugene J. Woznicki.

The Board of Directors has determined that Lonnie Steffen, who has chaired the Committee since August 2003, is an "audit committee financial expert" as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC, and is "independent" as such term is defined in Item 7(d)(3)(iv) of Schedule 14A.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Forms 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the period from January 1, 2005, through December 31, 2005, all reports required by Section 16(a) to be filed by its directors, officers and greater than ten percent beneficial owners were filed on a timely basis.

ITEM 11. EXECUTIVE COMPENSATION

The following table sets forth information, for the years ended December 31, 2005, 2004, and 2003, concerning the compensation of each of the Company's four most highly compensated executive officers (the "named executive officers") who were serving as executive officers at the end of 2005 and received cash compensation exceeding $100,000 during 2005, the Company's former Chief Executive Officer, and two other persons who would have been included in these standards but for the fact that he was not serving as an executive officer at the end of 2005.

                                                                               Long-Term Compensation
                                                                            ---------------------------
                                             Annual Compensation ($)                 Awards
                                 -----------------------------------------  ---------------------------
                                                                 Other      Restricted     Securities    All Other
                                                                 Annual        Stock       Underlying     Compen-
      Name and                                                  Compen-       Awards        Options      sation(4)
Principal Position(5)       Year   Salary(1)       Bonus       sation(2)        ($)         SARs (#)        ($)
--------------------------  ----  ------------   ----------    ----------   ------------  ------------- -------------
Michael P. Hydanus          2005    159,519(3)        --       49,805(15)        --           15,000(14)      8,470
Interim President and CEO

J. Bruce Boisture           2005    353,846(12)       --       81,865(6)         --            --           211,550(16)
Former President and CEO    2004    400,000           --       75,966(6)      700,000(8)     150,000(9)       4,100

Vincent L. Kasch            2005    180,626         20,000       --              --            --            11,224(11)
Chief Financial Officer     2004    141,346           --         --              --           20,000(13)      2,692

Theodore A. Fleron          2005    190,000           --         --              --            --            52,200(10)
Vice President,             2004    190,000           --         --              --            --             3,800
     General Counsel        2003    197,307           --         --              --            --             3,946

Thomas C. Richmond(7)       2005    182,692           --         --              --            --              --
Former Vice President,      2004    190,000           --         --              --            --              --
     Assistant Secretary    2003    197,307           --         --              --            --              --

Jeffrey H. Demgen (17)      2005       --             --         --              --            --           189,031
Former Vice President       2004       --             --         --              --            --           222,558
                            2003     83,076           --         --              --            --           122,650


(1) Information in the Salary column reflects the earned salary based on the applicable employment dates during the noted years.

(2) Does not include the value of perquisites and other personal benefits if the aggregate amount of any such compensation does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any named individual.

(3) Mr. Hydanus was hired on May 2, 2005. His salary represents 17.5 pay periods.

(4) For persons other than Messrs. Boisture, Kasch and Fleron represents amounts contributed under the InterContinental Life Corporation Employees Savings and Investment Plan ("401K Plan"). For Mr. Boisture, refer to Note
     16. For Mr. Kasch, refer to Note 11. For Mr. Fleron, refer to Note 10.

(5) R. Keith Long has served as Chairman since August 25, 2003, and J. Bruce Boisture served as President and Chief Executive Officer of FIC from January 7, 2004 to November 4, 2005. Michael P. Hydanus has served as Interim President and Chief Executive Officer since November 5, 2005.

(6) Represents Mr. Boisture's reimbursable expenses per his employment agreement for apartment rent, utilities, gas, car lease, auto insurance, life insurance, appliance rental, airfare expenses, hotel, furniture, car rental and medical insurance.

(7) Effective as of February 13, 2004, the employment of Thomas C. Richmond with FIC was terminated. Mr. Richmond's 2005 salary represents the final settlement under his severance agreement paid through December 13, 2005.

(8) In connection with Mr. Boisture's election as President and Chief Executive Officer, the Board of Directors approved an employment agreement for Mr. Boisture which included long-term incentives in the form of a restricted stock grant of 50,000 shares of FIC common stock at an exercise price equal to the fair market value on the effective date of the agreement ($14.00 per share). The grant was conditioned upon the approval by the shareholders of FIC of the Incentive Stock Plan pursuant to which the grant would be made. The agreement stated that, in the event that such approval is not granted by the shareholders, a lump sum cash payment would be made to Mr. Boisture, and his base compensation would be increased, based on a formula. If shareholder approval is obtained, a portion of the options and restricted stock will vest immediately, with the remainder vesting according to specified schedules over a two-year period from the contract effective date, subject to acceleration for certain events. In connection with the resignation of Mr. Boisture in November 2005, this grant was cancelled.

(9) In connection with the election of Mr. Boisture as Chief Executive Officer and President of FIC in January 2004, the Board of Directors granted Mr. Boisture an option to purchase 150,000 shares of FIC common stock, at a per share price of $14.00. The grant was conditioned upon the approval by the shareholders of FIC of the FIC Incentive Stock Plan, pursuant to which the grant would be made. In connection with the resignation of Mr. Boisture in November 2005, this grant was cancelled and replaced by an agreement under which FIC would issue 60,000 shares of its common stock to Mr. Boisture on or before June 30, 2007, provided that the Incentive Stock Plan is approved by the shareholders of FIC. If such approval is not so obtained by June 30, 2007, Mr. Boisture would receive a cash payment of $465,000, less applicable tax withholding. As of the date of this report, the FIC Incentive Stock Plan has not yet been presented to the shareholders of FIC for approval. The table above includes the number of shares subject to the option grant made in January 2004, which was cancelled as described above.

(10) Includes $48,000 paid to Mr. Fleron under the DB SERP termination, as described below.

(11) Amounts in the "All Other Compensation" column include $1,000 under the DC SERP plan termination, $2,890.21 under the 401(k) employer match and $7,333.79 under the safe harbor contribution.

(12) Mr. Boisture terminated on November 4, 2005. His salary reflects 22 pay periods and payment for accrued but unused vacation.

(13) In connection with the employment of Mr. Kasch in March 2004 and his subsequent election as Chief Financial Officer of FIC in April 2004, the Board of Directors granted Mr. Kasch an option to purchase 20,000 shares of FIC common stock, at a per share price of $13.25. The grant is conditioned upon the approval by the shareholders of FIC of the FIC Incentive Stock Plan, pursuant to which the grant would be made. If such approval is not obtained, the grant would be cancelled. As of the date of this report, the FIC Incentive Stock Plan has not yet been presented to the shareholders of FIC for approval.

(14) In connection with the election of Mr. Hydanus as Senior Vice President - Operations of FIC in May, 2005, the Board of Directors granted Mr. Hydanus the option to purchase 15,000 shares of FIC common stock, at a per share price of $8.50. The grant was conditioned upon the approval by the shareholders of FIC of the FIC Incentive Stock Plan, pursuant to which the grant would be made. Mr. Hydanus was vested in 5,000 of the options on the first anniversary of his acceptance of the SVP Employment Letter, and an additional 5,000 of the option on each of the following two such anniversaries. The options will vest immediately in the event of a Change of Control (as defined in the SVP Employment Letter).

(15) Represents Mr. Hydanus' relocation expenses per his SVP Employment Letter, including commission on sale of home, portion of gain/loss on sale of home, temporary housing, household moving expenses, mileage, lodging for the household move and miscellaneous expenses (i.e. airfare, taxi, parking).

(16) Includes safe harbor contributions of $11,550 plus Separation Agreement payments of $200,000 from November 2005 to March 2006.

(17) Jeffrey H. Demgen resigned employment with the Company on June 12, 2003. Under the terms of his employment agreement with the Company, as amended, his voluntary resignation did not terminate the agreement. Accordingly, Mr. Demgen will receive compensation, at the rate of $180,000 per year, until February 26, 2006. Amounts shown in the "All Other Compensation" column represent amounts paid or payable to Mr. Demgen under his employment agreement subsequent to his resignation, as follows: In 2003: $114,231 in salary continuation, $6,619 for life and health insurance benefits, and $1,800 in lieu of matching contributions of the Company's 401K Plan. In 2004: $180,000 in salary continuation, $6,453 for life and health insurance, $3,600 in lieu of matching contributions to the 401K Plan, and a lump sum payment of $32,505 representing the present value of pension benefits that would have otherwise accrued under the Company's pension plan for the period from June 15, 2003 to December 31, 2005. In 2005: $180,000 in salary continuation, $5,431 for life and health insurance, and $3,600 in lieu of matching contributions to the 401K Plan. In 2006: $27,692 in salary continuation.

STOCK OPTIONS GRANTED IN 2005

The following table sets forth information regarding stock options granted to the named executive officers during the fiscal year ended December 31, 2005.

                                                                                    Potential Realizable Value at
                             Number of     Percent of                                   Assumed Annual Rates of
                             Securities   Total Options                               Stock Price Appreciation for
                             Underlying    Granted to     Exercisable                       Option Term(2)
                              Options       Employees       or Base    Expiration   ------------------------------
          Name              Granted (#)  in Fiscal Year  Price ($/Sh)     Date         5% ($)         10% ($)
--------------------------  -----------  --------------  ------------  ----------   -------------   --------------
Michael P. Hydanus(1)          15,000        100.00%         $8.50      5/2/2015       $ 80,184       $ 203,202

(1) In connection with the election of Mr. Hydanus as Senior Vice President - Operations of FIC in May, 2005, the Board of Directors granted Mr. Hydanus the option to purchase 15,000 shares of FIC common stock, at a per share price of $8.50. The grant was conditioned upon the approval by the shareholders of FIC of the FIC Incentive Stock Plan, pursuant to which the grant would be made. Mr. Hydanus was vested in 5,000 of the options on the first anniversary of his acceptance of the SVP Employment Letter, and an additional 5,000 of the option on each of the following two such anniversaries. The options will vest immediately in the event of a Change of Control (as defined in the SVP Employment Letter).

(2) Potential realizable value of each grant assumes that the market price of the underlying security (based upon the value of the Common Stock on the date of grant) appreciates at annualized rates of 5% and 10% over the term of the award. Actual gains, if any, on stock option exercises are dependent on the future performance of Common Stock and overall market conditions. There can be no assurance that the amounts reflected on this table will be achieved.

AGGREGATED OPTION/SAR EXERCISES IN 2005 AND YEAR-END OPTION/SAR VALUES

The following table sets forth information concerning unexercised stock options as of December 31, 2005, of the named executive officers as of that date. As noted above, such option grants are subject to the approval by the shareholders of FIC of the FIC Incentive Stock Plan. No stock options were exercised during 2005 by any named executive officers. Since the market value of FIC common stock as of December 31, 2005, was less than the option prices, the table below does not include information pertaining to the value of unexercised in-the-money options.

                                                               Number of Securities        Value of Unexercised
                                                                   Underlying                   In-the-Money
                                                              Unexercised Options at             Options at
                               Shares                        December 31, 2005 (#)        December 31, 2005(2) ($)
                             Acquired on      Value        --------------------------   ----------------------------
          Name               Exercise (#)  Realized ($)    Exercisable  Unexercisable   Exercisable    Unexercisable
--------------------------  -------------  ------------    -----------  -------------   -------------  -------------
Vincent L. Kasch(1)                -            -            -          20,000                -                -
Michael P. Hydanus(3)              -            -            -          15,000                -                -


(1) Includes options granted by FIC in March 2004 to Vincent L. Kasch , in connection with his election as Chief Financial Officer of FIC as follows: an option to purchase 20,000 shares of its common stock at a per share price of $13.25. The grant was conditioned upon the approval by the shareholders of FIC of the Incentive Stock Plan pursuant to which the grants would be made. As of the date of this report, the Incentive Stock Plan has not yet been presented to the shareholders of FIC for approval.

(2) Based on the closing price of the Company's common stock of $8.30 on the National Quotation Bureau's Pink Sheet quotation service on December 31, 2005, the options had no in-the-money value as of December 31, 2005. The actual amount, if any, realized upon the exercise of stock options will depend upon the amount by which the market price of the Company's common stock on the date of exercise exceeds the exercise price.

(3) In connection with the election of Mr. Hydanus as Senior Vice President - Operations of FIC in May, 2005, the Board of Directors granted Mr. Hydanus the option to purchase 15,000 shares of FIC common stock, at a per share price of $8.50. The grant was conditioned upon the approval by the shareholders of FIC of the FIC Incentive Stock Plan, pursuant to which the grant would be made. Mr. Hydanus was vested in 5,000 of the options on the first anniversary of his acceptance of the SVP Employment Letter, and an additional 5,000 of the option on each of the following two such anniversaries. The options will vest immediately in the event of a Change of Control (as defined in the SVP Employment Letter).

DEFINED BENEFIT PLAN

The following Pension Plan description sets forth estimated annual pension benefits payable upon retirement at age 65 under the Company's noncontributory defined benefit plan ("Pension Plan") to an employee in the final pay and years of service classifications indicated, assuming a straight life annuity form of benefit. The amounts described do not reflect the reduction related to Social Security benefits referred to below. The Pension Plan was frozen effective December 31, 2004.

J. Bruce Boisture and Vincent L. Kasch did not become Pension Plan participants before December 31, 2004, when the Pension Plan was frozen, due to Pension Plan eligibility requirements.

Theodore A. Fleron's normal retirement date of April 1, 2005 had a frozen monthly Pension Plan benefit of $7,126 based upon 30.878 years of frozen credited service. Thomas Richmond's normal retirement date of October 1, 2006 had a frozen monthly Pension Plan benefit of $2,470 based upon 14.897 years of frozen credited service.

Mr. Fleron received a lump sum payment of $48,000 at the end of 2005 based upon a defined benefit supplemental executive retirement plan ("DB SERP") that was formed effective January 1, 2005 and terminated on December 31, 2005. Mr. Fleron was the only participant in the DB SERP of those named executive officers listed on the executive compensation table above.

Mr. Kasch received a $455 lump sum payment based upon a defined contribution supplemental executive retirement plan ("DC SERP") that was formed effective January 1, 2005 and terminated on December 31, 2005. Mr. Kasch was the only participant in the DC SERP of those named executive officers listed on the executive compensation table above.

The normal retirement benefit provided under the Pension Plan is equal to 1.57% of final 5-year average eligible earnings less 0.65% of the participant's Social Security covered compensation multiplied by the number of years of credited service (up to 30 years). The compensation used in determining benefits under the Pension Plan is the highest average earnings received in any five consecutive full-calendar years during the last ten full-calendar years before the participant's retirement date. For the year of the Pension Plan freeze
(2004), the maximum amount of annual salary and bonus that can be used in determining benefits under the Pension Plan is $180,000.

COMPENSATION OF DIRECTORS

In September 2003, the Board of Directors adopted a new compensation policy for non-employee directors. Effective as of September 29, 2003, each non-employee director of the Company receives, as a payment for services as a director, an annual fee of $25,000, payable annually, plus $1,500 for each meeting of the Board of Directors at which such director is in attendance. Non-employee directors who serve on committees of the Board, other than the Audit Committee, the Investment Committee or the Executive Committee, receive an annual fee of $2,000, plus $1,500 for each meeting at which the director is in attendance. Non-employee directors who serve on the Audit Committee or the Investment Committee receive an annual fee of $5,000 ($7,000 with respect to the Chairman of such committee), plus $1,500 for each meeting of the Audit Committee or the Investment Committee at which the director is in attendance. Non-employee directors who serve on the Executive Committee receive an annual fee of $10,000, plus $1,500 for each meeting of the Executive Committee. Prior to November 2004, the compensation policy provided that the Chairman of the Executive Committee was entitled to an annual fee of $20,000. At its meeting in November 2004, the Board of Directors approved a modification of the compensation policy whereby the annual fee for the Chairman of the Executive Committee was reduced to $10,000. In the event that a director attends a meeting of the Board of Directors, or committee of the Board of Directors, which has been designated as a regular meeting via telephone, rather than in person, the fee payable to such director for attendance at such regular meeting is reduced to $500.

Mr. Long waived payment of the annual fees for the period between the 2003 and 2004 Annual Meetings of Shareholders otherwise payable to him as a director and as a member of the Executive and Investment Committees of the Board.

At its meeting on September 1, 2004, the Board of Directors approved the establishment of a stock option plan for non-employee directors of the Company, subject to the approval of the plan by the shareholders of the Company at the next Annual Meeting of Shareholders. The plan, which reserves 400,000 shares for issuance, provides for the grant to each non-employee director options to acquire 25,000 shares of the common stock of the Company, at current market price at the time that the plan is approved by the shareholders, and allows for discretionary grants to subsequently elected directors and to directors who are reelected. Such options would have a ten-year term, would vest in three equal annual installments beginning with the first anniversary of the date on which the option was granted, and would vest earlier upon specified events.

At its meeting on September 19-20, 2005, the Board of Directors approved the Financial Industries Corporation Stock Plan for Non-Employee Directors (the "Stock Plan"). Under the Stock Plan, effective September 30, 2005, non-employee directors may elect to receive a portion of their annual fee for service on the Board and their annual fee(s) for service on a committee(s) of the Board in the form of shares of common stock of the Company, in lieu of cash. The election is made on an annual basis and may be for fifty percent or more, in five percent increments, of the annual fees for a Plan Year (as defined in the Stock Plan). The shares of common stock issued under the Stock Plan are to be shares of the Company's authorized but unissued or reacquired common stock.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

The following employment agreements were in effect during 2005 with respect to the individuals listed in the Summary Compensation Table:

MICHAEL P. HYDANUS. In connection with his election as Senior Vice President-Operations, Mr. Hydanus received a letter from FIC, dated April 19, 2005, which set forth the terms of his employment with FIC (the "SVP Employment Letter"). The SVP Employment Letter provided that he may receive long-term incentives in the form of a grant of options to purchase 15,000 shares of FIC common stock at an exercise price equal to the fair market value on the date that the options are granted. The option provision was conditional upon the approval of an equity option plan by the shareholders of FIC. Accordingly, such options would be granted only following shareholder approval of the equity option plan and approval by the Company's Compensation Committee of a grant of options.

The SVP Employment Letter also provided that, if FIC terminated Mr. Hydanus' employment without Cause (as defined in the SVP Employment Letter), or Mr. Hydanus terminated his employment for Good Reason (as defined in the SVP Employment Letter), he would be entitled to a continuation of his salary payments for twelve months after the date of termination. If FIC terminated Mr. Hydanus without Cause, or he terminated his employment with Good Reason, at any time within twelve months of a Change of Control (as defined in the SVP Employment Letter), he would be entitled to a continuation of his salary payments for twenty-four months after the date of termination.

On January 5, 2006, in connection with his agreement to serve as Interim President and Chief Executive Officer of the Company, Mr. Hydanus received a letter, effective October 15, 2005, from FIC which set forth terms of such appointment (the "Employment Letter"). Pursuant to the Employment Letter, Mr. Hydanus agreed to assume all of the duties and responsibilities of Chief Executive Officer of the Company and to continue those duties until (1) he is appointed Chief Executive Officer of the Company permanently by the Board of Directors of FIC or (2) another person is appointed Chief Executive Officer of the Company by the Board of Directors of FIC, in its discretion, and Mr. Hydanus is reassigned to assume his duties as Chief Operating Officer of the Company pursuant to the SVP Employment Letter. The Employment Letter is intended to amend and restate the SVP Employment Letter, provided that to the extent that any terms of the SVP Employment Letter do not conflict with the Employment Letter, such terms of the SVP Employment Letter will be considered valid and continue in full force and effect. The terms of the Employment Letter will be binding and effective for so long as Mr. Hydanus serves as Interim Chief Executive Officer or permanent Chief Executive Officer of the Company.

The Employment Letter provides that Mr. Hydanus will be paid an annual salary of $294,000 and will be eligible for an annual bonus to be determined prior to the beginning of each fiscal year based on goals established by the Board of Directors of FIC. The Employment Letter additionally provides that Mr. Hydanus will continue to be eligible to participate in stock option plans of the Company on the same basis as his participation as when he was Senior Vice President-Operations and that the Board of Directors of FIC, in its discretion, may grant additional option rights to Mr. Hydanus commensurate with his position as the Interim Chief Executive Officer of the Company.

The Employment Letter provides that either the Company or Mr. Hydanus may terminate Mr. Hydanus' employment at any time, provided that if the Company terminates Mr. Hydanus' employment without cause (as defined in the Employment Letter) or Mr. Hydanus terminates his employment for good reason (as defined in the Employment Letter), Mr. Hydanus will be entitled to continue to receive his salary and benefits for a period of twelve months after the date of termination. The Employment Letter additionally provides that if the Company terminates Mr. Hydanus' employment without cause or Mr. Hydanus terminates his employment for good reason at any time within six months before or twelve months after a change of control of the Company (as defined in the Employment Letter), Mr. Hydanus will be entitled to continue to receive his salary and benefits for a period of twenty-four months after the date of termination. Mr. Hydanus will additionally be entitled to receive certain benefits in the event he is terminated by the Company upon certain disabilities.

J. BRUCE BOISTURE. Mr. Boisture served as President and CEO of the Company from January 7, 2004 through November 2005. Mr. Boisture also served on the Board of Directors of FIC from August 2003 through November 2005. He replaced Eugene E. Payne, who had served as President and CEO since November 2002. In connection with the election, the Board of Directors approved an employment agreement for Mr. Boisture. The agreement, which was for a three-year term, provided for monthly base compensation of $33,333.33 and eligibility for an annual performance bonus of up to $100,000. In addition, the agreement provided for long-term incentives in the form of a grant of options to purchase 150,000 shares of FIC common stock at an exercise price equal to the fair market value on the effective date of the agreement ($14.00 per share) and a restricted stock grant of 50,000 shares. Both grants are conditioned upon the approval by the shareholders of FIC of the Incentive Stock Plan pursuant to which the grants would be made. The agreement states that, in the event that such approval is not granted at the Company's 2004 annual meeting of shareholders, a lump sum cash payment would be made to Mr. Boisture, and his base compensation would be increased, based on a formula. If shareholder approval is obtained, a portion of the options and restricted stock will vest immediately, with the remainder vesting according to specified schedules over a two-year period from the contract effective date, subject to acceleration for certain events.

Mr. Boisture's agreement provided that he was to be included in the employee benefit plans that FIC maintains for all similarly situated executives, except that in lieu of the company's group life insurance plan, FIC was to provide him with $1 million of term life insurance coverage. In addition, while Mr. Boisture's primary residence remained in Hartford, Connecticut, FIC covered specified commuting expenses, including transportation, a furnished apartment, leased automobile and club membership in Austin at an aggregate cost to FIC (including tax gross-ups) not to exceed $5,200 per month through October 31, 2005, and reimbursement of up to $12,000 per year for Mr. Boisture's existing health care coverage until at least October 31, 2005. The Company was required to pay certain relocation expenses, if incurred by Mr. Boisture. The agreement also provided that FIC was to reimburse Mr. Boisture for certain attorneys' fees incurred in the review of the employment agreement up to a maximum of $5,000, and obligated FIC to provide directors and officers liability insurance.

In the event of termination of Mr. Boisture's employment without cause or for good reason (as defined in his employment agreement), Mr. Boisture was entitled to a lump sum payment of $400,000 and six months of continued subsidized FIC health insurance coverage or reimbursement of his existing health insurance coverage. If Mr. Boisture's employment was terminated due to disability, the lump sum severance benefit was to be offset by the value of any disability benefits to be provided during the first 12 months following his termination of employment by any disability benefits plan maintained by FIC. Upon Mr. Boisture's termination of employment by FIC for cause, due to Mr. Boisture's death or expiration of the term, or Mr. Boisture's voluntary termination of employment without good reason, Mr. Boisture was not entitled to any severance other than payment of accrued salary and benefits as of the date of termination.

The agreement also provided that, in the event that following shareholder approval of the Incentive Stock Plan and while Mr. Boisture remained employed by the Company (i) any SEC Person (as defined below) became the beneficial owner of 50% or more of the shares outstanding or of voting securities representing 50% or more of the combined voting power of all outstanding voting securities of the Company or (ii) the sale or other disposition of all or substantially all of the consolidated assets of the Company was completed or a plan of liquidation of the Company was implemented, then the option to purchase 150,000 shares became immediately exercisable and 50,000 shares of restricted stock became immediately vested. As defined in the agreement, "SEC Person" means any person (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act")) or group (as such term is used in Rule 13d-5 under the Exchange
Act), other than an affiliate or any employee benefit plan (or any related trust) of the Company or any of its affiliates.

In November 2005, Mr. Boisture tendered his resignation as Chief Executive Officer, President and a director of the Company, effective November 4, 2005. In connection with Mr. Boisture's resignation, the Company entered into a Separation Agreement and Release arrangement with Mr. Boisture (the "Separation Agreement"), the material provisions of which included the following:

     o The Company paid Mr. Boisture cash severance benefits in the amount of $200,000, in five monthly installments of $40,000 each, less applicable tax withholding, with the first payment to be made on November 4, 2005, and subsequent payments on December 4, 2005, January 4, 2006, February 4, 2006, and March 4, 2006.
     o On June 30, 2007, the Company will: (i) deliver to Mr. Boisture 60,000 shares of FIC common stock, if approval of such issuance by FIC's shareholders is obtained on or prior to June 30, 2007, or (ii) if such approval by FIC's shareholders is not obtained on or prior to June 30, 2007, pay to Mr. Boisture $465,000 in a lump sum cash payment, in either case less applicable tax withholding.
     o If a Change of Control (as defined in the Separation Agreement) of FIC occurs on or prior to June 30, 2007, the Company is required to pay Mr. Boisture, less applicable tax withholding, (a) any portion of the cash severance benefits described above which have not yet been paid, and (b) in satisfaction of FIC's obligations under the immediately preceding paragraph, an amount equal to the product of (x) 60,000 and
          (y) the per-share value imputed or assigned to FIC's common stock at the time of such Change of Control (as specified in the Separation Agreement).
     o If a Change of Control of FIC occurs after June 30, 2007, but before December 31, 2008, the Company is generally required to pay Mr. Boisture in cash, less applicable withholding, an amount equal to the product of (x) the number of shares (if any) issued to Mr. Boisture on June 30, 2007, as described above, and still owned by him at the time of such Change of Control and (y) the per-share value imputed or assigned to FIC's common stock at the time of such Change of Control.
     o The obligations of the Company under the employment agreement between the Company and Mr. Boisture dated January 7, 2004 (the "Employment Agreement"), terminated as of November 4, 2005, subject to payment of certain salary and employee benefit obligations accrued prior to that date.
     o The Separation Agreement includes certain mutual releases pertaining to the Employment Agreement and Mr. Boisture's service with the Company.
     o The Separation Agreement provides that the Company may require the future assistance of Mr. Boisture in matters relating to legal proceedings, and may request his consultation or assistance in other matters relating to the Company. If such services are provided, the Company will pay Mr. Boisture at the rate of $150 per hour if no travel is involved and at the rate of $1,500 per day if travel is involved.

VINCENT L. KASCH. In connection with his election as Chief Financial Officer, Mr. Kasch received a letter which set forth the terms of his employment with FIC (the "Employment Letter"). The Employment Letter provides that he may receive long-term incentives in the form of a grant of non-qualified stock options to purchase 20,000 shares of FIC common stock. The purchase price for each share subject to the option is equal to $13.25, which was the fair market value of a share of FIC common stock as of March 15, 2004, the effective date of his employment. The option will (a) have a ten-year term measured from the employment date and (b) become exercisable as to one-third of the shares on the date of shareholder approval of an equity option plan, an additional one-third of the shares on the first anniversary of the employment date, and as to the remaining shares on the second anniversary of the employment date, provided in each case that Mr. Kasch remains employed by FIC on such anniversary. The option grant is subject to the approval of the shareholders of FIC. On September 7, 2006, Mr. Kasch received a letter from FIC ("Change of Control letter") which set forth the parties' agreement with respect to a possible future Change of

Control (as defined in the Change of Control letter) of the Company. If a Change of Control occurs and Mr. Kasch is terminated without cause within twelve months after such change of control, his then-current bi-weekly salary and benefits, will continue to be paid by the Company for twelve months following his date of termination; provided, however, that to the extent such 12-month continuation period would otherwise extend beyond March 15th of the calendar year following the calendar year in which the termination occurs, any remaining payments that would otherwise be made to Mr. Kasch after March 15th of the following calendar year will be accelerated and paid in a lump sum on March 15th of the following calendar year.

THEODORE A. FLERON. On December 13, 2002, the Company and Mr. Fleron entered into an employment agreement, providing for the employment of Mr. Fleron as General Counsel and Vice President of the Company. The agreement provides for a three-year term; however, at the end of the term the agreement is automatically renewed for successive one-year periods unless either the Company or Mr. Fleron gives notice at least 90 days before the end of any term that they choose not to renew the agreement. The agreement provides for a base salary of $190,000, which base salary shall be reviewed periodically and may be increased from time to time as shall be determined by the Chief Executive Officer and subsequently ratified by the Board. Mr. Fleron is also eligible for an annual bonus based upon target performance goals, as determined by the Chief Executive Officer on an annual basis, in accordance with normal Company administrative practices for senior management, as described above. A copy of this agreement was attached as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission.

The above-described agreement replaced a prior employment agreement between the Company and Mr. Fleron which had been entered into on March 22, 2002. That agreement provided for a three-year term, with a base salary of $145,000. The agreement also provided that, in the event of a "change in control" of the Company, the remaining amounts payable under the agreement would become immediately due and payable in one lump sum. As defined in the agreement, a change in control was deemed to have taken place upon the occurrence of any one or more of the following: (i) Roy F. Mitte is no longer the Chairman, President and Chief Executive Officer of the Company, (ii) a majority of the members of the Board of Directors of the Company are not individuals who were selected to serve as Directors by Roy F. Mitte. No change in control payments were made to Mr. Fleron under the provisions of the prior agreement.

In December 2005, Theodore A. Fleron, who had served as Vice President, General Counsel and Secretary of FIC, retired. He continues to be available as a consultant to the Company.

THOMAS C. RICHMOND. On December 13, 2002, the Company and Mr. Richmond entered into an employment agreement, providing for the employment of Mr. Richmond as Chief Operating Officer and Vice President of the Company. The agreement provided for a three-year term; however, at the end of the term the agreement provided for automatically renewal for successive one-year periods unless either the Company or Mr. Richmond gave notice at least 90 days before the end of any term that they choose not to renew the agreement. The agreement provided for a base salary of $190,000, which base salary would be reviewed periodically and may be increased from time to time as shall be determined by the Chief Executive Officer and subsequently ratified by the Board. Mr. Richmond was also eligible for an annual bonus based upon target performance goals, as determined by the Chief Executive Officer on an annual basis, in accordance with normal Company administrative practices for senior management, as described above. A copy of this agreement was attached as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

The above-described agreement replaced a prior employment agreement between the Company and Mr. Richmond which had been entered into on May 1, 2002. That agreement provided for a term ending on December 31, 2005, with a base salary of $180,000.

Effective as of February 13, 2004, the employment of Thomas C. Richmond with FIC was terminated. FIC and Mr. Richmond entered into an amendment to his employment agreement, which provides that the employment period ends as of February 13, 2004. Following the end of the employment period, Mr. Richmond received receive severance payments on a bi-weekly basis until December 13, 2005, at the annual salary rate ($190,000) set forth in the original employment agreement, net of applicable taxes. In addition, Mr. Richmond received certain medical, dental and life insurance benefits during the period that he received severance payments.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of our board of directors currently consists of Messrs. Long, Woznicki and Gudeman. None of these individuals has been an officer or employee of the Company at any time. No current executive officer has ever served as a member of the board of directors or compensation committee of any other entity (other than our subsidiaries) that has or has had one or more executive officers serving as a member of our board of directors or our Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

OVERVIEW

The Compensation Committee of the Board of Directors has the responsibility for establishing the Company's compensation principles and strategies and designing a compensation program for executive officers. The committee is currently comprised of three directors - R. Keith Long, Richard H. Gudeman and Eugene J. Woznicki. Mr. Woznicki serves as the Chairman of the committee. Both Mr. Gudeman and Mr. Woznicki have served on the committee since June 2003. Mr. Long has served on the committee since February 2005.

The committee reviews corporate goals and objectives relevant to the compensation of the Chief Executive Officer ("CEO"), evaluates the performance of the CEO in light of those goals and objectives, and recommends to the Board the CEO's compensation level based on such evaluation. In determining the long-term incentive component of CEO compensation, the Committee considers, among other factors, the Company's performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years.

In addition, the committee reviews and recommends to the Board the compensation of other executive officers, and makes recommendations to the Board with respect to the Company's incentive compensation plans and equity-based compensation plans.

The year 2004 presented significant challenges for FIC, its Board and management team. In January 2004, Board elected Mr. Boisture as Chief Executive Officer and President. The committee took steps to establish a compensation framework for Mr. Boisture and to implement an employment agreement which reflected that framework.

Subsequently, in February 2004, the Board appointed Charles B. Cooper as Chief Operating Officer (who resigned in November 2004), and, in April 2004, the Board appointed Vincent L. Kasch as Chief Financial Officer. In May 2005, the Board appointed Michael P. Hydanus as Chief Operating Officer. The committee participated in the compensation arrangements associated with these appointments.

The compensation arrangements of the other individuals who served as executive officers during 2004 were established in accordance with employment agreements which were entered into in 2002.

COMPENSATION PRINCIPLES AND FRAMEWORK

The compensation practices and programs for executive officers, as discussed in this report and elsewhere in Item 11 of this Annual Report, are intended to provide a balance of base salary, fringe benefits and stock-based awards to promote performance over the longer-term. During 2004, the Board adopted an Incentive Stock Plan, subject to the approval of the plan by the shareholders of the Company. The plan provides for the award of incentive stock options, non-qualified stock options, or restricted stock to key employees.

In developing compensation principles and strategies, the committee considers the current and prospective business environment for FIC, and takes into account a number of business factors, including the competitive environment in which the Company operates; the need to attract and retain executives of outstanding ability and experience; the need to motivate executives to achieve superior performance; and the need to align the interests of executives and shareholders.

COMPONENTS OF EXECUTIVE COMPENSATION

During 2004, the Company employed three executive officers, J. Bruce Boisture, Charles Cooper and Vincent L. Kasch. In 2005, the Company employed Michael P. Hydanus. Mr. Hydanus replaced Mr. Cooper as Chief Operating Officer. Following the resignation of Mr. Boisture, Mr. Hydanus became the Interim President and Chief Executive Officer. Compensation for these individuals included base salaries, potential incentive compensation and stock-based compensation.

Base Salaries: Base salaries of the Company's executive officers were established at levels that the Committee believes are appropriate after consideration of each executive's responsibilities and salaries offered at similar companies in the insurance industry.

Annual Incentive Awards: For the years 2004 and 2005, the Committee recommended minimal bonus awards. This decision reflected the continuing efforts of the Company to become current in its financial filings and to develop a business plan for the future operation of the Company.

Stock-based Compensation: Stock options and restricted stock grants are intended to provide a significant potential value that reinforces the importance of creating value for the shareholders of the Company. In 2004 and 2005, the Committee recommended stock option grants to each of the executives who were employed during that period. In addition, in the case of Mr. Boisture, the Committee recommended the award of shares of restricted stock. These grants and awards were conditioned upon approval of the Incentive Stock Plan by the shareholders of the Company.

                             Compensation Committee

                             Eugene J. Woznicki, Chairman
                             R. Keith Long
                             Richard H. Gudeman

STOCK PERFORMANCE GRAPH

This graph shows FIC's cumulative total shareholder return during the five fiscal years ending with fiscal 2005. The graph also shows the cumulative total returns of the Nasdaq stock market and the Nasdaq insurance stock index. The comparison assumes $100 was invested on January 1, 2000 in shares and in each of the indices shown and assumes that all of the dividends were reinvested.

                       COMPARISON OF FIVE-YEAR CUMULATIVE
                                 TOTAL RETURNS
             Performance Graph for Financial Industries Corporation

                                [GRAPH OMITTED]







ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents information as of September 30, 2006, as to all persons who, to the knowledge of the Company, were the beneficial owners of five percent (5%) or more of the Company's Common Stock.

                                                                         Percent of
                                                       Number of        Outstanding
           Name and Address                          Shares Owned          Shares
--------------------------------------------------  ----------------  -----------------
Roy F. and Joann Cole Mitte Foundation                    968,804(1)          9.82%
    6836 Bee Caves Road, Suite 262
    Austin, Texas 78746
Roy F. Mitte                                              968,804(2)          9.82%
    3701 Westlake Drive
    Austin, Texas 78746
Family Life Insurance Company                             648,640(3)          6.17%
    6500 River Place Blvd., Building One
    Austin, TX 78730
Investors Life Insurance Company of North America       1,427,073(3)         12.63%
    6500 River Place Blvd., Building One
    Austin, TX 78730
Fidelity Management & Research Company                  1,302,480(4)         13.20%
    82 Devonshire Street
    Boston, MA 02109
Wellington Management Company, LLP                        607,300(5)          6.15%
    75 State Street
    Boston, MA 02109
Financial & Investment Management Group, Ltd.             643,797(6)          6.52%
    111 Cass St
    Traverse City, MI 49684


(1) Based on information reported on a Schedule 13G filed by the Roy F. and Joann Cole Mitte Foundation on February 4, 2005, and based on information known to the Company. According to the 13G filing, the Foundation is a not-for-profit corporation organized under the laws of the State of Texas, and exempt from federal income tax under Section 501(a) of the Internal Revenue Code of 1986, as amended, as an organization described in Section 501(c)(3). See "Certain Transactions" for a description of certain arrangements regarding the voting and disposition of shares held by the Mitte Foundation.

(2) For purposes of this table, Mr. Mitte is deemed to have beneficial ownership of the shares owned by the Foundation.

(3) All shares are held as treasury shares. For purposes of determining the ownership percentage, such shares are assumed to be outstanding. These shares may not be voted and are not included in determining the percentage of shares voting in favor of a matter.

(4) As reported to the Company on a Schedule 13G/A filed on February 17, 2004, by FMR Corporation, the parent company of Fidelity Management & Research Company ("Fidelity"). According to such Schedule 13G/A Fidelity is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,302,480 shares or 13.44% of the Common Stock outstanding of FIC as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 1,302,480 shares or 13.44% of the Common Stock outstanding. Neither FMR Corp. nor the Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

(5) As reported on a Schedule 13G/A filed by Wellington Management Company, LLP ("WMC") on February 12, 2004. According to the Schedule 13G filing, WMC acts as investment advisor to certain clients of WMC and such clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. The filing further states that no such client is known to have such right or power with respect to more than five percent of the common stock of the Company.

(6) Based on information reported on a Schedule 13G filed by Financial & Investment Management Group, Ltd on February 9, 2006. According to the 13G filing, Financial & Investment Management Group, Ltd is a registered investment advisor managing individual client accounts. All shares represented in the 13G are held in accounts owned by the clients of Financial & Investment Management Group, Ltd and Financial & Investment Management Group, Ltd disclaims beneficial ownership of the shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS.

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of September 30, 2006, by (i) each director, (ii) the current executive officers of the Company, (iii) other persons named in the Summary Compensation Table below, and (iv) all such persons as a group:


                                               Number of          Percent of
           Name and Address                  Shares Owned     Outstanding Shares
-------------------------------------------  ---------------  ------------------

Non-Employee Directors:
    R. Keith Long                              380,514(2)(5)           3.86%
    John D. Barnett                              5,747(5)               *
    Patrick E. Falconio                          8,373(5)               *
    Richard H. Gudeman                           4,248(5)               *
    Robert A. Nikels                             3,213(5)               *
    Lonnie L. Steffen                            5,247(5)               *
    Kenneth J. Shifrin                           5,247(4)(5)            *
    Eugene J. Woznicki                           6,248(5)               *

Current Executive Officers:
    Vincent L. Kasch                               737(3)               *
    Michael P. Hydanus                             307(3)               *

Other Persons Named in Summary Compensation
Table:
    J. Bruce Boisture                                -                  -
    Theodore A. Fleron                          20,233(1)               *
    Thomas C. Richmond                           4,668                 *

Directors, executive officers and
    other persons as a group (13 persons)       444,782                4.51%

 * Less than 1%.

The business address of each officer and director is c/o Financial Industries Corporation, 6500 River Place Blvd., Building I, Austin, Texas 78730.

(1) Includes shares beneficially acquired through participation in the Company's 401K plan and/or the Employee Stock Purchase Plan, which are group plans for eligible employees.

(2) Mr. Long is the president and controlling shareholder of Otter Creek Management, Inc. Otter Creek Management, Inc. is an investment advisory firm that manages the following investment funds: Otter Creek Partners I, LP, a limited partnership (of which Otter Creek Management, Inc. serves as general partner); Otter Creek International, Ltd, an investment corporation; and HHMI XIII, a limited liability company. The shares in the table include 232,741 shares owned by Otter Creek International, Ltd Corporation and 136,778 shares owned by Otter Creek Partners I, LP Partnership. Mr. Long disclaims beneficial ownership of these shares for purposes of Section 16 of the Securities Exchange Act of 1934 or for any other purpose.

(3) Owned in 401(k) plan account, subject to vesting, as a result of employer matching contribution program.

(4) Does not include 385,000 shares owned by American Physicians Service Group, Inc., of which Mr. Shifrin is CEO and Chairman. Mr. Shifrin disclaims beneficial ownership of such shares.

(5) Includes shares issued under the Stock Plan, effective September 30, 2005. For additional information, see the section entitled "Compensation of Directors."

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NEW ERA TRANSACTIONS

In June 2003, a subsidiary of FIC acquired three companies: Total Compensation Group Consulting Inc., a consulting firm and registered investment advisor; Paragon, a group of three companies providing employee benefits products and services; and JNT Group Inc., an independent fee-based third-party administrator (collectively, the "New Era Marketing Companies"). The acquisitions were facilitated for FIC by representatives of American Physicians Service Group Inc. ("APS") and Equita Financial and Insurance Services of Texas, Inc. ("Equita"). Kenneth S. Shifrin, a director of FIC, is the chairman and chief executive officer of APS.

Pursuant to Option Agreements dated as of June 5, 2003 (the "Option Agreements"), in consideration for their facilitation of the acquisition of the New Era Marketing Companies and the Marketing Agreement described below, APS and Equita were granted options to purchase 323,000 and 169,000 shares of Common Stock, respectively, at $16.42 per share (120% of the average closing price of Common Stock for the 15 trading days ended June 3, 2003). Such options are exercisable only if a marketing subsidiary, FIC Financial Services Inc., produced over $200,000,000 in qualifying premiums between July 1, 2003, and December 31, 2005. Equita was also granted an option to purchase up to 158,000 shares of Common Stock at $16.42 per share, exercisable at the rate of 10,000 shares for each $10,000,000 increment by which qualifying premiums generated by products marketed by Equita exceed $200,000,000 between July 1, 2003 and December 31, 2005. Since Equita did not produce the required level of qualifying premiums by December 31, 2005, the options expired as of that date.

Pursuant to Stock Purchase Agreements dated as of June 5, 2003, APS and an affiliate of Equita acquired 312,484 and 204,918 shares of Common Stock, respectively, from the Mitte Foundation. In addition, APS acquired an additional 27,395 shares of Common Stock from FIC for a cash purchase price of $14.64 per share on June 5, 2003. Pursuant to a Registration Rights Agreement dated as of June 5, 2003, the Company granted registration rights to APS and Equita for all shares of Common Stock held by them on June 5, 2003, and any shares of Common Stock acquired pursuant to the Option Agreements.

In June 2005, Equita commenced litigation against FIC pertaining to matters arising out of the option agreement. See Item 3--Legal Proceedings-Litigation with Equita Financial and Insurance Services of Texas, Inc. and M&W Insurance Services, Inc. in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, which was filed with the SEC on October 30, 2006.

SALE OF ACTUARIAL RISK CONSULTANTS, INC. AND AMENDMENT TO EMPLOYMENT AGREEMENT OF GEORGE WISE

On December 31, 2003, FIC sold Actuarial Risk Consultants, Inc. ("ARC"), an actuarial consulting subsidiary which it had established in December, 2002. The sale of ARC was to George M. Wise, III, who was Vice President and Chief Financial Officer of FIC until March 2004. The consideration for the transaction was $10,000. Prior to the closing, all intercompany payables owed by ARC to FIC or its affiliates were satisfied in full, and certain tangible and intangible assets used by ARC in connection with the operation of its business were assigned to ARC. The cost to the Company of its investment in ARC at the time of the sale was $146,000.

In connection with the sale, Mr. Wise and FIC entered into an amendment to Mr. Wise's employment agreement, as described under "Compensation of Executive Officers and Directors-Employment Agreements and Change In Control Arrangements". The amendment released FIC from any claims Mr. Wise may have had relating to his employment with FIC, including claims which Mr. Wise had asserted related to his entitlement to a bonus payment of approximately $70,000.

Also, in connection with the sale of ARC to Mr. Wise, FIC entered into a consulting agreement with ARC. Under the terms of the agreement, FIC and its insurance subsidiaries could obtain up to 2,000 hours of actuarial consulting services from ARC during the period from January 1, 2004 to December 31, 2005. During 2004 and 2005, the Company paid fees of approximately $2 million to ARC in connection with the provision of actuarial consulting services, including services related to the Company's review of deferred policy acquisition costs and present value of future profits of acquired businesses.

SETTLEMENT OF LITIGATION WITH MITTE FAMILY

In October 2002, a Special Committee of the Company's Board of Directors voted to terminate the employment agreement of Roy F. Mitte, the Company's Chairman and Chief Executive Officer, by reason of Mr. Mitte's physical or mental disability extending over a period of six consecutive months or more. The Special Committee further voted to terminate Mr. Mitte's employment agreement on the alternative basis that the actions of Mr. Mitte, as described in the Report of the Audit Committee of the Board of Directors Concerning Payment of Personal Expenses of the Chairman, dated September 17, 2002 (the "Audit Committee Report"), constituted breaches of such agreement that excused further performance thereof by FIC.

The Audit Committee, which at the time consisted of John D. Barnett, David G. Caldwell, W. Lewis Gilcrease and Frank Parker, found that over the course of almost ten years, the Company had paid, or reimbursed Mr. Mitte for, approximately $550,000 in expenses that were personal in nature. The Audit Committee further noted that in January 2002, Mr. Mitte caused the transfer of $1,000,000 from the Company to the Roy F. and Joann Cole Mitte Foundation (the "Mitte Foundation"), a charitable foundation controlled by Mr. Mitte, in contravention of his earlier statement to the Compensation Committee of the Board that no donation would be made from FIC to the Mitte Foundation during 2002, and without the prior approval of the Board.

On January 23, 2003, the Company commenced litigation against Mr. Mitte, the Mitte Foundation, and Joann Cole Mitte which sought repayment of the personal expenses and donation and to delay a special shareholders meeting previously requested by the Mitte Foundation, alleging, among other things, Mr. Mitte's violation of certain provisions of the securities laws. On March 19, 2003, Mr. Mitte filed a counterclaim against the Company alleging breach of contract with respect to the Company's failure to pay Mr. Mitte severance benefits and compensation that Mr. Mitte claimed he was entitled to receive under his employment agreement with the Company. Mr. Mitte sought actual damages, interest and attorney's fees and costs. He claimed the actual damages were incurred with respect to the Company's termination of his employment agreement, which provided a minimum level of compensation of $503,500 per year through February 25, 2007, and an annual bonus through February 25, 2007, in the discretion of the Board, of $2.5 million which would be automatically payable in the event of a change of control of the Company.

On May 15, 2003, the Company entered into a Settlement Agreement with the Mitte Family. Under the terms of the Settlement Agreement, the Mitte Family released the Company from any past, present or future claims which they may have against the Company, including any claims which Roy Mitte may assert under the employment agreement. In addition, the Company agreed to release the Mitte Family from any past, present or future claims which the Company may have against the Mitte Family.

The Settlement Agreement provided for payments by the Company to Roy Mitte of $1 million on each of June 1, 2003, June 1, 2004 and June 1, 2005, which would be subject to acceleration in the event of specified changes in control of the Company. Pursuant to the Settlement Agreement, the Company also agreed to:

     o use its commercially reasonable efforts to locate a purchaser or purchasers of specified installments over a two year period of the 1,552,206 shares of Company Common Stock owned by the Mitte Foundation as of the date of the Settlement Agreement during future periods set forth in the Settlement Agreement, at a price of $14.64 per share;
     o purchase (or, alternatively, locate a purchaser) on or before June 1, 2003, of the 39,820 shares of Common Stock owned by Roy Mitte and the 35,502 shares of Common Stock held in the ESOP account of Roy Mitte, in each case as of the date of the Settlement Agreement, at a price of $14.64 per share; and
     o cancel options to purchase 6,600 shares of Common Stock held by Roy Mitte in exchange for a cash payment equal to $42,636 (the difference between $14.64 per share and the exercise price per share).

Pursuant to the Settlement Agreement, the Mitte Family granted an irrevocable proxy for any shares of Common Stock owned by the Mitte Foundation to the persons named as proxies by the Company. With respect to the 2003 and later Annual Meetings of the Company, the proxy may be voted "for" all nominees of the Board named in the Company's proxy statements, "against" any proposal by a person other than the Company for the removal of any members of the Board, "withheld" as to nominees for the Board proposed by any person other than the

Company, "against" any proposal by any person other than the Company to amend the bylaws or articles of the Company, and in accordance with the recommendation of the Board or at their discretion as permitted by applicable law with respect to any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act. The proxy also extended to certain matters which may be proposed by the Company at its 2004 annual meeting of shareholders, or any later annual or special meeting, regarding changes in the ownership percentage required in order for a shareholder to call a special meeting of shareholders and the elimination of cumulative voting. The Company agreed not to propose at the 2003 Annual Meeting any amendment to the Company's articles of incorporation or bylaws that would increase the ownership threshold for a shareholder's ability to call a special meeting of shareholders. The proxy did not extend to any other matters proposed by FIC at any annual or special meeting during which the proxy is in effect, including, without limitation, any other amendment to the articles of incorporation or bylaws of the Company, any action relative to a merger of FIC, the sale of all or substantially all of the assets of FIC or the issuance or sale by FIC of any of its equity securities.

The survival of the proxy was generally conditioned upon the performance of the scheduled purchases of the shares of Common Stock owned by the Mitte Foundation and payments required under the Settlement Agreement. The Settlement Agreement provided that, unless earlier terminated, the proxy would expire on May 15, 2005. Accordingly, the proxy granted under the terms of the Settlement Agreement has expired by its own terms.

As described under "New Era Transactions," above, APS and a subsidiary of Equita acquired 312,484 and 204,918 shares of Common Stock, respectively, from the Mitte Foundation in June 2003. Subject to specified exceptions, the proxy granted to the Company survived the transfer of stock by the Foundation unless
(1) the Company agreed otherwise, (2) the transferee owned less than 2% of the then outstanding shares of Common Stock or (3) a transfer was effected under certain provisions of Rule 144 or a registration statement. Prior to the 2003 Annual Meeting, at the request of APS and the Equita subsidiary, FIC released the proxy with respect to the shares of Common Stock of FIC acquired from the Foundation. Accordingly, APS and the Equita subsidiary each voted their respective shares directly at the 2003 Annual Meeting.

In May 2003, the Company purchased from Mr. Mitte the 39,820 shares of FIC Common Stock owned by him and the 35,502 shares of Common Stock held in Mr. Mitte's ESOP account, as provided under the terms of the Settlement Agreement, at a price of $14.64 per share. Subsequently, in July 2003, the Company's Nonqualified Deferred Compensation Plan f/b/o Eugene E. Payne purchased, at the request of Dr. Payne, 13,600 of these shares, at a price of $14.64 per share. The benefits available to Dr. Payne under the plan are based on the value of these shares, as well as the value of other assets held in the plan.

The Settlement Agreement also includes provisions related to the continuation of health insurance of Roy Mitte and Joann Mitte for five years. In accordance with the Settlement Agreement, Roy Mitte and Scott Mitte resigned from the Board effective as of June 2, 2003. The Company recognized a charge of $2.9 million (before tax) in the first quarter of 2003 for amounts to be paid under the Settlement Agreement.

LITIGATION WITH OTTER CREEK PARTNERSHIP I, L.P.

On June 13, 2003, Otter Creek Partnership I, L.P. filed a civil lawsuit against FIC in the District Court in Travis County, Texas, Cause No. GN302872. In its lawsuit, Otter Creek sought an injunction against FIC to compel it to schedule and hold the 2003 annual meeting of shareholders. In addition, the lawsuit sought to compel FIC either not to exercise the proxy that it acquired from the Mitte Family (as described above) or to vote such shares in the same proportion as the other outstanding shares of the Company are voted. Otter Creek and FIC completed a settlement with respect to the lawsuit in December 2003. Under the settlement agreement, (i) the Company reimbursed Otter Creek for $250,000 in proxy expenses, and (ii) the Company agreed that reimbursement for an additional $475,000 of proxy and litigation expenses would be submitted to the Company's shareholders for approval. The Board of Directors agreed to recommend that shareholders approve the reimbursement. The settlement also included mutual releases between the Company and Otter Creek and its affiliates in favor of each of them and their respective employees, directors, officers, agents, and representatives. The Board of Directors and Otter Creek subsequently agreed that the Company could use FIC Common Stock to pay the additional reimbursement, if approved. The Chairman of the Board of Directors of the Company, R. Keith Long, is the President and owner of the General Partner of Otter Creek Partners I, L.P.

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the dollar amount of the fees incurred through September 30, 2006 to the Company by PricewaterhouseCoopers LLP ("PwC") for audit and other services for the years 2005 and 2004 and by Deloitte & Touche LLP ("Deloitte") for audit and other services for the year 2004:

                                                   For the Audit of
                                                Year Ended December 31,
                                      ------------------------------------------
                                         2005                     2004
                                      ------------------------------------------
                                       Deloitte        Deloitte           PwC
                                      ----------      ----------      ----------

Audit fees                            $  939,127      $3,244,019      $   47,464
Audit-related fees                          --           317,195          68,054
Tax fees                                    --              --              --
All other fees                              --              --              --
                                      ----------      ----------      ----------
Total fees billed                     $  939,127      $3,561,214      $  115,518
                                      ==========      ==========      ==========


Audit fees represent fees for services provided in connection with the audit of the Company's consolidated statements, review of interim financial statements, statutory audits, and SEC registration statement reviews.

Audit-related fees consist primarily of fees for audits of employee benefit plans and services that are reasonably related to the performance of the audit or review of the Company's financial statements. This category includes fees related to audit and attest services not required by statute or regulations, and consultations concerning financial accounting and reporting standards.

Tax fees consist of fees for professional services for tax compliance, tax advice, tax planning and tax audits. These services include assistance regarding federal and state tax compliance, return preparation, claims for refunds and tax audits.

The Audit Committee considers and, if it deems appropriate, approves, on a case by case basis, any audit or permitted non-audit service to be performed by the independent auditor at the time that the independent auditor is to be engaged to perform such service. These services may include audit services, audit-related services, tax services and other services. Since the Audit Committee specifically pre-approves each of the services to be rendered by the independent auditor in advance of performance, the Audit Committee currently does not have a pre-approval policy. In connection with the approval of audit and non-audit services, the Audit Committee must consider whether the provision of such permitted non-audit services is consistent with maintaining the independent auditor's status as our independent auditors. Since May 6, 2003, the date on which SEC rules relating to approval of services by independent auditors became effective, all services for which the Audit Committee engaged the independent auditor were pre-approved by the Audit Committee.

                                     PART IV

ITEM 15.  FINANCIAL STATEMENT SCHEDULES

(a)  The following documents have been filed as part of this report:

     1.   Financial Statements (See Item 8)

          The following unaudited consolidated financial statements of Financial Industries Corporation and subsidiaries are included in Item 8:

          Consolidated Balance Sheets (unaudited), for the years ended December 31, 2005 and 2004.

          Consolidated Statements of Operations (unaudited), for the years ended December 31, 2005, 2004, and 2003.

          Consolidated Statements of Changes in Shareholders' Equity (unaudited), for the years ended December 31, 2005, 2004, and 2003.

          Consolidated Statements of Cash Flows (unaudited), for the years ended December 31, 2005, 2004, and 2003.

          Notes to Consolidated Financial Statements (unaudited).

     2. The following unaudited consolidated financial statement schedules of Financial Industries Corporation and subsidiaries are included:

          Schedule I - Summary of Investments Other Than Investments in Related Parties (unaudited).
          Schedule II - Condensed Financial Statements of Registrant
          (unaudited).
          Schedule III - Supplementary Insurance Information (unaudited).
          Schedule IV - Reinsurance (unaudited).

          All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and therefore, have been omitted.

                FINANCIAL INDUSTRIES CORPORATION AND SUBSIDIARIES
                    LIST OF FINANCIAL STATEMENTS (UNAUDITED)
                                TABLE OF CONTENTS

(1) The following unaudited consolidated financial statements of Financial Industries Corporation and Subsidiaries are included in Item 8:

     Consolidated Balance Sheets (unaudited), December 31, 2005 and 2004     F-2

     Consolidated Statements of Operations (unaudited) for the years         F-4
       ended December 31, 2005, 2004, and 2003

     Consolidated Statements of Changes in Shareholders' Equity              F-6
       (unaudited) for the years ended December 31, 2005, 2004, and 2003

     Consolidated Statements of Cash Flows (unaudited)                       F-9
       for the years ended December 31, 2005, 2004, and 2003

     Notes to Consolidated Financial Statements (unaudited)                 F-11

(2) The following unaudited consolidated financial statement schedules of Financial Industries Corporation and Subsidiaries are included:

     Schedule I - Summary of Investments - Other Than Investments in        F-48
                  Related Parties (unaudited)

     Schedule II - Condensed Financial Information of Registrant            F-49
                  (unaudited)

     Schedule III - Supplementary Insurance Information (unaudited)         F-52

     Schedule IV - Reinsurance (unaudited)                                  F-53

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and therefore, have been omitted.

                               FINANCIAL INDUSTRIES CORPORATION AND SUBSIDIARIES
                                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                                                          December 31,
                                                                                     -----------------------
                                                                                        2005         2004
                                                                                     ----------   ----------
                                                                                          (In thousands)
ASSETS

Investments:
    Fixed maturity securities available for sale, at fair value (amortized cost
       of $605,803 and $500,701 at December 31, 2005 and 2004)                       $  593,752   $  499,155
    Fixed maturity securities held for trading, at fair value                              --          1,057
    Equity securities, at fair value (cost of $8,405 and $6,311 at December
       31, 2005 and 2004)                                                                10,907        8,502
    Policy loans                                                                         37,637       39,855
    Investment real estate                                                                 --         76,580
    Real estate held for sale                                                               130          589
    Short-term investments                                                                1,204       62,514
                                                                                     ----------   ----------
Total investments                                                                       643,630      688,252

Cash and cash equivalents                                                                63,581       52,044
Deferred policy acquisition costs                                                        50,805       50,640
Present value of future profits of acquired business                                     15,865       17,905
Agency advances and other receivables, net of allowance for doubtful
    accounts of $3,513 and $3,334 at December 31, 2005 and 2004                           8,188       10,539
Reinsurance receivables                                                                  38,108       36,912
Real estate held for use                                                                   --         13,559
Accrued investment income                                                                 7,165        5,652
Due premiums                                                                              2,048        2,045
Property and equipment, net                                                               1,033        1,244
Other assets                                                                              2,088        2,089
Separate account assets                                                                 342,911      359,876
                                                                                     ----------   ----------

Total assets                                                                         $1,175,422   $1,240,757
                                                                                     ==========   ==========















              The accompanying notes are an integral part of these
                        consolidated financial statements

                         FINANCIAL INDUSTRIES CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS (UNAUDITED), CONTINUED

                                                                           December 31,
                                                                   --------------------------
                                                                       2005           2004
                                                                   -----------    -----------
                                                                         (In thousands)
LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Policy liabilities and contractholder deposit funds:
    Contractholder deposit funds                                   $   542,181    $   572,090
    Future policy benefits                                             155,970        160,175
    Other policy claims and benefits payable                            11,456         12,939
Notes payable                                                           15,000         15,000
Deferred federal income taxes                                              687          3,549
Other liabilities                                                       25,146         29,585
Separate account liabilities                                           342,911        359,876
                                                                   -----------    -----------
Total liabilities                                                    1,093,351      1,153,214
                                                                   -----------    -----------

Commitments and contingencies (Notes 11 and 13)

Shareholders' equity:
Common stock, $.20 par value; 25,000,000 shares authorized in
    2005 and 2004; 12,516,841 shares issued in 2005 and
    2004; 9,848,888 and 9,804,009 shares outstanding
    in 2005 and 2004                                                     2,504          2,504
Additional paid-in capital                                              70,377         70,398
Accumulated other comprehensive income (loss)                          (10,339)        (4,667)
Retained earnings                                                       42,485         42,650
Common treasury stock, at cost; 2,667,953
    and 2,712,832 shares in 2005 and 2004                              (22,956)       (23,342)
                                                                   -----------    -----------
Total shareholders' equity                                              82,071         87,543
                                                                   -----------    -----------

Total liabilities and shareholders' equity                         $ 1,175,422    $ 1,240,757
                                                                   ===========    ===========
















              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              FINANCIAL INDUSTRIES CORPORATION AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                                  Year Ended December 31,
                                                                            -----------------------------------
                                                                              2005          2004         2003
                                                                            ---------    ---------    ---------
                                                                                       (In thousands)
Revenues:
    Premiums, net                                                           $  23,101    $  23,283    $  31,057
    Earned insurance charges                                                   40,021       41,809       40,316
    Net investment income                                                      31,147       30,703       35,346
    Real estate income, net                                                       575        1,808        2,367
    Net realized gains (losses) on investments                                  8,857        2,783         (403)
    Other                                                                       2,714        2,226        2,714
                                                                            ---------    ---------    ---------
Total revenues                                                                106,415      102,612      111,397
                                                                            ---------    ---------    ---------

Benefits and expenses:
    Policyholder benefits and expenses                                         40,422       47,510       47,414
    Interest expense on contractholder deposit funds                           22,132       23,156       25,814
    Amortization of deferred policy acquisition costs                           9,995       10,479        9,774
    Amortization of present value of future profits of acquired business        2,711        3,198        4,464
    Operating expenses                                                         30,120       34,176       41,492
    Litigation settlement (Note 13)                                              --           --          2,915
    Interest expense                                                            1,147          864          485
                                                                            ---------    ---------    ---------
Total benefits and expenses                                                   106,527      119,383      132,358
                                                                            ---------    ---------    ---------
Loss from continuing operations before federal income taxes, discontinued
    operations, and cumulative effect of change in
    accounting principle                                                         (112)     (16,771)     (20,961)

Federal income tax expense (benefit):
    Current                                                                       470         (943)      (1,613)
    Deferred                                                                     (417)      (1,261)      (1,898)
                                                                            ---------    ---------    ---------
Loss from continuing operations before discontinued operations
    and cumulative effect of change in accounting principle                      (165)     (14,567)     (17,450)

Discontinued operations                                                          --           --         (6,133)
                                                                            ---------    ---------    ---------
Loss before cumulative effect
    of change in accounting principle                                            (165)     (14,567)     (23,583)

Cumulative effect of change in accounting principle, net of taxes                --            229         --
                                                                            ---------    ---------    ---------

Net loss                                                                    $    (165)   $ (14,338)   $ (23,583)
                                                                            =========    =========    =========







              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          FINANCIAL INDUSTRIES CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED), CONTINUED

                                                                           Year Ended December 31,
                                                                     -----------------------------------
                                                                       2005          2004         2003
                                                                     ---------    ---------    ---------
                                                                    (In thousands, except per share data)
Net loss per share:

Basic:
    Weighted average common shares outstanding                           9,821        9,796        9,667
                                                                     =========    =========    =========
    Basic earnings per share:
    Loss from continuing operations before discontinued operations
       and cumulative effect of change in accounting principle       $   (0.02)   $   (1.48)   $   (1.81)

    Discontinued operations                                               --           --          (0.63)
                                                                     ---------    ---------    ---------
    Loss before cumulative effect
       of change in accounting principle                                 (0.02)       (1.48)       (2.44)

    Cumulative effect of change in accounting principle                   --           0.02         --
                                                                     ---------    ---------    ---------

    Net loss per share                                               $   (0.02)   $   (1.46)   $   (2.44)
                                                                     =========    =========    =========

Diluted:

    Weighted average common shares and common share equivalents          9,821        9,796        9,667
                                                                     =========    =========    =========

    Diluted earnings per share:
    Loss from continuing operations before discontinued operations
       and cumulative effect of change in accounting principle       $   (0.02)   $   (1.48)   $   (1.81)

    Discontinued operations                                               --           --          (0.63)
                                                                     ---------    ---------    ---------
    Loss before cumulative effect
       of change in accounting principle                                 (0.02)       (1.48)       (2.44)

    Cumulative effect of change in accounting principle                   --           0.02         --
                                                                     ---------    ---------    ---------

    Net loss per share                                               $   (0.02)   $   (1.46)   $   (2.44)
                                                                     =========    =========    =========










              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                 FINANCIAL INDUSTRIES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (UNAUDITED)

                                                                                   Common Stock      Additional
                                                                                -------------------   Paid-in
                                                                                 Shares      Amount   Capital
                                                                                 -------    -------   -------
                                                                            (In thousands, except per share data)
Balance at January 1, 2003                                                        11,856    $ 2,372   $67,036
Comprehensive income (loss):
    Net loss
    Other comprehensive income (loss):
    Change in net unrealized loss on investments in fixed
       maturities available for sale, net of taxes
    Change in net unrealized appreciation
       of equity securities, net of taxes
    Minimum pension liability, net of taxes
                                                                                 -------    -------   -------
Total comprehensive income (loss)                                                   --         --        --
Stock options exercised                                                              661        132     2,833
Treasury stock purchased, net of sales                                                                    269
Treasury stock contributed to Company 401(k) Plan                                                          15
Treasury stock distributed (Note 16)                                                                      238
                                                                                 -------    -------   -------

Balance at December 31, 2003                                                      12,517      2,504    70,391
Comprehensive income (loss):
    Net loss
    Other comprehensive income (loss):
    Change in net unrealized loss on investments in fixed
       maturities available for sale, net of taxes
    Change in net unrealized appreciation
       of equity securities, net of taxes
    Minimum pension liability, net of taxes
                                                                                 -------    -------   -------
Total comprehensive income (loss)                                                   --         --        --
Treasury stock contributed to Company 401(k) Plan                                                           7
                                                                                 -------    -------   -------

Balance at December 31, 2004                                                      12,517      2,504    70,398
Comprehensive income (loss):
    Net loss
    Other comprehensive income (loss):
    Change in net unrealized loss on investments in fixed maturities available for sale, net of taxes
    Change in net unrealized appreciation
       of equity securities, net of taxes
    Minimum pension liability, net of taxes
                                                                                 -------    -------   -------
Total comprehensive income (loss)                                                   --         --        --
Treasury stock distributed in lieu of cash fee                                                            (25)
Treasury stock contributed to Company 401(k) Plan                                                           4
                                                                                 -------    -------   -------

Balance at December 31, 2005                                                      12,517    $ 2,504   $70,377
                                                                                 =======    =======   =======


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                 FINANCIAL INDUSTRIES CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (UNAUDITED), CONTINUED

                                                          Net Unrealized      Net Unrealized                   Total
                                                           Appreciation       Gain (Loss) on                Accumulated
                                                          (Depreciation)     Fixed Maturities                  Other
                                                             of Equity        Available for                Comprehensive
                                                            Securities             Sale           Other    Income (Loss)
                                                          --------------     ----------------   ---------  -------------
                                                                         (In thousands, except per share data)
Balance at January 1, 2003                                    $    (20)         $  9,271       $ (1,632)   $  7,619
Comprehensive income (loss):
    Net loss
    Other comprehensive income (loss):
    Change in net unrealized loss on investments in
       fixed maturities available for sale, net of taxes                         (10,524)                   (10,524)
    Change in net unrealized appreciation
       of equity securities, net of taxes                        1,043                                        1,043
    Minimum pension liability, net of taxes                                                        (259)       (259)
                                                              --------          --------       --------    --------
Total comprehensive income (loss)                                1,043           (10,524)          (259)     (9,740)
Stock options exercised
Treasury stock purchased, net of sales
Treasury stock contributed to Company 401(k) Plan
Treasury stock distributed (Note 16)
                                                              --------          --------       --------    --------

Balance at December 31, 2003                                     1,023            (1,253)        (1,891)     (2,121)
Comprehensive income (loss):
    Net loss
    Other comprehensive income (loss):
    Change in net unrealized loss on investments in
       fixed maturities available for sale, net of taxes                             236                        236
    Change in net unrealized appreciation
       of equity securities, net of taxes                          423                                          423
    Minimum pension liability, net of taxes                                                      (3,205)     (3,205)
                                                              --------          --------       --------    --------
Total comprehensive income (loss)                                  423               236         (3,205)     (2,546)
Treasury stock contributed to Company 401(k) Plan
                                                              --------          --------       --------    --------

Balance at December 31, 2004                                     1,446            (1,017)        (5,096)     (4,667)
Comprehensive income (loss):
    Net loss
    Other comprehensive income (loss):
    Change in net unrealized loss on investments in fixed
       maturities available for sale, net of taxes                                (4,897)                    (4,897)
    Change in net unrealized appreciation
       of equity securities, net of taxes                          205                                          205
    Minimum pension liability, net of taxes                                                        (980)       (980)
                                                              --------          --------       --------    --------
Total comprehensive income (loss)                                  205            (4,897)          (980)     (5,672)
Treasury stock distributed in lieu of cash fee
Treasury stock contributed to Company 401(k) Plan
                                                              --------          --------       --------    --------
Balance at December 31, 2005                                  $  1,651          $ (5,914)      $ (6,076)   $(10,339)
                                                              ========          ========       ========    ========




              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                 FINANCIAL INDUSTRIES CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (UNAUDITED), CONTINUED

                                                                                                   Total
                                                                       Retained     Treasury   Shareholders'
                                                                       Earnings       Stock        Equity
                                                                       ---------    ---------    ---------
Balance at January 1, 2003                                             $  80,571    $ (22,207)   $ 135,391
Comprehensive income (loss):
    Net loss                                                             (23,583)                  (23,583)
    Other comprehensive income (loss):
    Change in net unrealized loss on investments in
       fixed maturities available for sale, net of taxes                                           (10,524)
    Change in net unrealized appreciation of
       equity securities, net of taxes                                                               1,043
    Minimum pension liability, net of taxes                                                           (259)
                                                                       ---------    ---------    ---------
Total comprehensive income (loss)                                        (23,583)        --        (33,323)
Stock options exercised                                                                              2,965
Treasury stock purchased, net of sales                                                 (1,768)      (1,499)
Treasury stock contributed to Company 401(k) Plan                                         113          128
Treasury stock distributed (Note 16)                                                      409          647
                                                                       ---------    ---------    ---------
Balance at December 31, 2003                                              56,988      (23,453)     104,309
Comprehensive income (loss):
    Net loss                                                             (14,338)                  (14,338)
    Other comprehensive income (loss):
    Change in net unrealized loss on investments in
       fixed maturities available for sale, net of taxes                                               236
    Change in net unrealized appreciation of
       equity securities, net of taxes                                                                 423
    Minimum pension liability, net of taxes                                                         (3,205)
                                                                       ---------    ---------    ---------
Total comprehensive income (loss)                                        (14,338)        --        (16,884)
Treasury stock contributed to Company 401(k) Plan                                         111          118
                                                                       ---------    ---------    ---------

Balance at December 31, 2004                                              42,650      (23,342)      87,543
Comprehensive income (loss):
    Net loss                                                                (165)                     (165)
    Other comprehensive income (loss):
    Change in net unrealized loss on investments in
       fixed maturities available for sale, net of taxes                                            (4,897)
    Change in net unrealized appreciation of
       equity securities, net of taxes                                                                 205
    Minimum pension liability, net of taxes                                                           (980)
                                                                       ---------    ---------    ---------
Total comprehensive income (loss)                                           (165)        --         (5,837)
Treasury stock distributed in lieu of cash fee                                            213          188
Treasury stock contributed to Company 401(k) Plan                                         173          177
                                                                       ---------    ---------    ---------

Balance at December 31, 2005                                           $  42,485    $ (22,956)   $  82,071
                                                                       =========    =========    =========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                               FINANCIAL INDUSTRIES CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                                                  Year Ended December 31,
                                                                           -----------------------------------
                                                                             2005         2004         2003
                                                                           ---------    ---------    ---------
                                                                                      (In thousands)
Cash flows from operating activities:
    Net loss                                                               $    (165)   $ (14,338)   $ (23,583)
    Adjustments to reconcile net loss to net cash provided by
       (used in) operating activities:
    Amortization of deferred policy acquisition costs                          9,995       10,479        9,774
    Amortization of present value of future profits of acquired business       2,711        3,198        4,464
    Realized (gain) loss on investments                                       (8,857)      (2,783)         403
    Depreciation                                                               1,853        3,148        3,363
    Cumulative effect of change in accounting principle                         --           (229)        --
    Loss on sale of discontinued operations                                     --           --          4,935
    Changes in assets and liabilities:
      Decrease (increase) in accrued investment income                        (1,513)       1,043          138
      Decrease (increase) in agency advances and other receivables             2,351         (298)       4,106
      Decrease (increase) in reinsurance receivables                          (1,196)       3,066        2,005
      Decrease (increase) in due and deferred premiums                            (3)         317          518
      Increase in deferred policy acquisition costs                           (7,744)      (6,372)      (8,255)
      Decrease (increase) in other assets                                          1        3,969        6,489
      Increase (decrease) in policy liabilities and accruals                  (1,586)        (216)       4,070
      Increase (decrease) in other liabilities                                (4,439)       4,272        2,654
      Decrease in deferred federal income taxes                                 (417)      (1,146)      (2,229)
      Net activity from trading securities                                     1,057        3,815       (4,873)
      Other                                                                   (2,853)      (2,397)       1,806
                                                                           ---------    ---------    ---------
Net cash provided by (used in) operating activities                          (10,805)       5,528        5,785
                                                                           ---------    ---------    ---------

Cash flows from investing activities:
    Fixed maturities purchased                                              (185,173)    (151,074)    (511,596)
    Real estate capital expenditures                                            (544)      (2,210)      (1,281)
    Proceeds from sales and maturities of fixed maturities                    77,553      206,860      417,628
    Proceeds from sales of invested real estate                              101,304        2,022         --
    Proceeds from payments received on mortgage loans                           --           --             17
    Net (increase) decrease in short-term investments                         61,310      (62,520)         126
    Net decrease in policy loans                                               2,218        2,597        2,557
    Acquisition of subsidiary companies, net of cash acquired                   --           --         (4,124)
    Purchase of property and equipment                                          (316)        (426)        (480)
                                                                           ---------    ---------    ---------
Net cash provided by (used in) investing activities                        $  56,352    $  (4,751)   $ (97,153)
                                                                           ---------    ---------    ---------

                                                                                                        (continued)






              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         FINANCIAL INDUSTRIES CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED), CONTINUED

                                                            Year Ended December 31,
                                                      -----------------------------------
                                                        2005          2004         2003
                                                      ---------    ---------    ---------
                                                                (In thousands)
Cash flows from financing activities:
    Cash dividends to shareholders                    $    --      $    --      $    (480)
    Issuance of capital stock                              --           --          1,383
    Contractholder fund deposits                         33,168       39,292       57,458
    Contractholder fund withdrawals                     (67,178)     (70,461)     (62,163)
    Proceeds from bank borrowings                          --           --         15,000
    Purchase of treasury stock                             --           --         (1,103)
    Sales of treasury stock                                --           --            656
                                                      ---------    ---------    ---------
Net cash provided by (used in) financing activities     (34,010)     (31,169)      10,751
                                                      ---------    ---------    ---------

Net increase (decrease) in cash                          11,537      (30,392)     (80,617)

Cash and cash equivalents, beginning of year             52,044       82,436      163,053
                                                      ---------    ---------    ---------

Cash and cash equivalents, end of year                $  63,581    $  52,044    $  82,436
                                                      =========    =========    =========

Supplemental Cash Flow Disclosures:
    Income taxes refunded, net                        $    (591)   $  (1,668)   $  (5,623)
                                                      =========    =========    =========
    Interest paid                                     $   1,115    $     846    $     417
                                                      =========    =========    =========





Supplemental Schedule of Non-Cash Investing Activities:

In June 2003, the Company purchased all of the capital stock of the New Era companies (as described in Note 16) for $4.2 million in cash and consideration in the form of restricted FIC common stock of $646,000. In conjunction with the acquisition, assets were acquired and liabilities were assumed as follows:

Estimated fair value of assets acquired     $5.1 million

Estimated fair value of liabilities assumed $0.2 million











              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        FINANCIAL INDUSTRIES CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business
-----------------------------------

Financial Industries Corporation ("FIC" or the "Company") is principally engaged in marketing and underwriting individual life insurance and annuity products through its two life insurance subsidiaries. Family Life Insurance Company ("Family Life") is licensed to sell annuity and life insurance products in 49 states and the District of Columbia as of December 31, 2005. Investors Life Insurance Company of North America ("Investors Life") is licensed to sell individual life insurance and annuity products in 49 states, the District of Columbia, and the U.S. Virgin Islands as of December 31, 2005. Such products are marketed through both captive and independent agency systems. The Company also acquires and administers existing portfolios of individual life insurance and annuity products.

Other significant subsidiaries are: Family Life Corporation ("FLC"), FIC Realty Services, Inc. ("FIC Realty"), FIC Property Management, Inc. ("FIC Property"), FIC Financial Services, Inc., InterContinental Life Corporation ("ILCO"), Investors Life Insurance Company of Indiana ("Investors-IN"), ILG Securities Corporation, and ILG Sales Corporation.

ILCO, and its subsidiaries, including Investors Life, Investors-IN and ILG Sales Corporation, became wholly owned by the Company on May 18, 2001. Prior to that date, the Company's investment in ILCO was reported using the equity method of accounting. On February 18, 2002, Investors-IN was merged into Investors Life with Investors Life as the surviving entity.

Basis of Presentation and Principles of Consolidation
-----------------------------------------------------

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which differ from statutory accounting principles required by regulatory authorities for the Company's insurance subsidiaries. The consolidated financial statements include the accounts of FIC and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated. The following accounting policies describe the accounting principles used in the preparation of the consolidated financial statements.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Significant estimates in the accompanying consolidated financial statements include (1) liabilities for policy benefits and claims, (2) valuation allowances for deferred tax assets, (3) valuation allowances for agency advances, (4) recoverability of deferred policy acquisition costs and present value of future profits of acquired businesses, and (5) impairment losses on fixed maturity securities and invested real estate.

Investments
-----------

Although the Company did experience significant turnover in fixed maturities in 2003 partially due to a portfolio restructure associated with a transition to a new investment manager, the Company's general investment philosophy is to hold fixed maturities for long-term investment. However, fixed maturities may be sold prior to their maturity dates in response to changing market conditions, duration of liabilities, liquidity factors, interest rate movements and other investment factors. Accordingly, substantially all the Company's fixed-maturity investments are classified as available for sale and are carried at fair value. Unrealized gains and losses on fixed maturities available for sale are not recognized in the consolidated statement of operations but are reported as a separate component of shareholders' equity in accumulated other comprehensive income, net of effects on deferred policy acquisition costs ("DAC") and present value of future profits of acquired business ("PVFP") and related income taxes. However, if a decline in fair value is deemed to be other than temporary, the investment is reduced to its net realizable value and a realized loss is recorded in the consolidated statement of operations.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. For mortgage-backed and asset-backed securities, the effective interest method is used based on anticipated prepayments and the estimated economic life of the securities. When estimates of prepayments change, the effective yield is recalculated and used to accrue income in subsequent accounting periods.

Equity securities are classified as available for sale and are carried at fair value. Equity securities include investments in the Company's own separate accounts, which are carried at estimated fair value. Unrealized gains and losses on equity securities are not recognized in the consolidated statement of operations but are reported as a separate component of shareholders' equity in accumulated other comprehensive income, net of effects on other balance sheet accounts and related income taxes. If a decline in fair value is deemed to be other than temporary, the investment is reduced to its net realizable value and a realized loss is recorded in the consolidated statement of operations.

Fixed maturity securities held for trading are carried at fair value. Unrealized gains and losses on trading securities are recorded in the consolidated statement of operations.

Policy loans are recorded at unpaid balances, net of allowances for uncollectible accounts.

Short-term investments are carried at cost, which approximates fair value, and generally consist of those fixed maturities and other investments with maturities of less than one year from the date of purchase.

The Company monitors the performance of its real estate properties on an ongoing basis and identifies properties it intends to hold for investment and properties it intends to sell. Properties held for investment are classified as investment real estate and are stated at cost less accumulated depreciation. Depreciation is provided using straight-line methods over estimated useful lives of 5 to 40 years, or for leasehold improvements the minimum lease term if shorter. Real estate income is reported net of expenses incurred to operate the properties and depreciation expenses. The Company reviews its investment real estate properties on an on-going basis for impairment using a probability-weighted estimation of the expected net undiscounted future cash flows. If the expected net undiscounted future cash flows are less than the net book value of the property, the excess of the net book value over the Company's estimate of fair value of the asset is recognized as a realized loss in the consolidated statement of operations and the new cost basis is depreciated over the property's remaining life. Based on the application of the above policy, the Company has determined that no impairment is considered to exist with respect to its real estate held for investment as of December 31, 2004.

Properties that are identified for sale and actively marketed by the Company are classified as real estate held for sale and are stated at the lower of cost less accumulated depreciation or net realizable value. No depreciation is recorded while the property is classified as held for sale. Net realizable value is determined by the Company based on the estimated selling price less direct costs of the sale.

Realized gains and losses on disposal of investments are included in the consolidated statement of operations. The cost of investments sold is determined on the specific identification basis, except for stocks, for which the first-in, first-out method is employed.

Cash and Cash Equivalents
-------------------------

Generally, cash includes cash on hand and on deposit in non-interest bearing accounts. Short term investments with maturities of three months or less at the time of purchase are reported as cash equivalents.

Property and Equipment
----------------------

Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over estimated useful lives of 3 to 8 years. Maintenance and repairs are charged to expense when incurred. Accumulated depreciation on property and equipment was $2,377,000 and $1,988,000 as of December 31, 2005 and 2004, respectively.

Deferred Policy Acquisition Costs
---------------------------------

The cost of acquiring new business, principally first-year commissions and certain expenses of the policy issuance and underwriting departments, which vary with and are primarily related to the production of new business, have been deferred to the extent recoverable. Acquisition costs related to traditional life insurance products are deferred and amortized to expense using actuarial methods that include the same assumptions used to estimate future policy benefits. Acquisition costs related to interest-sensitive products are deferred and amortized in proportion to the estimated annual gross profits over the expected lives of the contracts. Loss recognition analysis with respect to deferred acquisition costs is evaluated periodically on an aggregate basis that combines deferred acquisition costs with the present value of future profits on acquired business.

Present Value of Future Profits on Acquired Business
----------------------------------------------------

The present value of future profits of acquired traditional life business is amortized over the premium-paying period of the related policies in proportion to the estimated annual premium revenue applicable to such policies. Interest on the unamortized balance is accreted at rates from 4.4% to 11.0%.

For interest-sensitive products, these costs are amortized in relation to the expected gross profits of the policies. Retrospective adjustments of these amounts for interest sensitive products are made periodically along with a revision to the estimates of current or future gross profits to be realized from an acquired group of policies.

Loss recognition analysis with respect to present value of future profits is evaluated periodically on an aggregate basis that combines deferred acquisition costs with the present value of future profits on acquired business.

Real Estate Held for Use
------------------------

Real estate held for use represents real estate occupied by the Company and is carried at cost less accumulated depreciation. Depreciation is provided using the straight-line method over estimated useful lives of 40 years. Accumulated depreciation on real estate occupied by the Company was $1,440,000 as of December 31, 2004.

Other Assets
------------

Other assets included the excess of cost over net assets acquired, or goodwill, totaling $752,000 at December 31, 2003. Such goodwill was recognized by ILCO in connection with its acquisitions, including Investors Life, and represents the Company's carryforward interest using the equity method of accounting prior to the acquisition of ILCO on May 18, 2001.

Pursuant to SFAS No. 142, "Goodwill and Other Intangible Assets," the Company performs an annual test for impairment of the carrying value of goodwill. As a result of this analysis for 2004, goodwill was determined to be impaired as the carrying value of this asset exceeded its fair value. Accordingly, goodwill totaling $752,000 was written off in 2004 and recorded in operating expenses in the consolidated statement of operations.

Separate Accounts
-----------------

Separate account assets and liabilities, carried at market value, represent policyholder funds maintained in accounts having specific investment objectives. The net investment income, gains, and losses of these accounts, less applicable contract charges, generally accrue directly to the policyholders and are not included in the Company's consolidated statement of operations with the exception of the investment income attributed to the Company's seed money in the separate accounts, which are included in net investment income. The Company's seed money in the separate accounts is reported as equity securities in the accompanying consolidated balance sheets.

Solvency Laws Assessments
-------------------------

The solvency or guaranty laws of most states in which the Company's insurance subsidiaries do business may require the Company's insurance subsidiaries to pay assessments (up to certain prescribed limits) to fund policyholder losses or liabilities of insurance companies that become insolvent. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer's financial strength, and in certain instances, may be offset against future premium taxes. The Company records the effect for guaranty fund assessments in the period such amounts are probable and can be reasonably estimated.

Policy Liabilities and Contractholder Deposit Funds
---------------------------------------------------

Liabilities for future policy benefits related to traditional life products are accrued as premium revenue is recognized. The liabilities are computed using the net level premium method, or an equivalent actuarial method. The investment yield assumption varies by calendar year and is based on Company experience and expectations. Expense assumptions and assumptions for withdrawals vary by product, issue age, and policy duration, and are based on Company experience and expectations. Assumptions for mortality are based upon industry experience as modified to reflect Company experience. Assumptions also reflect a provision for adverse deviation.

Contractholder deposit funds represent liabilities for universal life and annuity products. These liabilities consist of deposits received from customers and are accumulated at actual credited interest rates on their fund balances less universal life charges for expenses and mortality.

In July 2003, the Accounting Standards Executive Committee ("AcSEC") of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 03-01, "Accounting and Reporting by Insurance Enterprises for Certain Non-traditional Long-Duration Contracts and for Separate Accounts." AcSEC developed the SOP to address the evolution of product designs since the issuance of SFAS No. 60, "Accounting and Reporting by Insurance Enterprises," and SFAS No. 97, "Accounting and Reporting by Insurance Enterprises for Certain

Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments" and the need for interpretive guidance to be developed in three areas: separate account presentation and valuation; the accounting recognition given sales inducements (bonus interest, bonus credits, persistency bonuses); and the classification and valuation of certain long-duration contract liabilities.

The Company adopted the provisions of SOP 03-01 at January 1, 2004, resulting in an increase to income as a cumulative effect of a change in accounting principle totaling $229,000, net of taxes, as reflected in the accompanying 2004 consolidated statement of operations. The Company has certain universal life insurance products that are credited with bonus interest after applicable qualifying periods. The adoption of the new accounting principle changed the pattern of recognition of the bonus interest expense.

Other Policy Claims and Benefits Payable
----------------------------------------

The liability for other policy claims and benefits payable represents management's estimate of ultimate unpaid losses on claims and other miscellaneous liabilities to policyholders. Estimated unpaid losses on claims are comprised of losses on claims that have been reported but not yet paid and claims that have been incurred but not reported. Policy claims are based on case-basis estimates for reported claims, and on estimates, based on experience, for incurred but unreported claims and loss expenses.

The liability for other policy claims and benefits payable is subject to the impact of changes in claim severity, frequency and other factors. Although there is considerable variability inherent in such estimates, management believes that the liability recorded is adequate.

Federal Income Taxes
--------------------

The Company computes deferred income taxes utilizing the asset and liability method. Under this method, balance sheet amounts for deferred income taxes are computed based on the tax effect of the differences between the financial reporting and federal income tax bases of assets and liabilities using the tax rates which are expected to be in effect when these differences are anticipated to reverse.

The Company establishes a valuation allowance when management believes, based on the weight of the available evidence, that it is more likely than not that some portion of the deferred tax asset will not be realized. Realization of deferred tax assets is dependent upon the Company's generation of sufficient taxable income in the future to recover tax benefits that cannot be recovered from taxes paid in prior periods.

Revenue Recognition
-------------------

Premiums on traditional life and health products are recognized as revenue when due. Benefits and expenses are associated with earned premiums, so as to result in recognition of net profits over the lives of the contracts.

Proceeds from annuity and universal life products are recorded as liabilities when received. Revenues for annuity and universal life products consist of net investment income, mortality charges, administration charges, and surrender charges.

Segment Information
-------------------

Financial Accounting Standards Board ("FASB") Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), requires disclosure of certain operating and financial data with respect to separate business activities within an enterprise. The Company's primary business is the sale of individual life insurance and annuity products. The Company does not distinguish or group its consolidated operations by product type or geography. Management decisions regarding the allocation of resources and the assessment of performance are made on a number of different operational perspectives including but not limited to a purchased block basis. The Company derives all significant revenues from a single reportable operating segment of the business, sales and administration of individual life insurance and annuity products. Accordingly, the Company does not report more than one segment.

Stock Option Plans and Other Equity Incentive Plans
---------------------------------------------------

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related Interpretations in accounting for its stock option plans, which are described more fully in Note 10. No compensation cost has been recognized by the Company in the accompanying consolidated statements of operations for its stock option plans.

The Company follows the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock Based Compensation - Transition and Disclosure." SFAS No. 123 allows companies to follow existing accounting rules (APB 25) provided that pro forma disclosures are made of what net income and earnings per share would have been had the Company recognized expense for stock-based awards based on their fair value at date of grant. The fair value disclosure assumes that fair value of option grants were calculated at the date of grant using the Black-Scholes option pricing model. No stock options were granted to employees for the years ended December 31, 2005, 2004, and 2003.

In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment." SFAS 123(R) is a revision of SFAS 123, "Accounting for Stock-Based Compensation," which was originally issued by the FASB in 1995. As originally issued, SFAS 123 provided companies with the option to either record expense for share-based payments under a fair value model, or to simply disclose the impact of the expense. SFAS 123(R) requires companies to measure the cost of share-based payments to employees using a fair value model, and to recognize that cost over the relevant service period. In addition, SFAS 123(R) requires that an estimate of future award forfeitures be made at the grant date, while SFAS 123 permitted recognition of forfeitures on an as incurred basis. This statement is effective for all awards granted, modified, repurchased, or cancelled after June 15, 2005, and, as a result, the Company adopted SFAS 123(R) beginning June 16, 2005. The adoption of this statement did not have a material impact on the Company's consolidated financial statements as the Company had no stock option activity subsequent to June 15, 2005.

When stock appreciation rights are granted, the Company recognizes compensation expense equal to the amount by which the quoted market price of the Company's common stock exceeds the exercise price at the measurement date. Compensation expense is accrued as a charge to expense over the period or periods the employee performs the related services. Compensation accrued during the service period is adjusted in subsequent periods up to the measurement date for changes, either increases or decreases, in the quoted market value of the shares of the enterprise's stock covered by the grant, but shall not be adjusted below zero. The offsetting adjustment is made to compensation expense of the period in which changes in the market value occur.

Net Income (Loss) Per Share
---------------------------

Net income (loss) per share is calculated based on two methods: basic earnings
(loss) per share and diluted earnings (loss) per share. Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were converted or exercised. The computation of diluted earnings (loss) per share does not assume conversion, exercise or contingent issuance of securities that would result in an increase in earnings per share amounts or a decrease in loss per share amounts (antidilution). Both methods are presented on the face of the accompanying consolidated statements of operations.

New Accounting Pronouncements
-----------------------------

In March 2004, the EITF of the FASB reached a final consensus on Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." This Issue establishes impairment models for determining whether to record impairment losses associated with investments in certain equity and debt securities. It also requires income to be accrued on a level-yield basis following an impairment of debt securities, where reasonable estimates of the timing and amount of future cash flows can be made. In September 2004, the FASB issued 03-1-1, which defers the effective date of a substantial portion of EITF 03-1, from the third quarter of 2004, as originally required by the EITF, until such time as FASB issues further implementation guidance. In November 2005, the FASB issued FASB Staff Position ("FSP") FAS 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." This FSP addresses the determination as to when an impairment in equity securities (including costs method investments) and debt securities that can contractually be prepaid or otherwise settled in such a way that the investor would not recover substantially all of its cost should be deemed other-than-temporary. This FSP nullifies certain requirements of EITF 03-1 and carries forward certain requirements and disclosures. The provisions of this FSP are to be applied to reporting periods beginning after December 15, 2005. Compliance with this FSP is not expected to have a material impact on the Company's consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154 "Accounting Changes and Error Corrections- A Replacement of APB Opinion No. 20 and FASB Statement No. 3." This Statement changes the requirements for the accounting for and reporting of a change in accounting principle. APB Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.

This Statement also requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS No. 154 carries forward without change the guidance contained in APB Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. This statement is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005, with earlier adoption permitted. The Company adopted SFAS No. 154 for accounting changes and correction of errors reported following December 31, 2005.

In September 2005, the American Institute of Certified Public Accountants ("AICPA"), issued Statement of Position ("SOP") 05-01, "Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts." The SOP 05-01 provides guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in Statement of Financial Accounting Standards ("SFAS") 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and For Realized Gains and Losses from the Sale of Investments." The SOP 05-01 defines an internal replacement as a modification in product benefits, features, rights, or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. The SOP 05-01 is effective for internal replacements occurring in fiscal years beginning after December 15, 2006, with earlier adoption encouraged. The Company has not completed an assessment of the estimated impact of SOP 05-01 on its consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Instruments." This statement amends SFAS No. 133 and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The provisions of SFAS No. 155 (1) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, (2) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, (3) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, (4) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and
(5) amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 will be applied prospectively by the Company and is effective for all financial instruments acquired or issued for fiscal years beginning after September 15, 2006. The adoption of this statement is not expected to have a material impact on the Company's consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets -- an amendment of FASB Statement No. 140 ("SFAS 156"). Among other requirements, SFAS 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations. SFAS 156 will be applied prospectively and is effective for fiscal years beginning after September 15, 2006. SFAS 156 is not expected to have a material impact on the Company's consolidated financial statements.

In June 2006, the FASB issued FASB Interpretation ("FIN") No. 48, Accounting for Uncertainty in Income Taxes -- an interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, treatment of interest and penalties, and disclosure of such positions. FIN 48 will be applied prospectively and will be effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating FIN 48 and does not expect adoption to have a material impact on the Company's consolidated financial statements.

In September, 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 will be applied prospectively and is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. SFAS 157 is not expected to have a material impact on the Company's consolidated financial statements.

In September, 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R). Under this new standard, companies must recognize a net liability or asset to report the funded status of their defined benefit pension and other postretirement benefit plans on their balance sheets. The effective date of the recognition and disclosure provisions for calendar-year public companies is for calendar years ending after December 15, 2006. The Company is currently evaluating the impact of this new standard but it is not expected to have a significant effect on the consolidated financial statements for the year ending December 31, 2006.

2.   INVESTMENTS

Fixed Maturities and Equity Securities
--------------------------------------

Investments in fixed maturities and equity securities and related unrealized gains and losses are detailed as follows:

                                                                December 31, 2005
                                                    -----------------------------------------
                                                                 Gross     Gross
                                                   Amortized  Unrealized Unrealized    Fair
                                                      Cost       Gains     Losses     Value
                                                    --------   --------   --------   --------
                                                                 (In thousands)
Fixed maturities available for sale:
U.S. Treasury securities and obligations of U.S.
    government agencies and corporations            $100,072   $    244   $  1,357   $ 98,959
States, municipalities and political subdivisions     22,127        262        198     22,191
Corporate                                            320,762      1,966      5,339    317,389
Mortgage-backed and asset-backed                     162,842        384      8,013    155,213
                                                    --------   --------   --------   --------

Total fixed maturities                              $605,803   $  2,856   $ 14,907   $593,752
                                                    ========   ========   ========   ========

Equity securities available for sale                $  8,405   $  2,548   $     46   $ 10,907
                                                    ========   ========   ========   ========




                                                                December 31, 2004
                                                    -----------------------------------------
                                                                 Gross     Gross
                                                   Amortized  Unrealized Unrealized    Fair
                                                      Cost       Gains     Losses     Value
                                                    --------   --------   --------   --------
                                                                 (In thousands)

Fixed maturities available for sale:
U.S. Treasury securities and obligations of U.S.
    government agencies and corporations            $ 39,085   $    482   $     74   $ 39,493
States, municipalities and political subdivisions     16,720        228        363     16,585
Corporate                                            252,449      5,296      1,166    256,579
Mortgage-backed and asset-backed                     192,447        983      6,932    186,498
                                                    --------   --------   --------   --------

Total fixed maturities                              $500,701   $  6,989   $  8,535   $499,155
                                                    ========   ========   ========   ========

Equity securities available for sale                $  6,311   $  2,214   $     23   $  8,502
                                                    ========   ========   ========   ========


The Company's insurance subsidiaries are required to maintain assets on deposit with state regulatory authorities. Such assets are included in fixed maturities and have an aggregate fair value of $7.9 million and $13.9 million at December 31, 2005 and 2004, respectively.

For investments of fixed maturities that have unrealized losses at December 31, 2005 and 2004, the fair value, gross unrealized losses, and length of time that individual securities have been in a continuous unrealized loss position are as follows:

                                                                       2005
                                          ---------------------------------------------------------------
                                          Less than 12 months    12 months or more           Total
                                          -------------------   -------------------   -------------------
                                           Fair     Unrealized   Fair     Unrealized   Fair     Unrealized
                                           Value      Losses     Value      Losses     Value      Losses
                                          --------   --------   --------   --------   --------   --------
                                                                  (In thousands)
U.S. Treasury and other U.S. government
    agencies and corporations             $ 94,608   $  1,060   $ 25,638   $    297   $120,246   $  1,357
States, municipalities, and
    political subdivisions                   8,750         62      4,862        136     13,612        198
Corporate                                  137,986      3,568     51,938      1,771    189,924      5,339
Mortgage-backed and asset-backed            96,933      1,829     46,716      6,184    143,649      8,013
                                          --------   --------   --------   --------   --------   --------

Fixed maturities available for sale       $338,277   $  6,519   $129,154   $  8,388   $467,431   $ 14,907
                                          ========   ========   ========   ========   ========   ========


                                                                       2004
                                          ---------------------------------------------------------------
                                          Less than 12 months    12 months or more           Total
                                          -------------------   -------------------   -------------------
                                           Fair     Unrealized   Fair     Unrealized   Fair     Unrealized
                                           Value      Losses     Value      Losses     Value      Losses
                                          --------   --------   --------   --------   --------   --------
                                                                  (In thousands)

U.S. Treasury and other U.S. government
    agencies and corporations             $ 26,624   $     74   $   --     $   --     $ 26,624   $     74
States, municipalities, and
    political subdivisions                     994          6     12,496        357     13,490        363
Corporate                                   81,032        544     23,077        622    104,109      1,166
Mortgage-backed and asset-backed            45,398        362     64,963      6,570    110,361      6,932
                                          --------   --------   --------   --------   --------   --------

Fixed maturities available for sale       $154,048   $    986   $100,536   $  7,549   $254,584   $  8,535
                                          ========   ========   ========   ========   ========   ========



At December 31, 2005, the Company held thirteen U.S. Treasury securities with unrealized losses caused by interest rate increases. The average unrealized loss on these securities was 2% of carrying value. At December 31, 2004, the Company held five U.S. Treasury securities with unrealized losses caused by interest rate increases.

At December 31, 2005, the Company held two investments in debt securities issued by states, municipalities, and political subdivisions with unrealized losses caused by interest rate increases. The average unrealized loss on these securities, rated AA or higher by a credit ratings agency, was 1% of carrying value. At December 31, 2004, the Company held three investments in debt securities issued by states, municipalities, and political subdivisions with unrealized losses caused primarily by market interest rate increases. The average unrealized loss on these securities was 3% of carrying value. The three securities are rated by a credit agency and had an investment grade rating of A-or higher.

At December 31, 2005, the Company held fifty-three investments in debt securities issued by corporations with unrealized losses caused primarily by interest rate increases. The average unrealized losses on forty-five securities with investment grade ratings (BBB- or higher) was 2% of carrying value. The average unrealized losses on eight securities with less than investment grade ratings was 7% of carrying value, including securities issued by General Motors, Ford Motor Company and Ford Motor Credit Company with average unrealized losses of 17% of carrying value caused largely by ratings declines. At December 31, 2004, the Company held twenty-two investments in debt securities issued by corporations with unrealized losses caused by interest rate increases. The average unrealized loss on these securities was 1% of carrying value. Twenty-one of these investments had investment grade ratings by a ratings agency.

At December 31, 2005, the Company held thirty-eight investments in mortgage-backed or asset-backed securities with unrealized losses caused by interest rate increases, including nine securities with unrealized losses of less than $1,000. The average unrealized loss on these securities was 5% of carrying value. At December 31, 2004, the Company held thirty-six investments in mortgage-backed or asset-backed securities with unrealized losses caused by interest rate increases. The average unrealized loss on these securities was 6% of carrying value.

Because of the high ratings of these investments and the Company's ability and intent to hold these investments until recovery of fair value, which may be maturity or earlier if called, the Company does not consider these unrealized losses to be other than temporary.

There were no impairments in the value of investments in 2005 and 2004 which were considered other than temporary. During 2003, the Company identified eight securities which were considered impaired and reduced their carrying value by $5.2 million. All eight fixed-maturity securities were sold during the fourth quarter of 2003. At December 31, 2003, the Company identified six additional securities which were considered impaired and reduced their carrying value by $1.6 million. All six of these fixed-maturity securities were sold in 2004.

As part of the Company's ongoing investment review, the Company has reviewed its fixed maturities and equity securities investment portfolio and concluded that there were no additional other-than-temporary impairments as of December 31, 2005 or 2004. Due to the issuers' continued satisfaction of the investment obligations in accordance with their contractual terms and management's expectation that they will continue to do so, management's intent and ability to hold these securities, as well as the evaluation of the fundamentals of the issuers' financial condition and other objective evidence, the Company believes that unrealized losses on these investments at December 31, 2005 and 2004 were temporary.

In evaluating whether a decline in value is other than temporary, the Company considers several factors including, but not limited to, the following; (1) whether the decline is substantial; (2) the duration; (3) the reasons for the decline in value (credit event, interest related, or market fluctuations); (4) the Company's ability and intent to hold the investments for a period of time to allow for a recovery of value; and (5) the financial condition of and near term prospects of the issuer. The evaluation for other than temporary impairments is a quantitative and qualitative process, which is subject to risks and uncertainties in the determination of whether declines in the fair value of investments are other than temporary. The risks and uncertainties include changes in general economic conditions, the issuer's financial condition or near term recovery prospects, and the effects of changes in interest rates.

The amortized values and market values of fixed maturities at December 31, 2005, are shown below by contractual maturity. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 Amortized         Fair
                                                   Value          Value
                                                  --------       --------
                                                      (In thousands)

Due in one year or less                           $ 44,004       $ 43,749
Due after one year through five years              171,974        170,324
Due after five years through ten years             159,272        156,829
Due after ten years                                 67,711         67,637
Mortgage-backed and asset-backed securities        162,842        155,213
                                                  --------       --------

Total fixed maturities                            $605,803       $593,752
                                                  ========       ========

The net change in unrealized gains (losses) on fixed maturities available for sale and equity securities represent a component of accumulated other comprehensive income for the years ended December 31, 2005, 2004, and 2003. The following is a summary of the change in unrealized gains (losses), net of the effects on DAC and PVFP and related deferred income taxes, that are reflected in accumulated other comprehensive income for the periods presented.

                                                                      Year Ended December 31,
                                                             ----------------------------------------
                                                               2005            2004            2003
                                                             --------        --------        --------
                                                                          (In thousands)
Fixed maturities                                             $(10,505)       $    (65)       $(21,100)
Equity securities                                                 311             643           1,578
                                                             --------        --------        --------
Gross unrealized gains (losses)                               (10,194)            578         (19,522)
Effect on other balance sheet accounts                          3,087             (65)          5,426
Deferred federal income taxes                                   2,415             146           4,615
                                                             --------        --------        --------

Net change in unrealized gains (losses) on investments       $ (4,692)       $    659        $ (9,481)
                                                             ========        ========        ========

The following table sets forth unrealized holding gains (losses) on investments arising during the year and the reclassification adjustments required for the years ended December 31, 2005, 2004, and 2003:

                                                                      Year Ended December 31,
                                                             ----------------------------------------
                                                               2005            2004            2003
                                                             --------        --------        --------
                                                                        (In thousands)
Reclassification adjustments:
Unrealized holding gains (losses) on investments arising
    during the period, net of taxes                          $ (4,598)       $    (74)       $ (9,215)
Reclassification adjustments for (gains) losses included
    in net income, net of taxes                                   (94)            733            (266)
                                                             --------        --------        --------
Unrealized gains (losses) on investments, net of
    reclassification adjustment, net of taxes                $ (4,692)       $    659        $ (9,481)
                                                             ========        ========        ========

Investment Real Estate
----------------------

Investors Life completed development of the River Place Pointe office complex in 2002. River Place Pointe consists of seven office buildings, with rentable space of approximately 584,000 square feet, and associated parking, drives, and related improvements on 48 acres of land in Austin, Texas. At December 31, 2004, the Company occupied Building One, consisting of approximately 76,000 square feet and approximately 4,000 square feet in Building Four. Approximately 333,310 square feet of the remaining 370,228 square feet in Buildings Two, Three, Four and Six were leased to third parties. The remaining two buildings (Buildings Five and Seven) were vacant at December 31, 2004. The office building (Building
One) occupied by the Company, which is reflected in the accompanying consolidated financial statements as real estate held for use, was $13.6 million at December 31, 2004. Investment real estate, which is comprised of the other six buildings in the River Place Pointe office complex, was $76.6 million at December 31, 2004. Accumulated depreciation on investment real estate totaled $9.0 million as of December 31, 2004.

On June 1, 2005, the Company sold the River Place Pointe office complex to a non-affiliated party in an all-cash transaction for a gross purchase price of $103 million. Under the terms of the sale agreement, the Company entered into a lease with the purchaser with respect to all of the space in Building One for a five-year term at a rate of $28.00 per square foot, which was the prevailing rental rate at the time that FIC and its subsidiaries occupied the building in July 2000. The lease provides the Company with a right of cancellation of the lease at March 31, 2008. The Company will realize a gain of $10.1 million on the sale, which includes both a current 2005 realized gain of $8.0 million and a deferred gain of $2.1 million to be recognized over the period from the sale date through March 31, 2008.

Real Estate Held for Sale
-------------------------

The Company determined in 2003 to sell all of its real estate held for sale. Accordingly, the carrying value of eight properties aggregating $968,000 was evaluated and reclassified as real estate held for sale at December 31, 2003. During 2004, the Company sold two properties held for sale generating gross proceeds of $2.0 million and realized gains aggregating $1.7 million. At December 31, 2004, the remaining six properties classified as real estate held for sale had a carrying value of $589,000. Accumulated depreciation on real estate held for sale totaled $2.7 million as of December 31, 2004.

During 2005, the Company sold three properties held for sale generating gross proceeds of $1.2 million and realized gains of $761,000. At December 31, 2005, the remaining three properties classified as real estate held for sale had a carrying value of $130,000. Accumulated depreciation on real estate held for sale as of December 31, 2005 was $2.4 million. These remaining three properties were sold in early 2006 resulting in realized gains totaling $517,000 for the year ended December 31, 2006.

Non-Income Producing Investments
--------------------------------

The carrying values of investments at December 31, 2005 and 2004 that were non-income producing, for the preceding 12 months, were as follows:

                                                              December 31,
                                                          ------------------
                                                            2005       2004
                                                          -------    -------
                                                            (In thousands)

Investment real estate and real estate held for sale:
    River Place Pointe non-leased buildings               $  --      $21,421
    Others                                                     30         81
                                                          -------    -------

                                                          $    30    $21,502
                                                          =======    =======


Net Investment Income
---------------------

The components of net investment income are summarized as follows:

                                                                Year Ended December 31,
                                                           --------------------------------
                                                             2005        2004        2003
                                                           --------    --------    --------
                                                                    (In thousands)
Fixed maturities                                           $ 27,255    $ 27,386    $ 31,846
Other, including short-term investments and policy loans      4,639       4,036       4,177
                                                           --------    --------    --------
Gross investment income                                      31,894      31,422      36,023
Investment expenses                                            (747)       (719)       (677)
                                                           --------    --------    --------

Net investment income                                      $ 31,147    $ 30,703    $ 35,346
                                                           ========    ========    ========


Net Realized Investment Gains (Losses)
--------------------------------------

Proceeds and gross realized gains (losses) from sales of fixed maturities available for sale are summarized as follows:

                                     Year Ended December 31,
                              -----------------------------------
                                2005          2004         2003
                              ---------    ---------    ---------
                                        (In thousands)
Proceeds                      $  20,106    $ 155,786    $ 282,115
                              =========    =========    =========

Gross realized gains          $     432    $   1,810    $   6,685
Gross realized losses            (1,081)        (702)      (5,513)
                              ---------    ---------    ---------

Net realized gains (losses)   $    (649)   $   1,108    $   1,172
                              =========    =========    =========



3.        FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2005 and 2004 are as follows:

                                                           2005                 2004
                                                   -------------------  -------------------
                                                   Carrying    Fair      Carrying    Fair
                                                     Value     Value       Value     Value
                                                   --------   --------   --------   --------
                                                      (In thousands)        (In thousands)
Financial assets:
    Fixed maturity securities available for sale   $593,752   $593,752   $499,155   $499,155
    Fixed maturity securities held for trading         --         --        1,057      1,057
    Equity securities                                10,907     10,907      8,502      8,502
    Policy loans                                     37,637     46,108     39,855     49,343
    Short-term investments                            1,204      1,204     62,514     62,514
    Cash and cash equivalents                        63,581     63,581     52,044     52,044
    Separate account assets                         342,911    342,911    359,876    359,876

Financial liabilities:
    Separate account liabilities                   $342,911   $342,911   $359,876   $359,786
    Deferred annuities                              135,848    131,603    145,010    139,825
    Notes payable                                    15,000     15,000     15,000     15,000
    Supplemental contracts                           10,825     10,825     10,965     10,965


The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Fixed Maturities, Trading Securities, and Equity Securities
-----------------------------------------------------------

Fair values are based on quoted market prices or dealer quotes.

Policy Loans
------------

Fair values of policy loans are estimated using discounted cash flow analysis, using interest rates offered for similar loans to borrowers with similar credit ratings. Policy loans with similar characteristics are aggregated for purposes of the calculation.

Separate Account Assets and Liabilities
---------------------------------------

Separate account assets and liabilities represent the market value of policyholder funds maintained in accounts having specific investment objectives.

Cash, Cash Equivalents, and Short-term Investments
--------------------------------------------------

The carrying value of these instruments approximates fair value due to the short-term nature of these items.

Deferred Annuities and Supplemental Contracts
---------------------------------------------

The fair values of deferred annuities are estimated using cash surrender values. Fair values for supplemental contracts are estimated using a discounted cash flow analysis, based on interest rates currently offered on similar products.

Notes Payable
-------------

The carrying value of notes payable approximates the fair value as the interest rate is variable.

4.        DEFERRED POLICY ACQUISITION COSTS

An analysis of deferred policy acquisition costs follows:

                                                                        Year Ended December 31,
                                                                   --------------------------------
                                                                     2005        2004        2003
                                                                   --------    --------    --------
                                                                        (In thousands)
Deferred policy acquisition costs, beginning of year               $ 50,640    $ 54,819    $ 51,213
Policy acquisition costs deferred                                     7,745       6,372       8,255
Amortization, net of interest accretion                              (9,995)    (10,479)     (9,774)
Adjustments for unrealized gains/losses on investment securities      2,416         (72)      5,125
                                                                   --------    --------    --------

Deferred policy acquisition costs, end of year                     $ 50,806    $ 50,640    $ 54,819
                                                                   ========    ========    ========

5.        PRESENT VALUE OF FUTURE PROFITS OF ACQUIRED BUSINESS

An analysis of the present value of future profits of acquired business follows:

                                                                       Year Ended December 31,
                                                                   --------------------------------
                                                                     2005        2004        2003
                                                                   --------    --------    --------
                                                                             (In thousands)
Present value of future profits, beginning of year                 $ 17,905    $ 21,096    $ 25,259
Accretion of interest                                                 1,469       1,735       1,841
Amortization                                                         (4,180)     (4,933)     (6,305)
Adjustments for unrealized gains/losses on investment securities        671           7         301
                                                                   --------    --------    --------

Present value of future profits, end of year                       $ 15,865    $ 17,905    $ 21,096
                                                                   ========    ========    ========

Anticipated amortization of the present value of future profits net of interest accretion for each of the next five years is as follows (in thousands):

            2006       $   2,135
            2007       $   1,842
            2008       $   1,602
            2009       $   1,336
            2010       $   1,216


6.        NOTES PAYABLE

In May, 2003, the Company issued $15 million aggregate principal amount of Floating Rate Senior Notes due 2033 (the "Senior Notes") and entered into a Senior Notes Subscription Agreement ("Subscription Agreement") with InCapS Funding I, Ltd. ("InCapS"), wherein InCapS agreed to purchase the Senior Notes. The Senior Notes were issued on May 22, 2003, pursuant to an indenture between FIC and Wilmington Trust Company, as Trustee.

The principal amount of the Senior Notes is to be paid on May 23, 2033, and interest is to be paid quarterly, beginning on August 23, 2003, at the rate of 4.20% over LIBOR (rate is recalculated quarterly and may not exceed 12.5% prior to May 2008). FIC may redeem the Senior Notes at any time on or after May 23, 2008, by payment of 100% of the principal amount of the Senior Notes being redeemed plus unpaid interest. Proceeds from the Senior Notes were used to fund the acquisition of the New Era companies (See Note 16) and to reduce intercompany payable balances.

7.        INCOME TAXES

The Company files a consolidated federal income tax return with its subsidiaries, except for Investors Life and ILG Securities, which file separate returns.

Total income taxes were allocated as follows:

                                                                                        Year Ended December 31,
                                                                                  ---------------------------------
                                                                                    2005         2004         2003
                                                                                  -------      -------      -------
                                                                                            (In thousands)
Tax provision (benefit) on income or loss from:
    Continuing operations                                                         $    53      $(2,204)     $(3,511)
    Discontinued operations                                                          --           --           --
    Cumulative effect of change in accounting principle                              --            118         --
                                                                                  -------      -------      -------
Total tax provision (benefit) on income or loss                                        53       (2,086)      (3,511)
                                                                                  -------      -------      -------

Tax provision (benefit) on components of shareholders' equity: Net unrealized gains/losses on:
       Fixed maturities available for sale                                         (2,522)        (364)      (5,153)
       Equity securities                                                              106          218          538
    Additional paid in capital - stock option tax benefit                            --           --           (329)
    Minimum pension liability                                                         (28)      (1,495)         (95)
                                                                                  -------      -------      -------
Total tax provision (benefit) on shareholders' equity                              (2,444)      (1,641)      (5,039)
                                                                                  -------      -------      -------

Total provision (benefit) for income taxes                                        $(2,391)     $(3,727)     $(8,550)
                                                                                  =======      =======      =======



The provision for income taxes is less than the amount of income taxes determined by applying the U.S. statutory income tax rate of 34% to pre-tax income from continuing operations (before discontinued operations and cumulative effect of change in accounting principle), as a result of the following differences:

                                                                             Year Ended December 31,
                                                                        ---------------------------------
                                                                          2005         2004         2003
                                                                        -------      -------      -------
                                                                             (In thousands)
Income taxes at the statutory rate                                      $   (38)     $(5,703)     $(7,127)
Increase (decrease) in taxes resulting from:
    Dividends received deduction                                            (41)         (21)         (27)
    Tax-exempt interest                                                    --           --             (2)
    Nondeductable goodwill                                                 --            256         --
    Valuation allowance                                                     134        3,264        3,582
    Other items, net                                                         (2)        --             63
                                                                        -------      -------      -------

Total provision/(benefit) for income taxes on continuing operations     $    53      $(2,204)     $(3,511)
                                                                        =======      =======      =======


The provision/(benefit) for income taxes differs from the income taxes determined by applying the U.S. statutory income tax rate of 34% to pre-tax loss from discontinued operations for the year ended December 31, 2003, as detailed below (in thousands):

Income taxes at the statutory rate                                      $(2,085)
Valuation allowance                                                       2,085
                                                                        -------

Total provision (benefit) for income taxes on discontinued operations   $  --
                                                                        =======

Provision has not been made for state and foreign income tax expense since this expense is minimal. Premium taxes are paid to various states where premium revenue is earned. Premium taxes are included in the statements of operations as operating expenses.

Current federal income taxes receivable totaled $4.2 million and $5.3 million at December 31, 2005 and 2004, respectively.

Deferred taxes are recorded for temporary differences between the financial reporting bases and the federal income tax bases of the Company's assets and liabilities. The sources of these differences and the estimated tax effect of each are as follows:

                                                               December 31,
                                                         ----------------------
                                                           2005          2004
                                                         --------      --------
                                                             (In thousands)
Deferred tax liabilities:
Deferred intercompany gain                               $   --        $    339
Deferred policy acquisition costs                          11,170        11,334
Present value of future profits of acquired business        5,148         6,070
Deferred and uncollected premium                              696           695
Reinsurance receivables                                     3,703         3,051
Unrealized (depreciation) appreciation on securities         --             221
Prepaid expenses                                            1,370         1,360
Other taxable temporary differences                           268           824
                                                         --------      --------
    Total deferred tax liabilities                         22,355        23,894
                                                         --------      --------

Deferred tax assets:
Policy reserves                                             8,600         8,106
Net operating loss carry forward                           13,831        15,479
Fixed maturity securities                                   2,196          --
Agency advances                                                22           187
Other receivables                                             293           293
Pension liability                                           2,915         2,572
Other deductible temporary differences                      4,060         3,509
                                                         --------      --------
    Total deferred tax assets                              31,917        30,146
                                                         --------      --------
    Valuation allowance                                   (10,249)       (9,801)
                                                         --------      --------
    Net deferred tax assets                                21,668        20,345
                                                         --------      --------

Net deferred tax liabilities                             $    687      $  3,549
                                                         ========      ========


Under the provisions of pre-1984 life insurance company income tax regulations, a portion of "gain from operations" of Investors Life was not subject to current taxation but was accumulated, for tax purposes, in special tax memorandum accounts designated as "policyholders' surplus accounts." Subject to certain limitations, "policyholders' surplus" is not taxed until distributed or the insurance company no longer qualifies to be taxed as a life insurance company. The accumulation in this account for Investors Life at December 31, 2005, was $12.6 million, of which $4.4 million would be due if the entire balance is distributed at a tax rate of 35%.

The Company does not anticipate any transactions that would cause any part of the policyholders' surplus accounts to become taxable and, accordingly, deferred taxes have not been provided on such amounts. At December 31, 2005, Investors Life has approximately $165.6 million in the aggregate in its shareholders' surplus account from which distributions could be made without incurring any federal tax liability.

FIC and its subsidiaries have no taxes paid in prior years that can be recovered in the event of future operating losses.

At December 31, 2005, the Company and its non-life insurance wholly owned subsidiaries have net operating loss carry forwards of approximately $34.0 million, which will begin to expire in 2008. Approximately $31.1 million of these loss carry forwards are not scheduled to expire until years 2018 through 2025 and $28.8 million is available to offset taxable income of members of the FIC group excluding Investors Life. The Company's life insurance subsidiaries have operating loss deduction carryforwards of approximately $6.7 million that will begin to expire in 2019.

The Company has a valuation allowance of approximately $10.2 million as of December 31, 2005 and $9.8 million as of December 31, 2004 and an increase in the valuation allowance of $.4 million in 2005 and $3.0 million in 2004.

The Company establishes a valuation allowance when management believes, based on the weight of the available evidence, that it is more likely than not that some portion of the deferred tax asset will not be realized. Realization of deferred tax assets is dependent upon the Company's generation of sufficient taxable income in the future to recover tax benefits that cannot be recovered from taxes paid in prior periods. Management has established a valuation allowance of $10.2 million and $9.8 million as of December 31, 2005 and 2004, respectively. Management has determined, primarily due to the Company's cumulative loss position over the past three years and significant limitations prescribed by the Internal Revenue Code, that it is more likely than not that a portion of the deferred tax assets will not be realized through reductions of future taxes. Specifically, the Internal Revenue Code limits the yearly utilization of nonlife deferred tax assets against life insurance deferred tax liabilities. The valuation allowance has been established primarily against the portion of the nonlife deferred tax assets that have expiration dates prior to which those deferred assets could be utilized against life insurance deferred tax liabilities. These deferred tax assets are mainly comprised of the nonlife net operating losses described above.

8.        REINSURANCE

Family Life and Investors Life reinsure portions of certain policies they write, thereby providing greater diversification of risk and minimizing exposure on larger policies. Generally, the reinsurer receives a proportionate part of the premiums less commissions and is liable for a corresponding part of benefit payments. The Company's retention on any one individual ranges up to $250,000 depending on the risk.

Policy liabilities and contractholder deposit funds are reported in the consolidated financial statements before considering the effect of reinsurance ceded. The insurance subsidiaries remain liable to the extent the reinsurance companies are unable to meet their obligations under the reinsurance agreements.

The components of reinsurance receivables as presented in the consolidated financial statements are as follows:

                                                             December 31,
                                                         -------------------
                                                           2005        2004
                                                         -------     -------
                                                            (In thousands)

Receivable related to modified coinsurance agreement     $23,828     $25,665
Future policy benefits ceded                               5,377       5,210
Other reinsurance recoverables                             6,728       3,718
Other policy claims and benefits                           1,964       2,319
                                                         -------     -------

Total reinsurance receivables                            $37,897     $36,912
                                                         =======     =======

The amounts in the consolidated statements of operations have been reduced by reinsurance ceded as follows:

                                                       Year Ended December 31,
                                                    ----------------------------
                                                     2005       2004       2003
                                                    ------     ------     ------
                                                           (In thousands)

Premiums                                            $3,132     $4,163     $4,014
                                                    ======     ======     ======

Policyholder benefits and expenses                  $3,074     $2,491     $1,970
                                                    ======     ======     ======

Estimated amounts recoverable from reinsurers on paid claims are $3.2 million and $1.2 million in 2005 and 2004, respectively. These amounts are included in reinsurance receivables in the consolidated financial statements at December 31, 2005 and 2004.

9.        SHAREHOLDERS' EQUITY

Dividend Restrictions
---------------------

The Company's ability to pay dividends to its shareholders is affected, in part, by receipt of dividends from Family Life and Investors Life. Family Life and Investors Life were domiciled in the State of Washington as of December 31, 2003. On March 18, 2004, both companies were redomesticated to the State of Texas. Accordingly, the ability to pay dividends by these insurance companies is regulated by the Texas Department of Insurance. Under current Texas law, any proposed payment of an "extraordinary dividend" requires a 30-day prior notice to the Texas Insurance Commissioner, during which period the Commissioner can approve the dividend, disapprove the dividend, or fail to comment on the notice, in which case the dividend is deemed approved at the end of the 30-day period. An "extraordinary dividend" is a distribution which, together with dividends or distributions paid during the preceding twelve months, exceeds the greater of
(i) 10% of statutory surplus as of the preceding December 31 or (ii) the statutory net gain from operations for the preceding calendar year. Payment of a regular dividend requires that the insurer's earned surplus after dividends or distributions must be reasonable in relation to the insurer's outstanding liabilities and adequate to its financial needs. No dividends were paid to the Company by either insurance subsidiary in 2005 or 2004.

The Company's ability to pay dividends to shareholders is also affected by the obligations of FIC and FLC to make principal and interest payments pursuant to their subordinated notes payable to Investors Life. With the approval of the Texas Department of Insurance, these loans were restructured as of March 18, 2004. As amended, the loans provide for a reduction in the interest rate from 9% to 5% for the balance of the term of the loans, no required principal payments for the period from June 12, 2004, to December 12, 2005, a resumption of principal payments on March 12, 2006, and ten equal quarterly principal payments until the maturity date of June 12, 2008. However, these subordinated notes were again restructured subsequent to December 31, 2004, as described in Note 17. The aggregate unpaid balance of the subordinated notes was $15.4 million at December 31, 2005 and 2004.

Regulatory Capital Requirements of Insurance Companies
------------------------------------------------------

The Texas Department of Insurance imposes minimum risk-based capital requirements on insurance companies that were developed by the National Association of Insurance Commissioners ("NAIC"). The formulas for determining the amount of risk-based capital ("RBC") specify various weighting factors that are applied to statutory financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of a company's regulatory total adjusted capital to its authorized control level RBC, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. The RBC solvency margins for Family Life and Investors Life at December 31, 2005 and 2004 were in excess of NAIC minimum standards.

NAIC IRIS Ratios
----------------

The NAIC Regulatory Information System ("IRIS") ratios cover 12 categories of financial data with defined "usual" ranges for each such category. The ratios are intended to provide insurance regulators with "early warnings" as to when a given company might warrant special attention. An insurance company may fall outside of the usual range for one or more ratios, and such variances may result from specific transactions that are, by themselves, immaterial or eliminated at the consolidation level. In certain states, insurers with more than three IRIS ratios outside of the NAIC usual ranges may be subject to increased regulatory oversight. For 2004, each of the Company's insurance subsidiaries had six IRIS ratios outside of the usual ranges. However, for 2005 Family Life had five ratios and Investors Life had two ratios which were outside the usual ranges. For Family Life, the ratios outside the usual ranges were primarily related to changes in capital and surplus, net income, investment income, and non-admitted assets. For Investors Life, the ratios outside the usual ranges were primarily related to investment income and changes in premium. Both Family Life and Investors Life continue to maintain capital and surplus positions which significantly exceed risk-based capital ("RBC") and other regulatory requirements.

Capital and Surplus of Insurance Companies
------------------------------------------

Capital and surplus of Family Life as determined in accordance with statutory accounting practices prescribed or permitted by the State of Texas at December 31, 2005 and 2004, was $15.9 million and $18.9 million, respectively. Statutory net income (loss) was $(4.5 million), $(2.2 million), and $2.3 million for the years ended December 31, 2005, 2004, and 2003, respectively.

Capital and surplus of Investors Life as determined in accordance with statutory accounting practices prescribed or permitted by the State of Texas at December 31, 2005 and 2004, was $38.7 million and $25.7 million, respectively. Statutory net income (loss) was $10.7 million, $(3.0 million), and $(3.3 million) for the years ended December 31, 2005, 2004, and 2003, respectively.

The Company's insurance subsidiaries, Family Life and Investors Life, prepare their statutory financial statements in conformity with accounting practices prescribed or permitted by the State of Texas for 2005 and 2004 and by the State of Washington for 2003. The prescribed or permitted accounting practices for Texas and Washington differ in certain instances from the NAIC Accounting Practices and Procedures Manual ("NAIC SAP") as described in more detail below.

Family Life and Investors Life are reporting their investment in FIC common stock under a prescribed practice pursuant to the Texas Department of Insurance ("TDI").

A residential real estate property owned by Investors Life was non-admitted pursuant to accounting practices prescribed by the TDI.

Fixed assets such as furniture and equipment must be non-admitted under NAIC SAP. However, pursuant to accounting practices prescribed by the TDI, Investors Life has admitted certain qualifying furniture and equipment.

A reconciliation of the capital and surplus at December 31, 2005 and 2004 between NAIC SAP and practices prescribed by the State of Texas is shown below:

                                                                                   December 31,
                                                                              ----------------------
                                                                                2005          2004
                                                                              --------      --------
Family Life:                                                                       (In thousands)

Capital and surplus as reported in audited statutory financial statements     $ 15,897      $ 18,914

State prescribed practices:
Investment in FIC common stock                                                  (4,428)       (3,893)
                                                                              --------      --------

Capital and surplus per NAIC SAP                                              $ 11,469      $ 15,021
                                                                              ========      ========



                                                                                   December 31,
                                                                              ----------------------
                                                                                2005          2004
                                                                              --------      --------
Investors Life:                                                                   (In thousands)

Capital and surplus as reported in audited statutory financial statements     $ 38,686      $ 25,711

State prescribed practices:
Investment in FIC common stock                                                  (6,392)       (7,737)
Investment in real estate                                                         --             211
Furniture and equipment                                                           --            (266)
                                                                              --------      --------
Capital and surplus per NAIC SAP                                              $ 32,294      $ 17,919
                                                                              ========      ========

10.       RETIREMENT PLANS AND EMPLOYEE STOCK PLANS

Retirement Plans
----------------

A. Family Life

Family Life has a non-contributory defined benefit pension plan ("Family Life Pension Plan"), which covers employees who have completed one year or more of service. Under the Family Life Pension Plan, benefits are payable upon retirement based on earnings and years of credited service.

     a. The Normal Retirement Date for all employees is the first day of the month coinciding with or next following the later of attainment of age 65 or the fifth anniversary of employment.

     b. The Normal Retirement Benefit is the actuarial equivalent of a life annuity, payable monthly, with the first payment commencing on the Normal Retirement Date. The life annuity is equal to the sum of (1) plus (2):

          (1) Annual Past Service Benefit: 1.17% of the first $10,000 of Average Final Earnings plus 1 1/2% of the excess of Average Final Earnings over $10,000, all multiplied by the participant's Credited Past Service. For these purposes, "credited past service" is service prior to April 1, 1967, with respect to employees who were plan participants on December 31, 1975.

          (2) Annual Future Service Benefit: 1.5578% of the first $10,000 of Average Final Earnings plus 2% of the excess of Average Final Earnings over $10,000, all multiplied by the participant's Credited Future Service.

     c. Effective April 1, 1997, the Family Life Pension Plan was amended to provide that the accrual rate for future service is 1.57% of Final Average Earnings multiplied by Credited Service after March 31, 1997, less 0.65% of Final Average Earnings up to Covered Compensation. With respect to service prior to April 1, 1997, the accrual rate described in paragraph (b), above, is applicable, with Average Final Earnings taking into account a participant's earnings subsequent to April 1, 1997.

     d. Effective March 31, 2004, all employees covered under the plan were terminated. No new employees are permitted to enter or re-enter the plan. Thus, as of December 31, 2005, the plan only consists of retirees currently receiving pensions and vested terminated employees entitled to future benefits upon attaining normal or early retirement age.

Average Final Earnings are the highest average Considered Earnings during any five consecutive years while an active participant. Total Credited Past Service plus Credited Future Service is limited to 30 years. A detail of plan disclosures, based on a measurement date of December 31 for each year, is provided below.

A curtailment occurred on January 1, 2004 when the decision was made to terminate the employment of all active participants in the plan as discussed in item (d) above. Because the plan's unrecognized losses exceeded the decrease in projected benefit obligation (PBO) caused by the curtailment as of January 1, 2004, the SFAS No. 88 curtailment charge recognized in the 2004 expense was zero. (The plan was subsequently amended to prevent any new or rehired employee from entering or reentering the plan in the future. Thus, the plan is now frozen.)

A settlement occurred on December 31, 2004 due to the settlement of several former employees' plan obligations through the payment of lump sums. A settlement occurs whenever the lump sums paid during the year exceed the sum of the plans Service Cost and Interest Cost components of expense for that year. The settlement resulted in the recognition of a $399,000 charge to expense for 2004.

Similarly, a settlement occurred on December 31, 2005 due to the settlement of several former employees' plan obligations through the payment of lump sums. The settlement resulted in the recognition of a $361,000 charge to expense for 2005. In the future, settlements will continue to occur whenever the lump sums paid during the year exceed the sum of the plans Service Cost and Interest Cost components of expense for that year.

The pension costs for the Family Life Pension Plan include the following components:

                                                         Year Ended December 31,
                                                       ----------------------------
                                                       2005        2004        2003
                                                       -----       -----       -----
                                                              (In thousands)
  Service cost for benefits earned during the year     $--         $--         $  66
  Interest cost on projected benefit obligation          464         508         546
  Expected return on plan assets                        (405)       (432)       (314)
  Amortization of unrecognized prior service cost       --          --          --
  Amortization of unrecognized (gains)/losses            105          77         180
  Recognition of net loss due to settlement              361         399        --
                                                       -----       -----       -----

  Net periodic benefit cost                            $ 525       $ 552       $ 478
                                                       =====       =====       =====

Weighted-average assumptions used to determine net periodic benefit cost:

                                                         Year Ended December 31,
                                                       ----------------------------
                                                       2005        2004        2003
                                                       -----       -----       -----
                                                              (In thousands)

  Discount rate                                         5.25%       6.25%       6.75%
  Expected long-term return on plan assets              7.25%       7.25%       4.75%
  Rate of compensation increase                          N/A         N/A        5.00%


The Plan Sponsor employs a building block approach in determining the expected long-term rate of return on plan assets. Historical markets are studied and long-term historical relationships between equities and fixed-income are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term market assumptions are determined. The long-term portfolio return is established via a building block approach with proper consideration of diversification and rebalancing. Peer data and historical returns are reviewed to check for reasonability and appropriateness.

The following summarizes the obligations and funded status of the Family Life Pension Plan:

                                                                            December 31,
                                                                        --------------------
                                                                          2005         2004
                                                                        -------      -------
                                                                           (In thousands)
  Change in benefit obligation:
      Benefit obligation at beginning of year                           $ 9,163      $ 8,661
         Service cost                                                      --           --
         Interest cost                                                      464          508
         Benefits paid                                                     (137)        (145)
         Liability actuarial loss                                           263        1,421
         Curtailments                                                      --           (414)
         Annual lump sum distribution or other expected settlements        (783)        (868)
                                                                        -------      -------
      Benefit obligation at end of year                                   8,970        9,163
                                                                        -------      -------

  Change in plan assets:
      Fair value of plan assets at beginning of year                      5,894        6,341
         Actual return on plan assets                                       269          177
         Employer contributions                                             412          389
         Benefits paid                                                     (137)        (145)
         Annual lump sum distribution or other expected settlements        (783)        (868)
                                                                        -------      -------
      Fair value of plan assets at end of year                            5,655        5,894
                                                                        -------      -------

  Funded status:
      Funded status  at end of year                                      (3,315)      (3,269)
         Unrecognized prior service cost                                   --           --
         Unrecognized actuarial net loss                                  4,140        4,207
                                                                        -------      -------

      Net amount recognized                                             $   825      $   938
                                                                        =======      =======

  Amounts recognized in the consolidated balance sheets consist of:
      Prepaid benefit cost                                              $  --        $  --
      Accrued benefit cost                                               (3,315)      (3,269)
      Intangible asset                                                     --           --
      Accumulated other comprehensive income                              4,140        4,207
                                                                        -------      -------

      Net amount recognized                                             $   825      $   938
                                                                        =======      =======


                                                                            December 31,
                                                                        --------------------
                                                                          2005         2004
                                                                        -------      -------
                                                                           (In thousands)

  Projected benefit obligation                                          $ 8,970      $ 9,163
  Accumulated benefit obligation                                        $ 8,970      $ 9,163
  Fair value of plan assets                                             $ 5,655      $ 5,894

Weighted average assumptions used to determine benefit obligations:

                                                        December 31,
                                             -------------------------------
                                                  2005            2004
                                             ---------------  --------------

Discount rate                                    5.25%            5.25%
Rate of compensation increase                     N/A              N/A


The increase (decrease) in the additional minimum liability before taxes included in accumulated other comprehensive income totaled $(67,000) and $1,343,000 for the years ended December 31, 2005, and 2004, respectively.

The plan's asset allocations are as follows:
                                                      December 31,
                                            -------------------------------
                                                 2005            2004
                                            ---------------  --------------

Equity securities                                53%              47%
Debt securities                                  42%              10%
Short-term investments                            5%              42%
Other                                             0%              1%
                                            ---------------  --------------

Total                                            100%            100%
                                            ===============  ==============

The plan's investment strategy is to obtain a reasonable long-term return consistent with the level of risk assumed and to ensure that sufficient cash is on hand to meet the emerging benefit liabilities. During 2004, the Company changed the plan's asset allocation targets to the following investment mix: equities - 50%; debt securities - 45%; and cash and equivalents - 5%. The reallocation of plan assets to achieve the new targets was completed in 2005.

The total estimated contribution to the plan for 2006 was $807,000.

The following table illustrates the estimated pension benefit payments, which reflect expected future service, as appropriate, that are projected to be paid:

                               Estimated
    Year                      Benefit Payments
---------------------------  -----------------
                             (In thousands)

2006                           $         1,692
2007                           $         1,441
2008                           $           741
2009                           $         1,102
2010                           $           360
Years 2011 through 2015        $         2,543


B. ILCO

ILCO maintains a retirement plan ("ILCO Pension Plan") covering substantially all employees of the Company and its subsidiaries. The ILCO Pension Plan is a non-contributory, defined benefit pension plan, which covers each eligible employee who has attained 21 years of age and has completed one year or more of service. Each participating subsidiary company contributes an amount necessary (as actuarially determined) to fund the benefits provided for its participating employees.

The ILCO Pension Plan's basic retirement income benefit at normal retirement age is 1.57% of the participant's average annual earnings less 0.65% of the participant's final average earnings up to covered compensation multiplied by the number of his/her years of credited service. For participants who previously participated in the ILCO Pension Plan maintained by ILCO for the benefit of former employees of the IIP Division of CIGNA Corporation (the IIP Plan), the benefit formula described above applies to service subsequent to May 31, 1996. With respect to service prior to that date, the benefit formula provided by the IIP Plan is applicable, with certain exceptions, to former IIP employees who are classified as highly compensated employees.

Former eligible IIP employees commenced participation automatically. The ILCO Pension Plan also provides for early retirement, postponed retirement, and disability benefits to eligible employees. Participant benefits become fully vested upon completion of five years of service, as defined, or attainment of normal retirement age, if earlier. A detail of plan disclosures, based on a measurement date of December 31 for each year, is provided below.

A curtailment occurred on December 31, 2004 when the plan was amended to freeze accrued benefits for all participants except for Rule of 68 Non-Highly Compensated Employees (NHCEs). (A Rule of 68 Participant is a Participant who was an Employee on December 31, 2004 and for whom the sum of the Participant's age in years and fractions thereof and service in years and fractions thereof was greater than or equal to 68 years as of December 31, 2004. A Rule of 68 NHCE is a Rule of 68 Participant who was not a Highly Compensated Employee, as defined under IRC Section 414(q), as of December 31, 2004.) Because the plan's unrecognized losses exceeded the decrease in PBO caused by the curtailment as of December 31, 2004, the SFAS No. 88 curtailment charge recognized in the 2004 expense was zero.

A subsequent curtailment occurred on December 31, 2005 when the decision was made to amend the plan to freeze accrued benefits for Rule of 68 NHCEs effective March 31, 2006. Because the plan's unrecognized losses exceeded the decrease in PBO caused by the curtailment on December 31, 2005, the SFAS No. 88 curtailment charge recognized in the 2005 expense was zero. Because all plan participants' accrued benefits are now frozen, there will be no additional curtailments under this plan in the future.

The pension costs for the ILCO Pension Plan include the following components:

                                                                Year Ended December 31,
                                                         -----------------------------------
                                                          2005          2004          2003
                                                         -------       -------       -------
                                                                   (In thousands)
  Service cost for benefits earned during the period     $    46       $   582       $   512
  Interest cost on projected benefit obligation            1,047         1,134         1,100
  Expected return on plan assets                          (1,379)       (1,368)         (828)
  Amortization of unrecognized (gains)/losses                136           175           110
  Amortization of unrecognized prior service cost           --            --            --
                                                         -------       -------       -------

  Net periodic benefit cost                              $  (150)      $   523       $   894
                                                         =======       =======       =======

Weighted-average assumptions used to determine net periodic benefit cost:


                                                                Year Ended December 31,
                                                         -----------------------------------
                                                          2005          2004          2003
                                                         -------       -------       -------
                                                                   (In thousands)

  Discount rate                                             5.75%         6.25%         6.75%
  Expected long-term return on plan assets                  8.00%         8.00%         4.75%
  Rate of compensation increase                             3.75%         4.00%         5.00%


The Plan Sponsor employs a building block approach in determining the expected long-term rate of return on plan assets. Historical markets are studied and long-term historical relationships between equities and fixed-income are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term market assumptions are determined. The long-term portfolio return is established via a building block approach with proper consideration of diversification and rebalancing. Peer data and historical returns are reviewed to check for reasonability and appropriateness.

The following summarizes the obligations and funded status of the ILCO Pension
Plan:

                                                                             December 31,
                                                                        -----------------------
                                                                          2005           2004
                                                                        --------       --------
                                                                             (In thousands)
  Change in benefit obligation:
      Benefit obligation at beginning of period                         $ 18,161       $ 18,128
         Service cost                                                         46            582
         Interest cost                                                     1,047          1,134
         Benefits paid                                                      (714)          (673)
         (Gain)/loss due to experience                                       956          1,419
         Curtailments                                                       (162)        (2,429)
                                                                        --------       --------
      Benefit obligation at end of year                                   19,334         18,161
                                                                        --------       --------

  Change in plan assets:
      Fair value of plan assets at beginning of year                      17,595         17,490
         Actual return on plan assets                                      1,225            778
         Employer contributions                                             --             --
         Benefits paid                                                      (714)          (673)
                                                                        --------       --------
      Fair value of plan assets at end of year                            18,106         17,595
                                                                        --------       --------

  Funded status:
      Funded status at end of year                                        (1,228)          (566)
         Unrecognized prior service cost                                    --             --
         Unrecognized actuarial net loss                                   4,433          3,621
                                                                        --------       --------

      Net amount recognized                                             $  3,205       $  3,055
                                                                        ========       ========

  Amounts recognized in the consolidated balance sheets consist of:
      Prepaid benefit cost                                              $   --         $   --
      Accrued benefit cost                                                (1,228)          (303)
      Intangible asset                                                      --             --
      Accumulated other comprehensive income                               4,433          3,358
                                                                        --------       --------

      Net amount recognized                                             $  3,205       $  3,055
                                                                        ========       ========

                                                                             December 31,
                                                                        -----------------------
                                                                          2005           2004
                                                                        --------       --------
                                                                             (In thousands)

  Projected benefit obligation                                          $ 19,334       $ 18,161
  Accumulated benefit obligation                                        $ 19,334       $ 17,898
  Fair value of plan assets                                             $ 18,106       $ 17,595


Weighted average assumptions used to determine benefit obligations:


                                                                             December 31,
                                                                        -----------------------
                                                                          2005           2004
                                                                        --------       --------
                                                                             (In thousands)

  Discount rate                                                             5.50%          5.75%
  Rate of compensation increase                                             3.75%          3.75%


The increase in the additional minimum liability before taxes included in accumulated other comprehensive income totaled $ 1,075,000 and $3,358,000 for the years ended December 31, 2005 and 2004, respectively.

The plan's asset allocations are as follows:

                                                                 December 31,
                                                             -------------------
                                                               2005       2004
                                                             ---------  --------

Equity securities                                                  60%       35%
Debt securities                                                     30        27
Short-term investments                                              10        38
                                                             ---------  --------
Total                                                             100%      100%
                                                             =========  ========

The plan's investment strategy is to obtain a reasonable long-term return consistent with the level of risk assumed and to ensure that sufficient cash is on hand to meet the emerging benefit liabilities. During 2004, the Company changed the plan's asset allocation targets to the following investment mix: equities - 65%; debt securities - 30%; and cash and equivalents - 5%. The reallocation of plan assets to achieve the new targets was completed in 2005.

The total estimated contribution to the plan for 2006 was zero.

The following table illustrates the estimated pension benefit payments, which reflect expected future service, as appropriate, that are projected to be paid:

                                           Estimated Benefit
   Year                                       Payments
-------------------------------            -----------------
                                             (In thousands)

   2006                                        $      1,107
   2007                                        $      1,143
   2008                                        $      1,230
   2009                                        $      1,300
   2010                                        $      1,287
   Years 2011 through 2015                     $      6,529

Savings and Investment Plan
---------------------------

ILCO maintains a savings and investment plan ("401(k) Plan") that allows eligible employees who have met a one-year service requirement to make contributions to the 401(k) Plan on a tax-deferred basis. A 401(k) Plan participant may elect to contribute up to 16% of eligible earnings on a tax deferred basis, subject to certain limitations applicable to "highly compensated employees" as defined in the Internal Revenue Code. 401(k) Plan participants may allocate contributions, and earnings thereon, between investment options selected by participants. The Account Balance of each Participant attributable to employee contributions is 100% vested at all times.

The 401(k) Plan allows for a matching contribution. The match, which was in the form of shares of ILCO common stock, prior to the acquisition of the remaining outstanding common stock of ILCO by FIC on May 18, 2001, and is in the form of FIC common stock thereafter, is equal to 100% of an eligible participant's elective deferral contributions, as defined in the 401(k) Plan, not to exceed a maximum percentage of the participant's plan compensation. The maximum percentage is 2% in 2004 and 2005. Allocations are made on a quarterly basis to the account of participants who have at least 250 hours of service in that quarter. The costs recognized by the Company relating to the 401(k) Plan totaled $445,000, $118,000, and $147,000 for the years ended December 31, 2005, 2004, and 2003, respectively.

Effective January 1, 2005, the 401(k) Plan was amended to add a provision whereby the Employer will contribute each year an amount equal to 3.5% of eligible participants' compensation for the plan year. These contributions are not conditioned on any requirement other than that the employee be eligible to make elective deferrals under the plan for any part of the year. Participants will always be 100% vested in these contributions. For the plan year beginning January 1, 2006, employer matching contributions will be made in the form of cash instead of FIC common stock. The employer matching contribution will continue to be equal to 100% of participants' contributions to the 401(k) Plan up to 2% of the participants' total compensation. Also, effective January 1, 2006, the 3.5% employer contribution has been eliminated. Instead, the 401(k) Plan now allows the Company to make a discretionary employer contribution which is optional each year and is to be determined by the Board of Directors based on the Company's performance.

ILCO maintained an Employee Stock Ownership Plan ("ESOP Plan") and a related trust for the benefit of its employees and Family Life employees. The ESOP Plan generally covered employees who had attained the age of 21 and had completed one year of service. Vesting of benefits to employees was based on number of years of service. Effective May 1, 1998, the 401(k) Plan was amended to provide for the merger of the ESOP Plan into the 401(k) Plan. In connection with the merger, certain features under the ESOP Plan were preserved for the benefit of employees previously participating in the ESOP Plan with regard to all benefits accrued under the ESOP Plan through the date of merger. The merger was effected on December 26, 2001. No contributions were made to the ESOP Plan in 2005 or 2004. At December 31, 2005, the 401(k) Plan had a total of 346,555 shares of FIC stock, which are allocated to participants.

401(k) Plan shares are treated as issued and outstanding in calculating the Company's earnings per share. Dividends to shareholders in the 401(k) Plan are treated by the Company as dividends to outside shareholders and are a direct charge to retained earnings.

Stock Option Plans
------------------

A. ILCO Stock Option Plan

Under ILCO's 1999 Non-qualified Stock Option Plan (the "ILCO Stock Option Plan") options to purchase shares of ILCO's common stock were granted to certain employees of ILCO, its subsidiaries, and affiliates. The ILCO Stock Option Plan became effective on May 18, 1999 (the "Effective Date"). The exercise price of the options is equal to 100% of the fair market value on the date of grant, but in no case less than $7.50 per share ($6.818 per share as adjusted for the exchange ratio in the merger). A portion of the options become exercisable on the next anniversary of the Effective Date following the date of grant. No options may be exercised after the sixth anniversary of the Effective Date. All options must be exercised in one year from the date the options become exercisable. The number of options that become exercisable on each anniversary of the Effective Date, prior to the sixth anniversary, is equal to 100% of the total options granted divided by the number of years between the next anniversary of the Effective Date following the date of grant and the sixth anniversary of the Effective Date.

Subsequent to May 18, 2001, each share of ILCO common stock issuable pursuant to outstanding options was assumed by the Company and became an option to acquire FIC common stock. The number of shares and the exercise price were adjusted for the exchange ratio in the merger . The related charge was included in equity as deferred compensation. After the merger in 2001, 22,000 options were granted at prices ranging from $13.00 to $14.30. In 2001, 26,400 options were cancelled and 47,150 options were exercised. In 2002, 33,000 options were granted at prices ranging from $13.42 to $14.00, 42,350 were cancelled and 119,650 were exercised. In 2003, no options were granted, 48,616 were cancelled and 160,234 were exercised. As of December 31, 2005 and 2004, there are no options outstanding and no options available to be granted.

The following table summarizes activity under ILCO's Stock Option Plan for the years ended December 31, 2005, 2004 and 2003:

                                                          Weighted                  Weighted                    Weighted
                                                           Average                   Average                     Average
 (Unaudited)                                   2005       Exercise       2004       Exercise        2003        Exercise
                                              Options       Price       Options       Price        Options        Price
                                            -----------  -----------  -----------  ------------  ------------  -----------
                                                              (In thousands, except option prices/values)

Outstanding at beginning of year                     -   $        -            -   $         -           209       $ 9.51
Granted                                              -            -            -             -             -            -
Exercised                                            -            -            -             -          (160)        8.64
Cancelled                                            -            -            -             -           (49)       12.39
                                            -----------  -----------  -----------  ------------  ------------  -----------
Outstanding at end of year                           -   $        -            -   $         -             -   $        -
                                            ===========  ===========  ===========  ============  ============  ===========

Options exercisable at end of year                   -   $        -            -   $         -             -   $        -
                                            ===========  ===========  ===========  ============  ============  ===========

Weighted average fair value of options
    granted during the year                              $        -                $         -                 $        -
                                                         ===========               ============                ===========


B.  FIC Stock Option Plan

The Company has a qualified stock option plan for officers and key employees. The aggregate amount of the common shares on which options may be granted is limited to 200,000 shares. The option price will not be less than 100% of the fair market price of the optioned shares on the date the option is granted. As of December 31, 2005, no options had been granted under the FIC Stock Option Plan.

C. Stock Appreciation Rights Granted in 2002

On November 4, 2002, FIC adopted an Equity Incentive Plan (the "Plan"). The purpose of the Plan is to provide motivation to key employees of the Company and its subsidiaries to put forth maximum efforts toward the continued growth, profitability, and success of the Company and its subsidiaries by providing incentives to such key employees through performance-related incentives, including, but not limited to, the performance of the common stock of the Company. Toward this objective, stock appreciation rights or performance units may be granted to key employees of the Company and its subsidiaries on the terms and subject to the conditions set forth in the Plan. On November 4, 2002, the Company granted stock appreciation rights ("SARs") with respect to 30,000 shares of the common stock of the Company, pursuant to terms and provisions of the Plan. The exercise price of each unit is $14.11, which was 100% of the fair market value of the common stock of the Company on the date of such grant. All 30,000 SARs were exercised in 2003.

D. Stock Options Granted During 2003

In consideration of the role that American Physicians Service Group, Inc. ("APS") served in having brought the opportunity to acquire the New Era companies (see Note 16) to FIC and APS's intention to actively assist in promoting FIC's business plan, FIC granted to APS an option to acquire up to 323,000 shares of common stock at a per share exercise price equal to $16.42 per share, but only if "Qualifying Premiums" for the "Determination Period" exceed $200 million. The Qualifying Premiums requirement refers, with certain exceptions, to the amount of premiums for life insurance and annuity products marketed through FICFS, the newly-established subsidiary of FIC that purchased the New Era companies and includes premiums received by FIC's life insurance subsidiaries in connection with the Equita Marketing Agreement. The Determination Period means the period beginning on July 1, 2003, and ending on December 31, 2005. Unless earlier exercised, the option was scheduled to expire on December 31, 2005. Since Equita did not meet the sales target called for under the terms of the option agreement, the option expired as of December 31, 2005.

In consideration of the role that Equita served in having brought the opportunity to acquire the New Era companies to FIC and Equita's intention to assist FIC in the implementation of its business plan, FIC granted to Equita an option to acquire up to 169,000 shares of common stock at a per share exercise price equal to $16.42 per share, but only if "Qualifying Premiums" for the "Determination Period" exceed $200 million. The definitions of Qualifying Premiums and Determination Period are the same as those for the option granted to APS with respect to the base option only. In addition, FIC granted to Equita an additional option to purchase up to 158,000 shares of common stock at a per share exercise price equal to $16.42 per share, but only at the rate of 10,000 shares for each $10 million increment by which Qualifying Premiums for the Determination Period exceed $200 million. Unless earlier exercised, the option granted to Equita was scheduled to expire on December 31, 2005. Since Equita did not meet the sales target called for under the terms of the option agreement, the option expired as of December 31, 2005.

FIC granted to William P. Tedrow an option to purchase up to 150,000 shares of common stock at a per share exercise price of $13.07, but only if "Qualifying Premiums" for the "Determination Period" exceed $200 million. The definitions of Qualifying Premiums and Determination Period are the same as those for the option granted to APS described above. Unless earlier exercised, the options expire on December 31, 2006, or earlier in the event of the termination of Mr. Tedrow's employment for cause or if he terminates his employment without good cause. The options granted to Mr. Tedrow are being accounted for in accordance with APB Opinion No. 25 and Financial Accounting Standards Board ("FASB") Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, an interpretation of APB Opinions No. 15 and 25." No expense related to the options granted to Mr. Tedrow was recognized for the year ended December 31, 2003. These options were cancelled upon the termination of Mr. Tedrow's employment in March 2004.

E. Stock Options Granted During 2004 and 2005

No stock options were granted during 2004 or 2005.

11.       LEASE COMMITMENTS

The Company and its subsidiaries have entered into lease agreements for office space and equipment which expire at various dates through March 2008. Certain office space leases may be renewed at the option of the Company.

In 1985, the Company entered into a sale/leaseback transaction with a third party for an office building. The leaseback term expires in December 2005, and requires an annual base rent of $798,000 effective January 1, 2004. In addition, the Company is required to pay maintenance, taxes, insurance, and utilities, and subleases this office space to various third parties. As of December 31, 2003, the Company accrued a $2.0 million estimated net loss from the operation of this building representing the annual base rental amount plus estimated operating expenses through December 2005, reduced by estimated sublease income. The estimated future losses were accrued in 2003 as management determined that there were no prospects for significant additional subleasing of the building and future losses would not be avoidable.

At December 31, 2005 and 2004, the remaining deferred gain on the sale of the building was $0 and $151,000, respectively.

The Company recorded rent expense of $2,019,000 in 2005. Rent expense was $368,000 in 2004 and $955,000 (in addition to the loss described above) in 2003. As of December 31, 2005, minimum annual rentals under noncancellable leases are as follows (in thousands):

2006                             2,574
2007                             2,475
2008                               841
2009                               306
2010                                 -
Thereafter                           -
                             ---------
Total                        $   6,196
                             =========

The Company occupies approximately 76,000 square feet in the River Place Pointe office complex. As described more fully in Note 2, the Company sold River Place Pointe on June 1, 2005, and also entered into a lease agreement for one of the buildings in the office complex.

12.       RELATED-PARTY TRANSACTIONS

Sale of Actuarial Risk Consultants, Inc.
----------------------------------------

On December 31, 2003, FIC through ILCO sold Actuarial Risk Consultants, Inc. ("ARC"), an actuarial consulting subsidiary which it had established in December 2002. The sale of ARC was to George M. Wise, III, who was Vice President and Chief Financial Officer of FIC. The consideration for the transaction was $10,000. Prior to the closing, all intercompany payables owed by ARC to the Company were satisfied in full, and certain tangible and intangible assets used by ARC in connection with the operation of its business were assigned to ARC.

On December 31, 2003, Mr. Wise and FIC entered into an amendment to Mr. Wise's employment agreement. The amendment provided that the term of the agreement would end on March 31, 2004, instead of December 31, 2005. Mr. Wise agreed to continue as Chief Financial Officer of FIC until March 31, 2004. As mutually agreed, Mr. Wise served as Chief Financial Officer until April 26, 2004. Under the amendment, Mr. Wise received a severance payment of $310,000, one-half of which was paid in January 2004, and the balance on March 31, 2004. In connection with the amendment, Mr. Wise released FIC from certain claims he may have, including claims related to matters arising out of his employment agreement or his employment relationship with FIC.

Also, in connection with the sale of ARC to Mr. Wise, FIC entered into a consulting agreement with ARC. Under the terms of the agreement, FIC and its insurance subsidiaries could (but were not obligated to) obtain up to 2,000 hours of actuarial consulting services from ARC during the period from January 1, 2004, to December 31, 2005. During 2004 and 2005, the Company paid fees of approximately $1.16 million and $0.84 million, respectively, to ARC in connection with the provision of actuarial consulting services for the specified hours at the discounted rate stated in the agreement, including services related to the Company's review of deferred policy acquisition costs and present value of future profits of acquired businesses.

Consulting Arrangement with William P. Tedrow
---------------------------------------------

William P. Tedrow, who served as a vice president of the Company from June 2003 to March 2004, provided consulting services to the Company during the period from January 2003 to May 2003. These services related to the development of the business plan that led, in June 2003, to the purchase of the New Era companies and the marketing arrangement with Equita. In connection with such consulting services, Mr. Tedrow received fees of $94,361 and reimbursement of expenses in the amount of $8,925.

13.       COMMITMENTS AND CONTINGENCIES

Mitte Settlement
----------------

In 2002, the Company filed a lawsuit against Roy F. Mitte ("Mitte"), The Roy F. and Joann Cole Mitte Foundation (the "Foundation"), and Joann Mitte (collectively referred to as the "Defendants"). Mitte was the Chairman, President and Chief Executive Officer of FIC until he was placed on administrative leave in August, 2002. The administrative leave, and the subsequent action by the Board of Directors in October, 2002, to terminate the employment agreement between the Company and Mitte, resulted from an investigation conducted by the FIC Audit Committee. Subsequent to the filing of the lawsuit, Mitte filed a counterclaim against the Company alleging that the Company breached the employment agreement between the Company and Mr. Mitte by refusing to pay Mitte the severance benefits and compensation provided for under the employment agreement and amended thereto.

On May 15, 2003, the Company entered into a settlement agreement with the Defendants and Scott Mitte (a director of the Company and the son of Roy Mitte) (the "Mitte Parties"). Under the terms of the agreement the Mitte Parties released the Company from any past, present or future claims which they may have against the Company, including any claims which Roy Mitte may assert under his employment agreement. In addition, the Company agreed to release the Mitte Parties from any past, present or future claims which the Company may have against the Mitte Parties.

The settlement provides for payments aggregating $3 million by the Company to Roy Mitte in equal installments of $1 million on June 1, 2003, June 1, 2004 and June 1, 2005, with a provision for acceleration of payments in the event of a change in control. The settlement agreement also includes provisions whereby, the Company agrees (i) to use reasonable efforts to locate purchasers over a two-year period for 1,552,206 shares of FIC common stock owned by the Foundation at a price of $14.64 per share, (ii) to purchase (or, alternatively, locate a purchaser) on or before June 1, 2003 for 39,820 shares of FIC common stock owned by Roy Mitte and 35,520 shares of common stock held in the ESOP account of Roy Mitte, at a price of $14.64 per share. The agreement also includes provisions related to the continuation of health insurance of Roy and Joann Mitte and payment for the cancellation of options held by Roy Mitte to purchase 6,600 shares of FIC common stock. The Company has recognized a charge of $2.9 million in 2003 for the discounted amounts to be paid under the settlement agreement, which is reflected in the consolidated statement of operations as litigation settlement.

As a condition of the obligations of the Company under the settlement agreement, the Mitte Parties agreed to grant a limited proxy to the persons named as proxies by FIC in any proxy statement filed by FIC with the SEC. With respect to the future shareholders meetings, the proxy may be voted "for" all nominees for the Board of Directors named on FIC's proxy statement, "against" any proposal by a person other than FIC for the removal of any members of the Board of Directors, "withheld" as to nominees for the Board of Directors proposed by any person other than FIC and "against" any proposal by any person other than FIC to amend the bylaws or articles of FIC. The proxy also extends to certain matters which may be proposed by FIC at the 2004 annual meeting of shareholders, or any later annual or special meeting, regarding changes in the ownership percentage required in order for a shareholder to call a special meeting of shareholders and the elimination of cumulative voting. The granting of the proxy is generally conditioned upon the performance of the scheduled purchases of the shares of FIC common stock owned by the Foundation.

T. David Porter v. Financial Industries Corporation
---------------------------------------------------

On May 31, 2006, T. David Porter, an FIC shareholder, filed a civil suit in Travis County, Texas District Court (the "Court"), against the Company. The suit alleges that the Company refuses to hold a shareholder meeting because FIC is currently unable to comply with Rule 14a-3 of the Securities Exchange Act of 1934. The Company claims that because FIC is not currently in a position to solicit proxies in connection with an annual meeting, or to provide an annual report to its shareholders, FIC does not believe it is currently able to hold an annual shareholders' meeting at which its shareholders will be fully informed or represented. The suit is brought under Article 2.24(B) of the Texas Business Corporation Act, which states that if an annual meeting of shareholders is not held within any 13-month period and a written consent of shareholders has not been executed instead of a meeting, any court of competent jurisdiction in the county in which the principal office of the corporation is located may, on the application of any shareholder, summarily order a meeting to be held. Mr. Porter is asking the Court to compel the Company to have a shareholder meeting; order FIC to send notice of the meeting to the Company's shareholders at its expense; order the Company to provide Mr. Porter with a list of shareholders as of the record date for the meeting, and costs and attorney's fees. The Company filed its answer on June 30, 2006. On July 18, 2006, plaintiffs filed a motion to compel an annual shareholders meeting. On August 7, 2006, the Company entered into an Agreed Order On Plaintiff's Motion to Compel Annual Shareholders Meeting (the "Order") and agreed to (1) hold an annual shareholders meeting for the election of directors on December 6, 2006, even if the Company has not filed all relevant financial statements with the SEC or whether management is able to solicit proxies for the meeting; (2) the record date for the annual shareholders meeting shall be October 24, 2006 (the "Record Date"); (3) on or before October 27, 2006, the Company shall serve Mr. Porter with a complete list of shareholders as of the Record Date and (4) in the event that the Board of Directors of FIC, between the date of the Order and the December 6, 2006 annual meeting, votes to sell either or both of FIC's life insurance subsidiaries without first obtaining approval of FIC's shareholders, FIC will announce such impending transaction to the public through a Form 8-K filed with the SEC, and will agree to allow Mr. Porter a reasonable amount of expedited discovery prior to the closing of such transaction(s) so that Mr. Porter may determine whether or not to seek a restraining order or temporary injunctive relief preventing the closing of such transaction(s). In such event, Mr. Porter will also appear for deposition by the Company's counsel, at a mutually agreeable time and place prior to any hearing on an application for restraining order or temporary injunctive relief.

Litigation with Otter Creek Partnership I, L.P.
-----------------------------------------------

During 2003, Otter Creek Management Inc., ("Otter Creek Management"), solicited proxies for the Company's 2003 Annual Meeting of Stockholders (the "2003 Annual Meeting") held on July 31, 2003, seeking the election of seven nominees to the Board of Directors of the Company in opposition to the ten candidates selected by the then incumbent Board of Directors. Otter Creek Management is an investment advisory firm that manages three investment funds that are shareholders of the Company: Otter Creek Partners I, LP ("Otter Creek Partners"), Otter Creek International Ltd. and HHMI XIII, LLC (together with Otter Creek Management and Otter Creek Partners, "Otter Creek").

In connection with this solicitation of proxies, on June 13, 2003, Otter Creek Partners commenced a lawsuit in the District Court in Travis County, Texas, Cause No. GN302872 (the "Litigation") seeking, among other things, to compel the Company to hold the previously delayed 2003 Annual Meeting. Otter Creek also sought in the Litigation to neutralize the effect of a proxy obtained by the Company from the Mitte Family (the "Mitte Proxy") the preceding month whereby the incumbent board was able to vote 1,627,610 shares in favor of its nominees.

Following the initiation of this litigation and a hearing before the court, the court ordered the Company not to amend its bylaws in a manner that would adversely affect voting or other matters relating to the Annual Meeting and election of directors and not to reschedule such Annual Meeting scheduled for July 31, 2003, or the record date of the Annual Meeting.

At the meeting, six of the seven Otter Creek nominees were elected to the Board:
R. Keith Long, J. Bruce Boisture, Salvador Diaz-Verson Jr., Patrick E. Falconio, Richard H. Gudeman and Lonnie L. Steffen. The shares covered by the Mitte Proxy were all voted in favor of the incumbent nominees at the 2003 Annual Meeting. Had Otter Creek been successful in neutralizing the effect of the Mitte Proxy, all seven of the Otter Creek nominees would have been elected.

Following the 2003 Annual Meeting, Otter Creek and FIC completed a settlement with respect to the lawsuit in December 2003. Under the settlement agreement, the Company reimbursed Otter Creek for $250,000 in proxy expenses in 2003. An additional $475,000 of proxy and litigation expenses will be submitted to the Company's shareholders for approval at the next Annual Meeting of Shareholders. If payment of the additional $475,000 is so approved, the amount will be expensed by the Company in the year of approval. The Board of Directors will recommend that shareholders approve the reimbursement. The settlement also included mutual releases between the Company and Otter Creek and its affiliates. The Chairman of the Board of Directors of the Company, R. Keith Long, is the President and owner of the General Partner of Otter Creek Partners I, L.P.

Litigation with Former Employee of Subsidiary
---------------------------------------------

In October 2003, the Company placed Earl Johnson, the then-president of JNT Group, Inc. ("JNT"), a subsidiary of FIC that was later sold in December 2003 in the sale of the New Era companies, on administrative leave pending an investigation of matters related to (1) Johnson's alleged termination of an employee in response to her request for information regarding her workers' compensation rights arising out of an injury and (2) his co-mingled and disorganized bookkeeping of JNT's client accounts with those of a personal business owned by Mr. Johnson and run by him at the same office (using the Company's employees to do so). Soon after being interviewed in the course of that investigation, Mr. Johnson resigned, alleging good reason under his employment agreement with a subsidiary of FIC, on the ground that the change in the composition of the Board of Directors of FIC following the 2003 Annual Meeting of Shareholders resulted in a "change of control" under the provisions of his employment agreement. The employment agreement provided that if Mr. Johnson were to voluntarily terminate his employment for good reason, he would receive compensation and benefits for the remainder of the three-year term of the agreement and would become fully vested in 17,899 restricted shares of FIC stock. The Company notified Mr. Johnson that his resignation was not for "good reason" pursuant to his employment agreement. Under that agreement, termination without good reason results in forfeiture of future salary and benefits, as well as forfeiture of the restricted shares of FIC common stock.

In November 2003, Mr. Johnson and his wife, Carol Johnson, filed suit in Harris County, Texas District Court against the Company, FIC Financial Services, Inc. ("FICFS") and an employee of the Company. The suit, which sought an unspecified amount of damages and injunctive relief, alleges that the defendants interfered with the non-JNT contract and business relationships of the plaintiffs, made slanderous statements regarding the plaintiffs, and accessed computer files at the JNT offices relating to the non-JNT business relationships of the plaintiffs, without the consent of the plaintiffs. The suit also alleged conspiracy, conversion, and various other torts, all related to the defendants' investigation of plaintiff's business practices at JNT.

Subsequently, Mr. Johnson filed a demand for arbitration under his employment agreement, which has a mandatory arbitration clause. In the arbitration, Mr. Johnson sought damages for breach of contract and various other benefits relating to the termination of his employment contract, totaling $913,133.40. In connection with the arbitration, FIC submitted a counter-claim, alleging that Mr. Johnson committed multiple breaches of his employment agreement, and that he breached his fiduciary duty to FIC as a result of his actions in conducting the business of JNT, thereby entitling FIC to a dismissal of plaintiff's claims. Prior to the hearing on the arbitration, the Harris County Court ordered that the matters raised in that lawsuit by Mr. Johnson (though not Carol Johnson) be combined with the arbitration.

An arbitration hearing on Johnson's contract claims was conducted in April 2005. On July 21, 2005, the Arbitrator issued an interim award in which he denied all of Johnson's claims for breach of contract, as well as Johnson's claims with respect to the restricted shares of FIC stock. In denying Johnson's claims, the Arbitrator concluded that:

     (1) Johnson had committed multiple and material breaches of his employment agreement by operating a personal tax and accounting business out of office space and using employees, utilities and other items, all paid for by FICFS; by engaging in a self-dealing transaction involving the payment to himself of $25,000 out of funds held by JNT in a suspense account, an account to which JNT owed fiduciary duties to its customers and clients; and by firing an employee of JNT on the same day that the employee inquired about possible workers compensation benefits in connection with an on-the-job injury,

     (2) Johnson's breaches of his employment agreement occurred prior to the time that he was placed on administrative leave, thereby precluding him from maintaining a breach of contract suit against FIC and FICFS, and

     (3) the change in the majority of the Board of Directors of FIC resulting from the 2003 Annual Meeting of FIC's shareholders did not constitute a "change of control" under Johnson's employment agreement, thereby denying Johnson's claim that he was entitled to a "good reason" termination of his employment agreement.

In addition, the Arbitrator awarded FICFS $28,000, plus interest at the rate of 6% per annum from July 21, 2005, to the date of payment, with respect to Johnson's unauthorized conversion of funds held in the JNT suspense account. The order confirming the arbitration award was signed on February 27, 2006, by the Harris County district judge and the Company is currently pursuing collection of the judgment. No amounts have been recorded in the Company's financial statements for such judgment.

With respect to the matters raised by Mr. Johnson in the Harris County lawsuit, which were referred by the Court to the arbitration, following his loss in the arbitration of the employment agreement, Mr. Johnson notified the Arbitrator that he would not pursue arbitration of his other claims. In addition, in May 2006, Mrs. Johnson filed a notice of non-suit with respect to the claims made by her in the Harris County lawsuit. Accordingly, this matter is now closed.

Litigation with Equita Financial and Insurance Services of Texas, Inc. and M&W Insurance Services, Inc.
------------------------------------------------------------------------------

On June 2, 2005, Equita and M&W Insurance Services, Inc. ("M&W") filed a civil suit in Travis County, Texas District Court against the Company. The suit alleges that, in entering into certain agreements with the plaintiffs, the Company made certain misrepresentations and omissions as to its business and financial condition. The agreements referenced in the suit consist of (a) an option agreement entered into in June 2003 between Equita and the Company, granting Equita the right to purchase shares of FIC's common stock at $16.42 per share, if certain sales goals were achieved under an exclusive marketing agreement between Equita and a subsidiary of the Company (the "Option Agreement"), (b) a stock purchase agreement entered into in June 2003 between M&W and the Roy F. and Joann Cole Mitte Foundation, pertaining to the purchase of 204,918 shares of FIC's common stock (the Stock Purchase Agreement"), and (c) a registration rights agreement entered into in June 2003 among the plaintiffs and the Company, whereby the Company agreed to file and maintain a shelf registration statement which respect to the shares of FIC's common stock purchased by M&W from the Mitte Foundation or which may be acquired in the future by Equita under the option agreement (the "Registration Rights Agreement," and, collectively, the "Agreements").

The suit alleges that the Company breached the provisions of the Option Agreement by refusing to indemnify the plaintiffs for losses relating to the alleged breach of certain representations and warranties included in the Option Agreement. The plaintiffs also allege that the Company required M&W to purchased 204,918 shares of FIC common stock from the Mitte Foundation as a condition of Equita's obtaining, in June 2003, an exclusive marketing agreement with a subsidiary of the Company pertaining to the distribution of insurance products in the "senior market" (the "Marketing Agreement"), and that such requirement was motivated by the desire of the Company's management to obtain certain proxy rights obtained under a settlement agreement with the Mitte Foundation and the Mitte family. The plaintiffs further allege that the Company breached the provisions of the Registration Rights Agreement by failing to file a shelf registration with the SEC with respect to the shares of FIC's common stock purchased by M&W from the Mitte Foundation and the shares which may be acquired in the future by Equita under the provisions of the Option Agreement. The plaintiffs seek rescission of the Agreements; damages in an amount equal to the

$3 million that M&W paid to acquire FIC shares from the Mitte Foundation, together with interest and attorney's fees and unspecified expenses; and an unspecified amount of exemplary damages.

Late in 2005, the Company's two life insurance subsidiaries, Investors Life and Family Life, intervened in the lawsuit to assert claims that Equita had breached its obligations under the Marketing Agreement with respect to the distribution of insurance products, thereby causing damages to the life insurance subsidiaries. Equita moved to dismiss the intervention, but at a hearing on December 20, 2005, the court denied Equita's motion. As a result, Investors Life and Family Life will be permitted to assert their claims against Equita in this lawsuit.

Deposition discovery with respect to both the case filed by Equita and M&W, and the claims in intervention asserted by Family Life and Investors Life, began in October of 2006.

In response to a motion for partial summary judgment, the Company has stipulated to certain elements of some of the causes of action asserted by Equita and M&W, including that certain representations and warranties made in the Option Agreement were partially incorrect, and that FIC was unable to comply with certain of its obligations under the Option Agreement. FIC did not stipulate, and continues to dispute, other elements of certain of the causes of action asserted by Equita and M&W, and disputes other causes of action in their entirely. FIC intends to vigorously oppose the lawsuit and any effort by Equita and M&W to recover damages from FIC, and the life insurance subsidiaries intend to vigorously prosecute their claims in intervention against Equita.

Shareholder Claim
-----------------

The Company received a demand letter in April 2004 from a law firm representing an individual shareholder (Mr. Cook) who owns 530 shares of the Company's common stock, which letter set forth certain allegations and notified the Registrant that the shareholder intended to file a shareholder derivative lawsuit (the "Demand Letter").

In May 2004, FIC, by and through its Special Litigation Committee, filed a petition in the 250th District Court of Travis County, Texas (the "Court"), seeking to have the Court appoint a panel of independent and disinterested persons pursuant to Section H (3) of Article 5.14 of the Texas Business Corporation Act to investigate the allegations, and stay any shareholder derivative actions. Subsequently, on June 1, 2004, the Court issued an Order appointing Eugene Woznicki, Kenneth S. Shifrin, John D. Barnett and F. Gary Valdez as a panel of independent and disinterested persons (the "Panel") to make determinations contemplated by Section F of Article 5.14 of the Texas Business Corporation Act in connection with the Demand Letter and staying any shareholder derivative actions relating to the letter until the Panel's review was completed and a determination was made by the panel as to what, if any, further action was to be taken. Messrs. Woznicki, Shifrin and Barnett are independent directors of FIC. Mr. Valdez is neither a director nor an employee of FIC. Mr. Valdez is the founder and president of Focus Strategies, L.L.C. and is active in various community and civic organizations in the Austin, Texas area.

Following an extensive review of the claims made by the individual shareholder, the Panel, in January 2005, filed with the court a Petition for Declaratory Judgment pursuant to the Texas Declaratory Judgments Act and Article 5.14 of the Texas Business Corporations Act (the "Petition"). The Petition describes the process used by the Panel and its counsel in considering the matters raised in the Demand Letter and the submittal provided by counsel for the shareholder. The Petition advised the Court that, after consideration of the evidence obtained through its inquiry, the Panel had unanimously made a good faith determination that the continuation of the Committee's derivative proceeding and the commencement of any further derivative proceedings based on the allegations made by the individual shareholder was not in the best interests of FIC.

On October 10, 2005, the 250th District Court of Travis County, Texas, heard for trial on the merits the matters raised by the Panel in the Petition (Financial Industries Corporation v. Tom Cook (Cause No. GN 401513). After consideration of the pleadings, evidence and authorities submitted by counsel for the Company, the Court issued a Final Judgment on October 10, 2005, in which it ruled that the determinations made by the Panel, as reflected in a report submitted to the Court by a Special Litigation Committee appointed by the Registrant's Board of Directors, were made: (1) in good faith, (2) after the Panel conducted a reasonable inquiry, and (3) based on the factors deemed appropriate under the circumstances by the Panel. The Court's ruling otherwise dismissed with prejudice the derivative proceedings involved in this matter. The Final Judgment was approved as to form and substance by counsel for the Registrant and by counsel for the defendant.

Other Litigation
----------------

FIC and its insurance subsidiaries are regularly involved in litigation, both as a defendant and as a plaintiff. The litigation naming the insurance subsidiaries as defendant ordinarily involves our activities as a provider of insurance products. Management does not believe that any of this other litigation, either individually or in the aggregate, will have a material adverse effect on the Company's business or financial condition.

In the opinion of the Company's management, it is not currently possible to estimate the impact, if any, that the ultimate resolution of these legal proceedings previously disclosed will have on the Company's results of operations, financial position, or cash flows.

14.     EARNINGS PER SHARE

The following table reflects the calculation of basic and diluted earnings per share:

                                                                          Year Ended December 31,
                                                                   -----------------------------------
                                                                     2005         2004          2003
                                                                   -------      --------      --------
                                                                (In thousands, except per share amounts)
Numerator:
Loss from continuing operations before discontinued operations
    and cumulative effect of change in accounting principle        $  (165)     $(14,567)     $(17,450)
                                                                   =======      ========      ========

Denominator:
    Weighted average common shares outstanding:
       Basic                                                         9,821         9,796         9,667
       Common stock options                                           --            --            --
       Repurchase of treasury stock                                   --            --            --
                                                                   -------      --------      --------

       Diluted                                                       9,821         9,796         9,667
                                                                   =======      ========      ========

Per share:
       Basic                                                       $ (0.02)     $  (1.48)     $  (1.81)
       Diluted                                                     $ (0.02)     $  (1.48)     $  (1.81)


Options to purchase 0 shares and 650,000 shares of common stock at a price of $16.42 were outstanding at December 31, 2005 and 2004, respectively, but were not included in the computation of diluted earnings per share because the inclusion would result in an anti-dilutive effect in periods in which a loss from continuing operations was incurred. Options to purchase 800,000 shares of common stock at prices ranging from $13.07 to $16.42 were outstanding at December 31, 2003, but were not included in the computation of diluted earnings per share because the inclusion would result in an anti-dilutive effect in periods in which a loss from continuing operations was incurred.

15.       BUSINESS CONCENTRATION

One of the Company's insurance subsidiaries, Family Life, provides mortgage protection life, disability, and accidental death insurance to mortgage borrowers of financial institutions. For marketing purposes, a significant number of these financial institutions provide Family Life with customer lists. In 2005, premium income from these products was derived from 49 states and the District of Columbia with concentrations of approximately 20% and 31% in California and Texas, respectively. In 2004, these amounts were 21% and 30%, respectively.

The Company's other insurance subsidiary, Investors Life, also markets individual traditional life, universal life, and annuity products in 49 states, the District of Columbia, and the U.S. Virgin Islands with concentrations of approximately 13%, 8%, 8%, and 7% in Pennsylvania, California, Ohio, and New Jersey, respectively, for 2005. For 2004, these concentrations were 13%, 8% and 8% for Pennsylvania, California, and Ohio.

16.       DISCONTINUED OPERATIONS

The Company acquired Paragon Benefits, Inc., The Paragon Group, Inc., Paragon National, Inc., Total Consulting Group, Inc., and JNT Group, Inc. (collectively the "New Era companies") in June, 2003, for approximately $4.2 million in cash and 47,395 shares of FIC common stock with a fair market value of $646,000. The New Era companies consulted in the design of planned benefit programs for secondary school systems, provided administrative services for the related plans, insurance brokerage services to plan participants, and investment advisory services for such plans and other clients. In connection with the acquisition, the six principals of the New Era companies entered into three-year and five-year employment agreements under which they would receive FIC stock, with a market value of approximately $2.4 million on the date of the agreements, during the term of their employment. The purchase price of the New Era companies and the grants of stock pursuant to the employment contracts were not tied to the future performance of the New Era companies.

The purchase price paid for the New Era companies (including transaction fees and excluding contingent consideration amounts accounted for as compensation as described above) was $4.9 million. The acquisition of the New Era companies was accounted for in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141"). This statement required that FIC estimate the fair value of assets acquired and liabilities assumed as of the date of the acquisition and allocate the purchase price to those assets and liabilities. The purchase price was allocated as follows: $116,000 to cash, $158,000 to agency advances and other receivables, $288,000 to property, plant and equipment, $28,000 to other assets, $182,000 to other liabilities, and $4.5 million to goodwill and other intangibles (included in other assets).

The performance of the New Era companies after the acquisition was substantially below expectations and after reviewing their long-term prospects the Company determined to sell them. On December 31, 2003, the New Era companies were sold to five of the original principals for nominal consideration and the cancellation of their employment agreements. (The employment contract of the sixth principal was terminated earlier in 2003.) In connection with these cancellations, the five principals each received a payment of $10,000 from the Company and the FIC common stock granted pursuant to those agreements, with a market value of approximately $2.1 million at December 31, 2003, reverted to the Company.

The loss from operations of the New Era companies for the period from acquisition through December 31, 2003, was $1.2 million. The Company also incurred a loss of $4.9 million on the sale of the New Era companies. These losses and the aggregate $50,000 in cancellation payments to the principals totaled $6.1 million, which is recorded as a loss from discontinued operations in the accompanying consolidated statement of operations.

17.       SUBSEQUENT EVENTS

Amendment of Subordinated Loans
-------------------------------

As previously described in Note 9, FIC and FLC have subordinated notes payable to Investors Life with an unpaid balance of $15.4 million at December 31, 2005. With the approval of the Texas Department of Insurance, the loans were restructured as of March 8, 2006. As amended, the loans provide for a one year moratorium on principal payments for the period from March 12, 2006, to December 12, 2006, with principal payments to resume on March 12, 2007, with ten equal quarterly principal payments until the maturity date of June 12, 2009. These notes have been eliminated in the consolidated financial statements.

18.       QUARTERLY FINANCIAL DATA

Unaudited quarterly financial data for 2005 and 2004 is provided below:

                                                              Three Months Ended
                                                                  March 31,
                                                          --------------------------
                                                             2005            2004
                                                          ----------      ----------
                                                     (In thousands, except per share data)
  Total revenues                                          $   24,599      $   28,872
                                                          ==========      ==========

  Loss before cumulative effect of
      change in accounting principle                      $   (1,143)     $   (2,500)
  Cumulative effect of change in accounting principle           --               229
                                                          ----------      ----------
  Net loss                                                $   (1,143)     $   (2,271)
                                                          ==========      ==========

  Basic earnings per share:
  Loss before cumulative effect of
      change in accounting principle                      $    (0.12)     $    (0.25)
  Cumulative effect of change in accounting principle           --              0.02
                                                          ----------      ----------
  Net loss                                                $    (0.12)     $    (0.23)
                                                          ==========      ==========

  Diluted earnings per share:
  Loss before cumulative effect of
      change in accounting principle                      $    (0.12)     $    (0.25)
  Cumulative effect of change in accounting principle           --              0.02
                                                          ----------      ----------
  Net loss                                                $    (0.12)     $    (0.23)
                                                          ==========      ==========


                                                              Three Months Ended
                                                                   June 30,
                                                          -------------------------
                                                            2005           2004
                                                          ----------     ----------
                                                    (In thousands, except per share data)
  Total revenues                                          $   33,527     $   24,924
                                                          ==========     ==========

  Income (loss) before cumulative effect of
      change in accounting principle                           4,682         (3,796)
  Cumulative effect of change in accounting principle           --             --
                                                          ----------     ----------
  Net income (loss)                                       $    4,682     $   (3,796)
                                                          ==========     ==========

  Basic earnings per share:
  Income(Loss) before cumulative effect of
      change in accounting principle                      $     0.48     $    (0.38)
  Cumulative effect of change in accounting principle           --             --
                                                          ----------     ----------
  Net income (loss)                                       $     0.48     $    (0.38)
                                                          ==========     ==========

  Diluted earnings per share:
  Income(Loss) before cumulative effect of
      change in accounting principle                      $     0.48     $    (0.38)
  Cumulative effect of change in accounting principle           --             --
                                                          ----------     ----------
  Net income (loss)                                       $     0.48     $    (0.38)
                                                          ==========     ==========

                                                              Three Months Ended
                                                                September 30,
                                                          --------------------------
                                                            2005            2004
                                                          ----------      ----------
                                                    (In thousands, except per share data)
  Total revenues                                          $   24,940      $   24,643
                                                          ==========      ==========

  Loss before cumulative effect of
      change in accounting principle                          (1,611)         (4,845)
  Cumulative effect of change in accounting principle           --              --
                                                          ----------      ----------
  Net loss                                                $   (1,611)     $   (4,845)
                                                          ==========      ==========

  Basic earnings per share:
  Loss before cumulative effect of
      change in accounting principle                      $    (0.16)     $    (0.49)
  Cumulative effect of change in accounting principle           --              --
                                                          ----------      ----------
  Net loss                                                $    (0.16)     $    (0.49)
                                                          ==========      ==========

  Diluted earnings per share:
  Loss before cumulative effect of
      change in accounting principle                      $    (0.16)     $    (0.49)
  Cumulative effect of change in accounting principle           --              --
                                                          ----------      ----------
  Net loss                                                $    (0.16)     $    (0.49)
                                                          ==========      ==========

                                                        Three Months Ended December 31,
                                                          --------------------------
                                                            2005            2004
                                                          ----------      ----------
                                                     (In thousands, except per share data)
  Total revenues                                          $   23,349      $   24,173
                                                          ==========      ==========

  Loss before cumulative effect of
      change in accounting principle                          (2,093)         (3,426)
  Cumulative effect of change in accounting principle           --              --
                                                          ----------      ----------
  Net loss                                                $   (2,093)     $   (3,426)
                                                          ==========      ==========

  Basic earnings per share:
  Loss before cumulative effect of
      change in accounting principle                      $    (0.21)     $    (0.35)
  Cumulative effect of change in accounting principle           --              --
                                                          ----------      ----------
  Net loss                                                $    (0.21)     $    (0.35)
                                                          ==========      ==========

  Diluted earnings per share:
  Loss before cumulative effect of
      change in accounting principle                      $    (0.21)     $    (0.35)
  Cumulative effect of change in accounting principle           --              --
                                                          ----------      ----------
  Net loss                                                $    (0.21)     $    (0.35)
                                                          ==========      ==========


                FINANCIAL INDUSTRIES CORPORATION AND SUBSIDIARIES
                SCHEDULE I - SUMMARY OF INVESTMENTS - OTHER THAN
                   INVESTMENTS IN RELATED PARTIES (UNAUDITED)


                                                                      December 31, 2005
                                                             ----------------------------------
                                                                                       Amount
                                                            Amortized       Fair      Shown on the
                                                               Cost         Value    Balance Sheet
                                                             --------     --------     --------
                                                               (In thousands)
  Type of Investment:
  Fixed maturity securities:
      United States Government and government
         agencies and authorities                            $100,072     $ 98,959     $ 98,959
      States, municipalities and political  subdivisions       22,127       22,191       22,191
      Corporate                                               320,762      317,389      317,389
      Mortgage-backed and asset-backed                        162,842      155,213      155,213
                                                             --------     --------     --------
      Total fixed maturity securities available for sale      605,803      593,752      593,752
      Fixed maturity securities held for trading                 --           --           --
                                                             --------     --------     --------
  Total fixed maturity securities                             605,803      593,752      593,752
                                                             --------     --------     --------

  Equity securities                                             8,405       10,907       10,907
  Policy loans                                                 37,637       46,108       37,637
  Real estate held for sale                                       130          N/A          130
  Short-term investments                                        1,204        1,204        1,204
                                                             --------                  --------

  Total investments                                          $653,179                  $643,630
                                                             ========                  ========

               FINANCIAL INDUSTRIES CORPORATION (PARENT COMPANY)
          SCHEDULE II - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                           BALANCE SHEETS (UNAUDITED)


                                                                           December 31,
                                                                     ------------------------
                                                                        2005           2004
                                                                     ---------      ---------
                                                                          (In thousands)
  ASSETS

  Cash and cash equivalents                                          $     444      $     167
  Short-term investments                                                  --              707
  Investments in subsidiaries*                                         113,849        119,981
  Intercompany receivables*                                              5,671          7,945
  Accounts receivable                                                      714              1
  Other assets                                                             861            542
                                                                     ---------      ---------

  Total assets                                                       $ 121,539      $ 129,343
                                                                     =========      =========

  LIABILITIES AND SHAREHOLDERS' EQUITY

  Liabilities:
  Subordinated notes payable*                                            2,005          2,005
  Notes payable                                                         15,000         15,000
  Other liabilities                                                        903          3,235
                                                                     ---------      ---------
  Total liabilities                                                     17,908         20,240
                                                                     ---------      ---------

  Shareholders' equity:
  Common stock, $.20 par value, 25,000,000 shares authorized in
      2005 and 2004; 12,516,841 shares issued in 2005 and 2004;
      9,848,888 and 9,804,009 shares outstanding in 2005 and 2004        2,504          2,504
  Additional paid-in capital                                            70,377         70,398
  Accumulated other comprehensive income (loss)                        (10,339)        (4,667)
  Retained earnings (including $112,102 and $108,341 of
      undistributed earnings of subsidiaries at December 31,
      2005 and 2004)                                                    42,485         42,650
  Common treasury stock, at cost, 364,354 and 409,233
      shares in 2005 and 2004**                                         (1,396)        (1,782)
                                                                     ---------      ---------
  Total shareholders' equity                                           103,631        109,103
                                                                     ---------      ---------

  Total liabilities and shareholders' equity                         $ 121,539      $ 129,343
                                                                     =========      =========

*    Eliminated in consolidation in 2005 and 2004.

** Excludes $21.6 million and $21.6 million of FIC stock owned by subsidiaries at December 31, 2005 and 2004.

                FINANCIAL INDUSTRIES CORPORATION (PARENT COMPANY)
           SCHEDULE II - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                      STATEMENTS OF OPERATIONS (UNAUDITED)


                                                                    Year Ended December 31,
                                                              ------------------------------------
                                                                2005         2004          2003
                                                              ---------    ---------     ---------
                                                                        (In thousands)
Income                                                        $      54    $       8     $     176
                                                              ---------    ---------     ---------
Expenses:
    Operating expenses                                            2,720        2,650         4,456
    Interest expense                                              1,260          990           733
                                                              ---------    ---------     ---------
Total expenses                                                    3,980        3,640         5,189
                                                              ---------    ---------     ---------

Loss from operations                                             (3,926)      (3,632)       (5,013)

Equity in undistributed earnings (loss) from subsidiaries         3,761      (10,706)      (18,570)
                                                              ---------    ---------     ---------

Net loss                                                      $    (165)   $ (14,338)    $ (23,583)
                                                              =========    =========     =========

                FINANCIAL INDUSTRIES CORPORATION (PARENT COMPANY)
           SCHEDULE II - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                      STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                             Year Ended December 31,
                                                                               ------------------------------------------------
                                                                                   2005              2004              2003
                                                                               ------------      ------------      ------------
                                                                                                (In thousands)
  Cash flows from operating activities:
      Net loss                                                                 $       (165)     $    (14,338)     $    (23,583)
      Adjustments to reconcile net loss to net cash (used in)
         provided by operating activities:
      Decrease (increase) in accounts receivables                                      (713)              367               (81)
      Decrease in investment in subsidiaries*                                           460            13,508            26,643
      Decrease (increase) in other assets                                              (319)              224              (765)
      Increase (decrease) in intercompany receivables/payables *                      2,274              (515)          (21,171)
      Increase (decrease) in other liabilities                                       (2,332)               41               387
      Other                                                                            --                --                  25
                                                                               ------------      ------------      ------------
  Net cash provided by (used in) operating activities                                  (795)             (713)          (18,545)
                                                                               ------------      ------------      ------------

  Cash flows from investing activities:
      Decrease (increase) in short-term investments                                     707              (707)
                                                                               ------------      ------------      ------------
  Net cash provided by (used in) investing activities                                   707              (707)             --
                                                                               ------------      ------------      ------------

  Cash flows from financing activities:
      Principal repayments on subordinated notes payable to Investors Life             --                (200)             (802)
      Proceeds from bank borrowings                                                    --                --              15,000
      Cash dividend to shareholders                                                    --                --                --
      Issuance of treasury stock                                                        365                91             2,713
      Issuance of capital stock                                                        --                --               2,946
                                                                               ------------      ------------      ------------
      Net cash provided by (used in) financing activities                               365              (109)           19,857
                                                                               ------------      ------------      ------------

      Net increase (decrease) in cash                                                   277            (1,529)            1,312

      Cash and cash equivalents, beginning of year                                      167             1,696               384
                                                                               ------------      ------------      ------------

      Cash and cash equivalents, end of year                                   $        444      $        167      $      1,696
                                                                               ============      ============      ============



*    Eliminated in consolidation

                FINANCIAL INDUSTRIES CORPORATION AND SUBSIDIARIES
         SCHEDULE III - SUPPLEMENTARY INSURANCE INFORMATION (UNAUDITED)


                                    Year Ended December 31, 2005, 2004, and 2003
                     -----------------------------------------------------------------------
                                        Future Policy
                     Deferred Policy  Benefits, Losses,     Other Policy
                       Acquisition     Claims and Loss       Claims and           Premium
                         Costs           Expenses (1)     Benefits Payable        Revenue
                     --------------     --------------     --------------     --------------
                                                 (In thousands)
  2005               $       50,805     $      698,151     $       11,456     $       23,101
  2004               $       50,640     $      732,265     $       12,939     $       23,283
  2003               $       54,819     $      763,125     $       13,693     $       31,057





                                    Year Ended December 31, 2005, 2004, and 2003
                     -----------------------------------------------------------------------
                                      Benefits, Claims,    Amortization of
                           Net           Losses, and       Deferred Policy        Other
                       Investment         Settlement         Acquisition         Operating
                         Income          Expenses (2)           Costs            Expenses
                     --------------     --------------     --------------     --------------
                                                 (In thousands)

  2005               $       31,147     $       62,554     $        9,995     $       30,120
  2004               $       30,703     $       70,666     $       10,479     $       34,176
  2003               $       35,346     $       73,228     $        9,774     $       41,492


(1)  Includes contractholder funds
(2)  Includes interest expense on contractholder funds

                FINANCIAL INDUSTRIES CORPORATION AND SUBSIDIARIES
                      SCHEDULE IV - REINSURANCE (UNAUDITED)


                                                   Year Ended December 31, 2005, 2004, and 2003
                                    -----------------------------------------------------------------------------
                                                                                                      Percentage
                                                       Ceded to         Assumed                       of Amount
                                    Gross Direct        Other          from Other        Net           Assumed
                                       Amount         Companies        Companies        Amount          to Net
                                    ------------     ------------     ------------   ------------    ------------
                                                                  (In thousands)
  2005
  Life insurance in-force           $  8,684,816     $  1,117,425     $     --       $  7,567,391            0%
  Premium:
  Life insurance                    $     25,957     $      2,913     $     --       $     23,044            0%
  Accident and health insurance     $        178     $        121     $     --       $         57            0%
  Total premium                     $     26,135     $      3,034     $     --       $     23,101            0%


  2004
  Life insurance in-force           $  9,223,922     $    854,124     $     --       $  8,369,798            0%
  Premium:
  Life insurance                    $     27,165     $      4,080     $     --       $     23,085            0%
  Accident and health insurance     $        281     $         83     $     --       $        198            0%
  Total premium                     $     27,446     $      4,163     $     --       $     23,283            0%


  2003
  Life insurance in-force           $ 10,077,749     $  1,153,916     $     --       $  8,923,833            0%
  Premium:
  Life insurance                    $     34,675     $      3,673     $     --       $     31,002            0%
  Accident and health insurance     $        396     $        341     $     --       $         55            0%
  Total premium                     $     35,071     $      4,014     $     --       $     31,057            0%
